Exhibit 4.1

GEVO, INC.,

as Issuer

AND

THE GUARANTORS NAMED ON THE SIGNATURE PAGE HEREOF,

as Guarantors

AND

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Trustee and as Collateral Trustee

Indenture

Dated as of June 20, 2017

12.0% Convertible Senior Secured Notes due 2020

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INDENTURE, dated as of June 20, 2017, is among Gevo, Inc., a company duly incorporated and existing under the laws of Delaware, United States of America, and having its principal executive office at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112, as Issuer (the “Issuer” or “Company”), the guarantors listed on the signature page hereof (each, a “Guarantor” and, collectively, the “Guarantors”) and Wilmington Savings Fund Society, FSB, as Trustee (in such capacity, the “Trustee”) and as Collateral Trustee (in such capacity, the “Collateral Trustee”).

RECITALS OF THE COMPANY AND GUARANTORS

WHEREAS, the Company has duly authorized the creation of an issue of 12.0% Convertible Senior Secured Notes due 2020 (each a “Note” and collectively, the “Notes”) of the tenor and amount hereinafter set forth, such Notes to be secured by a perfected senior security interest in the Collateral and guaranteed by the Guarantors on the terms hereinafter set forth, and to provide therefor each of the Company and the Guarantors has duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary to make the Notes, when duly issued, executed and delivered by the Company and duly authenticated by the Trustee, the valid and legally binding obligations of the Company, and to make this Indenture and the Security Documents valid and legally binding agreements of the Company and the Guarantors, in accordance with the terms thereof, have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, by the parties thereto and for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Definitions

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article 1 have the meanings assigned to them in this Article and include the plural as well as the singular;

(ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

“2012 Indenture” means that certain Indenture, dated as of July 5, 2012, between the Company and Wells Fargo Bank, National Association, as trustee and that certain First Supplemental Indenture, dated as of July 5, 2012, to the Indenture dated as of July 5, 2012, by and among the Company and Wells Fargo Bank, National Association, as trustee, in each case, as in effect on July 5, 2012.

“2013 Warrant Agreement” means the Common Stock Unit Warrant Agreement, dated December 16, 2013, by and between the Company and American Stock Transfer & Trust Company, LLC, acting as warrant agent, as amended, restated, replaced, extended, refinanced, supplemented or otherwise modified from time to time in accordance with Section 4.39(c) of this Indenture.

“2013 Warrant Issuance Date” means the first date on which a 2013 Warrant was issued.

“2013 Warrants” means the warrants issued by the Company from time to time pursuant to the 2013 Warrant Agreement and all other documents, instruments and agreements evidencing or governing such warrants or providing for any other right in respect thereof, each as amended, modified, supplemented or restated from time to time in accordance with the 2013 Warrant Agreement and Section 4.39(c) of this Indenture.

“2014 Warrant Agreement” means the Common Stock Unit Warrant Agreement, dated on or about August 5, 2014, by and between the Company and American Stock Transfer & Trust Company, LLC, acting as warrant agent, as amended, restated, replaced, extended, refinanced, supplemented or otherwise modified from time to time in accordance with Section 4.39(c) of this Indenture.

“2014 Warrant Issuance Date” means the first date on which a 2014 Warrant was issued.

“2014 Warrants” means the warrants issued by the Company from time to time pursuant to the 2014 Warrant Agreement and all other documents, instruments and agreements evidencing or governing such warrants or providing for any other right in respect thereof, each as amended, modified, supplemented or restated from time to time in accordance with the 2014 Warrant Agreement and Section 4.39(c) of this Indenture.

“2015 4Q Pre-Funded Warrant Agreements” means the Pre-Funded Series E Warrants to Purchase Common Stock issued by the Company to the registered holders thereof or their permitted assigns, as amended, restated, replaced, extended, refinanced, supplemented or otherwise modified from time to time in accordance with Section 4.39(c) of this Indenture.

“2015 4Q Pre-Funded Warrant Issuance Date” means the first date on which a 2015 4Q Pre-Funded Warrant was issued.

“2015 4Q Pre-Funded Warrants” means the Series E Warrants issued by the Company from time to time pursuant to the 2015 4Q Pre-Funded Warrant Agreements, each as amended, modified, supplemented or restated from time to time in accordance with the 2015 4Q Pre-Funded Warrant Agreements and Section 4.39(c) of this Indenture.

“2015 4Q Warrant Agreements” means the Series D Warrants to Purchase Common Stock issued by the Company to the registered holders thereof or their permitted assigns, as amended, restated, replaced, extended, refinanced, supplemented or otherwise modified from time to time in accordance with Section 4.39(c) of this Indenture.

“2015 4Q Warrants” means the Series D Warrants issued by the Company from time to time pursuant to the 2015 4Q Warrant Agreements, each as amended, modified, supplemented or restated from time to time in accordance with the 2015 4Q Warrant Agreements and Section 4.39(c) of this Indenture.

“2015 Additional Warrant Agreement” means the 2015 Common Stock Unit Series C Warrant Agreement, dated as of May 19, 2015, by and between Company and American Stock Transfer & Trust Company, LLC as amended, restated, replaced, extended, refinanced, supplemented or otherwise modified from time to time in accordance with Section 4.39(c) of this Indenture.

“2015 Additional Warrant Issuance Date” means the first date on which a 2015 Additional Warrant was issued.

“2015 Additional Warrants” means the warrants issued by the Company from time to time pursuant to the 2015 Additional Warrant Agreement, each as amended, modified, supplemented or restated from time to time in accordance with the 2015 Additional Warrant Agreement and Section 4.39(c) of this Indenture.

“2015 Series A Warrant Agreement” means the 2015 Common Stock Unit Series A Warrant Agreement, dated as of August 5, 2014, by and between Company and American Stock Transfer & Trust Company, LLC, as amended, restated, replaced, extended, refinanced, supplemented or otherwise modified from time to time in accordance with Section 4.39(c) of this Indenture.

“2015 Series A Warrant Issuance Date” means the first date on which a 2015 Series A Warrant was issued.

“2015 Series A Warrants” means the 2015 Common Stock Unit Series A Warrants issued by the Company from time to time pursuant to the 2015 Series A Warrant Agreement and all other documents, instruments and agreements evidencing or governing such warrants or providing for any other right in respect thereof, each as amended, modified, supplemented or restated from time to time in accordance with the 2015 Series A Warrant Agreement and Section 4.39(c) of this Indenture.

“2015 Series B Warrant Agreement” means the 2015 Common Stock Unit Series B Warrant Agreement, dated as of August 5, 2014, by and between the Company and American Stock Transfer & Trust Company, LLC, as amended, restated, replaced, extended, refinanced, supplemented or otherwise modified from time to time in accordance with Section 4.39(c) of this Indenture.

“2015 Series B Warrant Issuance Date” means the first date on which a 2015 Series B Warrant was issued.

“2015 Series B Warrants” means the 2015 Common Stock Unit Series B Warrants issued by the Company from time to time pursuant to the 2015 Series B Warrant Agreement and all other documents, instruments and agreements evidencing or governing such warrants or providing for any other right in respect thereof, each as amended, modified, supplemented or restated from time to time in accordance with the 2015 Series B Warrant Agreement and Section 4.39(c) of this Indenture.

“2016 1Q Warrant Agreements” means the Series F Warrant to Purchase Common Stock, Pre-Funded Series G Warrant to Purchase Common Stock and Series H Warrant to Purchase Common Stock issued by the Company to the registered holders thereof or their permitted assigns, as amended, restated, replaced, extended, refinanced, supplemented or otherwise modified from time to time in accordance with Section 4.39(c) of this Indenture.

“2016 1Q Warrant Issuance Date” means the first date on which a 2016 1Q Warrant was issued.

“2016 1Q Warrants” means the Series F Warrants, the Pre-Funded Series G Warrants and/or the Series H Warrants issued by the Company from time to time pursuant to any 2016 1Q Warrant Agreement, each as amended, modified, supplemented or restated from time to time in accordance with the 2016 1Q Warrant Agreements and Section 4.39(c) of this Indenture.

“2016 Post 1Q Warrant Agreements” means the Series I Warrant to Purchase Common Stock, Pre-Funded Series J Warrant to Purchase Common Stock issued by the Company to the registered holders thereof or their permitted assigns, as amended, restated, replaced, extended, refinanced, supplemented or otherwise modified from time to time in accordance with Section 4.39(c) of this Indenture.

“2016 Post 1Q Warrant Issuance Date” means the first date on which a 2016 Post 1Q Warrant was issued.

“2016 Post 1Q Warrants” means the Series I Warrants and/or the Pre-Funded Series J Warrants issued by the Company from time to time pursuant to any 2016 Post 1Q Warrant Agreement, each as amended, modified, supplemented or restated from time to time in accordance with the 2016 Post 1Q Warrant Agreements and Section 4.39(c) of this Indenture.

“2017 1Q Warrant Agreements” means the Series K Warrant to Purchase Common Stock, the Pre-Funded Series L Warrant to Purchase Common Stock and the Series M Warrant to Purchase Common Stock issued by the Company to the registered holders thereof or their permitted assigns, as amended, restated, replaced, extended, refinanced, supplemented or otherwise modified from time to time in accordance with Section 4.39(c) of this Indenture.

“2017 1Q Warrant Issuance Date” means the first date on which a 2017 1Q Warrant was issued.

“2017 1Q Warrants” means the Series K Warrants, the Pre-Funded Series L Warrants and/or the Series M Warrants issued by the Company from time to time pursuant to any 2017 1Q Warrant Agreement, each as amended, modified, supplemented or restated from time to time in accordance with the 2017 1Q Warrant Agreements and Section 4.39(c) of this Indenture.

“4.99% Ownership Limitation” has the meaning specified in Section 7.01(f).

“9.99% Ownership Limitation” has the meaning specified in Section 7.01(f).

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of Collateral Trustee for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than certain of the Permitted Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Acquisition” means the purchase by any Credit Party of any business, including the purchase of all or substantially all the associated assets or operations or of stock (or other ownership interests) of a Person (other than of a wholly-owned Subsidiary of any Credit Party).

“Additional Interest” means all amounts, if any, payable pursuant to Section 9.03 hereof. Unless the context otherwise requires, all references in this Indenture or the Notes to interest include Additional Interest, if any. Any express reference to Additional Interest in this Indenture or the Notes shall not be construed as excluding Additional Interest in any other text where no such express reference is made.

“Additional Notes” means the Option Notes and any PIK Notes issued in respect of PIK Interest, in each case, issued under this Indenture in accordance with Section 3.01 hereof, with the same terms as the Initial Notes.

“Additional Shares” has the meaning specified in Section 7.14(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such Person or any Subsidiary of such Person; provided, however that no Holder shall be deemed to be an Affiliate of any Credit Party or its Subsidiaries solely by virtue of its (or an Affiliates of its) ownership of Equity Interests in the Company.

“Affiliated Parties” means a Holder’s Affiliates and any other persons or entities whose Beneficial Ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder or any of its Affiliated Parties is a member)).

“Agent Members” has the meaning specified in Section 3.06(b).

“Agri-Energy” means Agri-Energy, LLC.

“Anti-Terrorism Law” means any requirement of law related to terrorism financing or money-laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“Patriot Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Conversion Rate” means the Conversion Rate in effect at any given time.

“Applicable Law” except as the context may otherwise require, means all Applicable Laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depository for such Note, in each case to the extent applicable to such transfer or transaction and as in effect from time to time.

“Approved Stock Plan” means any employee benefit plan which has been approved by a majority of the disinterested members of the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

“Bankruptcy Code” means Chapter 11 of title 11 of the United States Code.

“Beneficial Ownership” has the meaning specified in Section 7.01(g).

“Board of Directors” means, with respect to a corporation, either the board of directors of the corporation or any duly authorized committee of that board, and with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary or the General Counsel of such Person to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Butamax License Agreement” means that certain Patent Cross-License Agreement, dated August 22, 2015, by and between the Company and Butamax Advanced Biofuels LLC.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and, with respect to partnerships or limited liability companies, partnership interests (whether general or limited) or membership interests, as the case may be, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Casualty Event” means any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Credit Party. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Clause A Distribution” has the meaning specified in Section 7.04(c).

“Clause B Distribution” has the meaning specified in Section 7.04(c).

“Clause C Distribution” has the meaning specified in Section 7.04(c).

“Close of Business” means 5:00 p.m., New York City time.

“Closing Date” means June 20, 2017.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute and the rules and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by a Credit Party in or upon which a Lien is granted by such Person in favor of the Collateral Trustee, for the benefit of the Secured Parties, under any of the Equity Documents and/or Security Documents including without limitation, all “Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages and the Security Agreement, as applicable) or similar terms used in the Security Documents, provided that, in each case, Collateral shall not include Excluded Property.

“Collateral Trustee” means the Person named as the “Collateral Trustee” in the first paragraph of this Indenture until a successor Collateral Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Collateral Trustee” shall mean such successor Collateral Trustee.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act.

“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company as they exist on the date of this Indenture, subject to the provisions of Section 7.05.

“Company” means the Person named as the “Company” in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Company Conversion Date” has the meaning specified in Section 7.07(a).

“Company Conversion Notice Date” has the meaning specified in Section 7.07(a).

“Company Order” means a written request or order signed in the name of the Company (a) by its Chief Executive Officer, its President, or its Chief Financial Officer or any of its Vice Presidents, and (b) by its Treasurer, any Assistant Treasurer, its Secretary, any Assistant Secretary or any of its Vice Presidents, and delivered to the Trustee.

“Confidential Information” has the meaning assigned such term in Section 16.18.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “Controlling” and “Controlled” and “under Common Control” shall have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

“Conversion Agent” means the Trustee or such other office or agency designated by the Company where Notes may be presented for conversion.

“Conversion Date” has the meaning specified in Section 7.02(b).

“Conversion Event” has the meaning specified in Section 7.07(a).

“Conversion Event Company Notice” has the meaning specified in Section 7.07(a).

“Conversion Event Make-Whole Payment” has the meaning specified in Section 7.07(a).

“Conversion Notice” shall have the meaning specified in Section 7.02(b).

“Conversion Price” means, per share of Common Stock, $1 divided by the Applicable Conversion Rate.

“Conversion Rate” means initially 1.3589 shares of Common Stock per $1 Principal Amount of Notes, subject to adjustment as set forth herein.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for any Common Stock.

“Corporate Trust Office” means the office of the Trustee that administers this Indenture, which office is, at the date as of which this Indenture is dated, located at 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801, Attention: Corporate Trust – Gevo 12.0% Convertible Senior Secured Notes, or such other address in the United States as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office in the United States of any successor Trustee (or such other address in the United States as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Party” means the Company and each Guarantor.

“Custodian” means Wilmington Savings Fund Society, FSB, as custodian with respect to any Global Notes, or any successor entity.

“Debt Issuance” means the incurrence by any Credit Party of any Indebtedness after the date hereof (other than as permitted by Section 4.30 of this Indenture).

“Debtor Relief Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Deliverables Notice” shall mean a notice from the Requisite Holders to the Trustee specifying that such notice is a “Deliverables Notice” and instructing the Trustee to request from the Company the notices, statements, reports, letters, responses, summons, demands, citations and other items which are deliverable by the Company under Section 4.07(c), Sections 4.11(d) through (l), Section 4.11(p) and Section 4.23 of this Indenture upon request of the Trustee.

“Deposit Account” shall have the meaning given to such term in the UCC (or any successor statute), as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any Lien in any of the Collateral, the UCC (or any successor statute) of such other state.

“Depository” means DTC until a successor Depository shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Depository” shall mean such successor Depository.

“Designation” has the meaning specified in Section 4.47(a).

“Disposition” means any sale, lease, license, transfer, assignment, conveyance, Sale Leaseback Transaction or other disposition of any Property.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) requires the scheduled payments or dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Stated Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations. The foregoing to the contrary notwithstanding, “Disqualified Equity Interests” shall not include the Prior Warrants solely as a result of the Black Scholes Value payments required in connection therewith.

“Distributed Property” has the meaning specified in Section 7.04(c).

“Dividend” means, with respect to any Person, a dividend or return on equity capital to the holders of its Equity Interests or any other distribution, payment or delivery of property or cash to the holders of its Equity Interests as such, or any redemption, retirement, purchase or other acquisition, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans.

“Domestic Subsidiary” means any Subsidiary of the Company or any other Credit Party organized under the laws of the United States of America, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Embargoed Person” has the meaning assigned such term in Section 4.44.

“Enforcement Action” means any action or decision taken in connection with the exercise of remedial rights of the Holders of the Notes and the Trustee and/or Collateral Trustee, representing the interests of the Holders of the Notes (including in respect of the Collateral pursuant to the Security Documents) following the occurrence and during the continuation of an Event of Default.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) and shall include, without limitation, soil, soil gas, sediment, fish, wildlife, biota and all other natural resources.

“Environmental Indemnity Agreement” shall mean that certain environmental indemnity agreement dated as of June 20, 2017 by and between the Collateral Trustee, for the benefit of the Secured Parties, and the Credit Parties.

“Environmental Law” means, all Legal Requirements relating to Hazardous Substances, pollution, restoration or protection of the environment or the health and safety of employees as it related to Hazardous Substances, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, in effect as of the date hereof, including any judicial or administrative interpretation thereof.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization issued under Environmental Laws by any Governmental Authority.

“Equipment” has the meaning assigned to such term in the UCC.

“Equity Documents” means (i) the Purchase Agreement, (ii) the Registration Rights Agreement, (iii) this Indenture, (iv) the Notes, (v) the Subsidiary Guarantees, (vi) the Environmental Indemnity Agreement and (vii) the Security Documents.

“Equity Financing” means a transaction in which the Company issues or sells or otherwise distributes, or enters into an agreement to issue or sell or otherwise distribute, or is otherwise deemed to have issued, sold or otherwise distributed, any Common Stock, Options, Convertible Securities, Purchase Rights or any other instrument that derives its value in whole or part based upon the value of the Company’s Common Stock, or exchanges debt or other securities of the Company for Common Stock, in each case other than Excluded Securities.

“Equity Financing Notice” has the meaning specified in Section 7.14(b).

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests, limited liability company interests, and membership interests, whether outstanding on, or issued after, the Closing Date, and any and all warrants, rights or options to purchase or other arrangement or rights to acquire any of the foregoing; provided, however, that “Equity Interest” shall not include the Notes or any other debt securities that are convertible or exchangeable (by the terms set forth in the instruments and/or agreements evidencing such Indebtedness) into any Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Event of Default” has the meaning specified in Section 9.01.

“Ex-Dividend Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the shares of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Excess Shares” has the meaning specified in Section 7.01(h).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Property” has the meaning specified in the Security Agreement.

“Excluded Securities” means any shares of Common Stock issued or issuable, or deemed issued or issuable: (i) in connection with any Approved Stock Plan or (ii) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Closing Date; provided, that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Closing Date.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Holder or required to be withheld or deducted from a payment to a Holder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Holder being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Holder with respect to an applicable interest in the Notes pursuant to a law in effect on the date on which such Holder acquires such Notes except to the extent that such Holder’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts with respect to such withholding Tax pursuant to Section 6.01, (c) Taxes attributable to such Holder’s failure to comply with Section 6.05 or Section 6.07, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned such term in Section 4.44.

“Expiration Date” has the meaning specified in Section 7.04(e).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the Code, and (c) any intergovernmental agreement or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement entered into in connection therewith.

“FC Stone” means FCStone Merchant Services, LLC.

“FC Stone Agreements” means, collectively, the FC Stone Guaranty, the FC Stone Lease Agreement, the FC Stone Origination Agreement, and the FC Stone Subordination Agreement.

“FC Stone Guaranty” means that certain Guaranty, dated June 1, 2015, by the Company in favor of FC Stone, as in effect on such date, pursuant to which the Company guarantees the obligations of Agri-Energy under the FC Stone Origination Agreement.

“FC Stone Lease Agreement” means that certain Grain Bin Lease Agreement, dated June 1, 2015 by and between FC Stone and Agri-Energy, as in effect on such date.

“FC Stone Leased Bins” means the storage bins situated on the Property of Agri-Energy located at 502 South Walnut Ave., Luverne, MN 56156 for the storage of Subject Feedstock.

“FC Stone Origination Agreement” means that certain Price Risk Management Origination and Merchandising Agreement, dated June 1, 2015, by and between FC Stone and Agri-Energy, as in effect on such date.

“FC Stone Subordination Agreement” means that certain letter agreement, dated as of June 20, 2017, by and between the Collateral Trustee, the Company and FC Stone pursuant to which the Collateral Trustee agrees, at the instruction of the requisite percentage of Holders, to subordinate its Lien on the Subject Feedstock to the Liens of FC Stone on the Subject Feedstock solely to secure the obligations of Agri-Energy to FC Stone under the FC Stone Origination Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“First Issue Date” means the date the Initial Notes are originally issued under this Indenture pursuant to the Purchase Agreement.

“Foreign Subsidiary” means any Subsidiary of a Credit Party that is not a Domestic Subsidiary and any Subsidiary of any Foreign Subsidiary.

“Free Transferability Certificate” has the meaning specified in Section 3.08(b)(i).

“Fundamental Change” means the occurrence of any of the following events at any time after the Notes are originally issued:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, the Company’s Subsidiaries or the Company’s or the Company’s Subsidiaries’ employee benefit plans become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of all outstanding classes of the Company’s common equity entitled to vote generally in the election of the Company’s directors;

(2) consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger involving the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, to any Person other than one or more of the Credit Parties; provided, however, that a share exchange, consolidation or merger transaction described in clause (B) above in which the holders of more than 50% of all shares of common equity entitled to vote generally in the election of the Company’s directors immediately prior to such transaction own, directly or indirectly, more than 50% of all shares of common equity entitled to vote generally in the election of the directors of the continuing or surviving entity or the parent entity thereof immediately after such transaction by reason of such holders owning stock in the Company immediately prior to such transaction shall not be a Fundamental Change;

(3) the Company’s shareholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(4) the Common Stock (or other Capital Stock into which the Notes are then convertible pursuant to the terms of this Indenture) ceases to be listed on any of The New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

“Fundamental Change Company Notice” has the meaning specified in Section 8.01(b).

“Fundamental Change Make-Whole Payment” has the meaning specified in Section 8.01(a).

“Fundamental Change Offer” has the meaning specified in Section 8.01(b).

“Fundamental Change Purchase Date” has the meaning specified in Section 8.01(a).

“Fundamental Change Purchase Notice” has the meaning specified in Section 8.01(a)(i).

“Fundamental Change Purchase Price” has the meaning specified in Section 8.01(a). For the avoidance of doubt, the Fundamental Change Purchase Price shall include the Fundamental Change Make-Whole Payment as a component thereof.

“GAAP” means accounting principles generally accepted in the United States of America recognized as such by the Financial Accounting Standards Board (FASB) (or generally recognized successor) consistently applied and maintained throughout the period indicated and consistent with Applicable Laws, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing (except that the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP, including, without limitation, resulting from the implementation of the upcoming replacement of Accounting Standards Codification Topic 840, Leases, by the issuance of Accounting Standards Update 2016-02 — Leases (Topic 842), issued by the FASB February 2016 and effective for fiscal periods beginning after December 15, 2018), applied on a basis consistent with the requirements of Section 1.05 herein. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or generally recognized successor) in order for such principle or practice to continue as a generally accepted principle or practice, all financial reports or statements required hereunder or in connection herewith may be prepared in connection with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only if the Company and the Requisite Holders agree to do so. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP or International Financial Reporting Standards (IFRS), as applicable.

“Global Note” means a Note in global form registered in the Register in the name of a Depository or a nominee thereof.

“Global Note Legend” has the meaning specified in Exhibit B hereto.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

The term “guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). When used as a verb, “guarantee” has a correlative meaning.

“Guaranteed Obligations” shall have the meaning specified in Section 15.01(b).

“Guarantors” means each of (a) the Restricted Subsidiaries of the Company executing this Indenture as initial Guarantors, (b) any other Restricted Subsidiary of the Company that executes a supplement to this Indenture in accordance with Section 4.41 or Section 15.01 hereof and (c) the respective successors and assigns of such Restricted Subsidiaries solely to the extent that such successors and assigns are required to be Guarantors hereunder.

“Hazardous Substance” means any substances, materials, or wastes identified or regulated as “hazardous,” “toxic,” or “dangerous” pursuant to any Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products (including crude oil or any faction thereof), radionuclides, radioactive materials, and medical and infectious waste.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, puts, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means a Person in whose name a Note is registered in the Register.

“Hydro-Carbon Investment” shall mean the following Investments:

(i) Investments of cash or otherwise, in each case, made from the Non-Recourse Investment Assets;

(ii) dispositions and/or exclusive licenses of Intellectual Property by Credit Parties to Hydro-Carbon Subsidiary, in each case, which Intellectual Property is listed on Exhibit C to Schedule 1 of the Indenture and is not necessary to the manufacture or production of isobutanol;

(iii) assignment to the Hydro-Carbon Subsidiary of all of the Credit Parties’ rights and obligations under that certain Pilot Plant Processing Agreement dated as of July 22, 2011, by and between the Company and South Hampton Resources, Inc. (as amended by that certain First Amendment to Pilot Plant Processing Agreement, effective date as of March 1, 2013, by and between the Company and South Hampton Resources, Inc.) provided that, in each case, after giving effect to such assignment, the parties thereto shall have no recourse to the Credit Parties under such contracts;

(iv) the equipment listed on Exhibit A to Schedule 1 of the Indenture;

(v) the contracts listed on Exhibit B to Schedule 1 of the Indenture;

(vi) additional goods with a value not to exceed $100,000;

(vii) the contribution of certain employees by Credit Parties to Hydro-Carbon Subsidiary provided that such employees shall become employees of and shall be paid exclusively by Hydro-Carbon Subsidiary immediately after such contribution; and

(viii) assignment to the Hydro-Carbon Subsidiary of all of the Credit Parties’ rights and obligations under that certain (x) Offtake Agreement dated as of June 1, 2012 by and between the Company and Toray Industries, Inc., as amended by that certain Offtake Agreement Amendment Number 1, dated July 25, 2013, and that certain Offtake Agreement Amendment Number 2, dated as of March 31, 2014 and (y) Project Agreement, effective October 16, 2015, by and between the Company and Clariant Corporation, provided that, in each case, after giving effect to such assignment, the parties thereto shall have no recourse to the Credit Parties under such contracts.

“Hydro-Carbon Subsidiary” means a Subsidiary of any Credit Party, into which the Hydro-Carbon Investment is made.

“Indebtedness” for any Person means without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable and royalty payments in regards to non-exclusive licenses of Intellectual Property in the ordinary course of business); (d) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases (but excluding, for the avoidance of doubt, operating leases); (e) obligations of such Person under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (f) obligations of such Person under any Hedge Contract; (g) obligations of such Person owing in respect of Disqualified Equity Interests; (h) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; (i) guarantees of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above secured by any Lien on or in respect of any Property of such Person; and (j) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, (ii) the amount of any Indebtedness represented by a guaranty which is limited, shall be valued at the limited amount of such obligations and (iii) the amount of any Indebtedness represented by a guaranty which is non-recourse to a Person or for which recourse is limited to an identified asset, shall be valued at the fair market value of such asset to which there is recourse under such guaranty. For the avoidance of doubt, the obligation of the Company to make royalty payments pursuant to the Butamax License shall not constitute “Indebtedness”.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture.

“Indenture Documents” means the Indenture, the Notes, the Security Documents, the Environmental Indemnity Agreement and each other agreement, instrument, or document executed by any Credit Party, any Subsidiary of any Credit Party or any of their officers at any time in connection with the Indenture or the Notes.

“Inducement Cash Fee” means the payment of certain inducement fees in the form of cash payments by the Company to holders of the Prior Warrants, and/or other warrants from time to time issued by the Company to induce such holders to exercise their rights under such warrants, provided that such (x) fees are paid solely out of the proceeds received by the Company in connection with the exercise of such warrants at their applicable stated exercise prices and (y) such warrants are permitted to be issued under the Indenture.

“Initial Notes” has the meaning specified in Section 3.01(a).

“Initial Purchasers” means the entities who are the Purchaser(s) party to the Purchase Agreement on the date on which the Purchase Agreement is executed, together with their Affiliates.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by any Credit Party which is an owner of Property subject to a Mortgage with respect to the applicable Property pursuant to Section 4.05 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Credit Party and applicable to the Property subject to a Mortgage or any use or condition thereof.

“Intellectual Property” means with respect to any Person, all of such Person’s rights, title and interest in and to all copyrights, patents and trademarks, including, without limitation, all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, service mark applications, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world (but, for purposes of a Person granting Liens therein, excluding intent-to-use trademark applications unless and until a statement of use or amendment to allege use is filed and accepted by the U.S. Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of a Credit Party in such trademarks is no longer on an “intent-to-use” basis, at which time such trademarks shall automatically and without further action by the parties be subject to the security interest granted by such Credit Party to the Collateral Trustee (or any successor entity thereof); copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Payment Date” means each March 31, June 30, September 30, and December 31 of each year.

“Investments” has the meaning assigned to such term in Section 4.35 hereof.

“Issue Date” means, with respect to any Note, the first date such Note is originally issued under this Indenture.

“Issuer” means the Person named as the “Issuer” in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Last Reported Sale Price” means, on any Trading Day, the closing sale price per share of Common Stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and/or the average ask prices) of the Common Stock on that Trading Day as reported in composite transactions for the principal

United States national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant Trading Day, the “Last Reported Sale Price” will be the last quoted bid price per share of Common Stock in the over-the-counter market on the relevant Trading Day as reported by OTC Markets Group Inc. or a similar organization selected by the Company. If the Common Stock is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and ask prices per share of Common Stock on the relevant date from a nationally recognized independent investment banking firm selected by the Company for this purpose.

“Legal Holiday” is a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York or banking institutions in the State of Delaware are authorized or required by law or executive order to close or be closed.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing, including any official policy or guidance) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, which is applicable to such Person.

“Lien” means any recorded or unrecorded, express or implied, written or oral mortgage, lien (statutory or otherwise), pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

(b)	negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Holder (or any Affiliate of any Holder) or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure any Credit Party’s ordinary course of business bonding requirements, or any other bank or trust company which has primary capital of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Holder (or any Affiliate of any Holder) or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A 1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P 1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the applicable Credit Party with the consent of the Requisite Holders;

(c)	deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above; and

(d)	repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc.

“Make-Whole Payment” means any of the Conversion Event Make-Whole Payment, the Voluntary Conversion Make-Whole Payment or the Fundamental Change Make-Whole Payment, as applicable or as the context requires. Any Make-Whole Payment will be calculated by the Company and certified in an Officers’ Certificate delivered to the Trustee.

“Master Agreement” has the meaning set forth in the definition of Hedge Contract.

“Material Adverse Change” means (a) a material adverse change in the business, assets, financial condition or operations of the Credit Parties, taken as a whole, (b) a material adverse effect on any Credit Party’s ability, as a whole, to perform its obligations under this Indenture or any other Equity Document, or (c) a material adverse change on the validity or enforceability of this Indenture or any of the other material Equity Documents.

“Maturity Date” means March 15, 2020.

“Merger Event” has the meaning specified in Section 7.05.

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more of the Credit Parties in favor of the Collateral Trustee for the benefit of the Secured Parties, as they may be amended, restated, supplemented or otherwise modified from time to time, together with any assumptions or assignments thereof, and “Mortgages” shall mean all of such mortgages or deeds of trust collectively.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) and Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA.

“Net Cash Proceeds” means

(a)

with respect to any Disposition (other than any issuance or sale of Equity Interests), the cash proceeds received by any Credit Party (including cash proceeds subsequently received (as and when received by such Credit Party) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Company’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Disposition or any other liabilities retained by any Credit Party associated with the properties sold in such Disposition and, subject to the provisions of the Security Agreement, held in an account subject to the Collateral Trustee’s (or any successor entity thereof) control for the benefit of the Secured Parties hereunder (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall automatically constitute Net Cash Proceeds); (iii) Company’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within two (2) years of such Disposition and, subject to the provisions of the Security Agreement, held in an account subject to the Collateral Trustee’s (or any successor entity thereof) control for the benefit of the Secured Parties hereunder (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within two (2) years of such Disposition and, subject to the provisions of the Security Agreement, placed in an account subject to the Collateral Trustee’s (or any successor entity thereof) control for the benefit of the Secured Parties hereunder, such cash proceeds shall automatically constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties sold in such Disposition (so long as such Lien was permitted to encumber such properties under the Indenture Documents at the time of such sale and the Indebtedness secured by such Liens is permitted hereunder) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)	with respect to any Debt Issuance by any Credit Party, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith;

(c)	with respect to any Casualty Event, the insurance proceeds, condemnation awards and other compensation received in cash in respect thereof, net of (i) all reasonable costs and expenses incurred in connection with the collection of such proceeds and the reasonable cost of putting any real property in a safe and secure condition, awards or other compensation in respect of such Casualty Event and (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties subject to such Casualty Event (so long as such Lien was permitted to encumber such properties under the Indenture Documents at the time of such sale and the Indebtedness secured by such Liens is permitted hereunder) and which is repaid with such proceeds (other than any such Indebtedness incurred in connection with such Casualty Event); and

(d)	for the purposes of determining the amount of Non-Recourse Investment Assets only, with respect to any issuance of Indebtedness by any Credit Party, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

“Net Equity Proceeds” means an amount equal to any cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Company or any of its Subsidiaries (other than pursuant to any employee, director or consultant stock or stock option compensation plan), net of reasonable underwriting discounts and commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Company’s good faith estimate of income taxes paid or payable, in each case, in connection with such contribution or issuance (for the avoidance of doubt, the proceeds of the Notes shall not constitute Net Equity Proceeds).

“New Issuance Price” the consideration per share of Common Stock issued or sold in an Equity Financing as determined pursuant to Section 7.14.

“New Warrant” means a pre-funded warrant to acquire shares of Common Stock in the form attached as Exhibit E to the Purchase Agreement.

“Non-Recourse Investment Assets” means, without duplication, all of the following:

(i) the aggregate amount of Net Equity Proceeds from any issuance of Equity Interests of the Company (other than any Equity Interests issued in connection with the issuance and/or conversion of the Notes) from and after the Closing Date,

(ii) an amount equal to the Net Cash Proceeds from Permitted Subordinated Debt from and after the Closing Date;

(iii) the Net Cash Proceeds from any Disposition of any Equity Interest or other Investment in any Unrestricted Subsidiary from and after the Closing Date;

(iv) all distributions, dividends, payments or other returns made to a Credit Party from an Unrestricted Subsidiary in respect of any Investment by such Credit Party in such Unrestricted Subsidiary from and after the Closing Date;

(v) the Net Cash Proceeds from unsecured Indebtedness permitted under Section 4.30(h) hereof; and

(vi) all other Proceeds from any other Non-Recourse Investment Assets or from any Disposition of any Equity Interest issued by any Unrestricted Subsidiary or from the Disposition of any other Investment in any Unrestricted Subsidiary from and after the Closing Date;

provided that, in the case of subclauses (i) through (vi) (but with respect to clause (iv), other than any such assets that are not cash or cash equivalents) of this definition, to the extent such assets consist of cash or cash equivalents, in order to constitute Non-Recourse Investment Assets, such assets shall be required to be maintained in a Collateral Account, segregated from all other Property that is not Non-Recourse Investment Assets, until applied, invested, or otherwise disposed of as Non-Recourse Investment Assets in accordance with the terms of this Indenture.

“Non-U.S. Holder” has the meaning specified in Section 6.05.

“Notes” has the meaning specified in the first paragraph of the Recitals, and includes any Note or Notes, as the case may be, authenticated and delivered under this Indenture, including any Global Note. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments and repurchase offers.

“Notice of Default” means written notice provided to the Company by the Trustee or to the Company and the Trustee by the Requisite Holders of a Default by the Company, which notice must specify the Default, demand that it be remedied and expressly state that such notice is a “Notice of Default.”

“Obligations” means (a) obligations of the Company and the other Credit Parties from time to time to pay (and otherwise arising under or in respect of the due and punctual payment of) (i) principal, interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) and all other obligations of the Company under the Notes issued under this Indenture (including, without limitation, any applicable Make-Whole Payment and any other premium) when and as due, whether at maturity, by acceleration, upon one or more dates set for redemption or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), of the Company and the other Credit Parties under this Indenture, the other Equity Documents and the other Indenture Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Company and the other Credit Parties under or pursuant to this Indenture, the other Equity Documents and the other Indenture Documents.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Officers’ Certificate” means a certificate signed (a) by the Chief Executive Officer, the President, the Chief Financial Officer or any of the Vice Presidents of the Company, and (b) by the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary or any of the Vice Presidents of the Company, and delivered to the Trustee and, with respect to Collateral matters, the Collateral Trustee.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means a written opinion of counsel, who may be external or in-house counsel for the Company.

“Option Notes” means Notes in an aggregate principal amount of up to $5,000,000 issued pursuant to the terms of the Purchase Agreement at one or more Option Closings (as defined in the Purchase Agreement).

“Option Value” has the meaning specified in Section 7.14(e)(iv).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Organizational Documents” means with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Holder, Taxes imposed as a result of a present or former connection between such Holder and the jurisdiction imposing such Tax (other than connections arising from such Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note, or sold or assigned an interest in any Note).

“Other List” has the meaning assigned such term in Section 4.44.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing, or similar taxes (including related interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Equity Document and/or Indenture Documents or from the execution, delivery or enforcement of, or otherwise with respect to, any Equity Document and/or Indenture Documents, except for any such Taxes that are Other Connection Taxes or that are imposed with respect to an assignment.

“outstanding” when used with reference to Notes, shall, subject to the provisions of Section 16.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:

(i) Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;

(ii) Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent);

(iii) Notes that have been paid pursuant to Section 3.01 and Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 3.09 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in whose hands such Notes are valid obligations of the Company; and

(iv) Notes converted pursuant to Article 7 and required to be cancelled pursuant to Section 3.12.

“Paying Agent” means any Person (including the Company) authorized by the Company to pay the Principal Amount of, interest on, including PIK Interest, Additional Interest or the Fundamental Change Purchase Price of, any Notes on behalf of the Company. The Trustee shall initially be the Paying Agent at its Corporate Trust Office.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Business” has the meaning assigned such term in Section 4.38.

“Permitted Disposition” means any Disposition permitted by Section 4.32.

“Permitted Holder” shall mean (a) Whitebox Advisors LLC, any of its Affiliates or any investment fund or accounts for which Whitebox Advisors LLC or any of its Affiliates have the authority to provide any consents, approvals or directions as (or on behalf of) a Holder under this Indenture and (y) WB Gevo, Ltd. or any of its Affiliates.

“Permitted Investment” means the Investments permitted under Section 4.35.

“Permitted Liens” means the Liens permitted under Section 4.29.

“Permitted Refinancing” means, with respect to any Person, Indebtedness issued, incurred or otherwise obtained in exchange for, or to extend, renew, replace or refinance, in whole or part, any Indebtedness of such Person (solely for purposes of this definition, “Refinanced Debt”); provided that (a) such Indebtedness has a later maturity than or does not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal or extension) of the Refinanced Debt, (b) except as otherwise permitted hereunder (subject to dollar-for-dollar reduction of any applicable basket) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing and by the amount of unfunded commitments with respect thereto (provided that the limitation on principal amount of such Indebtedness shall not include any principal constituting interest paid in kind), (c) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis (unless paid at a discount), and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Permitted Refinancing, (d) such Indebtedness shall not at any time be guaranteed by any Persons other than Persons that are guarantors of the Refinanced Debt, and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Indebtedness than the terms of the guarantee of the Refinanced Debt, (e) if the Refinanced Debt is secured and such Liens are permitted under Section 4.29 hereof, the Permitted Refinancing may be secured provided that the terms and conditions relating to collateral for such Indebtedness, taken as a whole, shall be no more favorable to the secured parties in respect of such Indebtedness than the terms and conditions with respect to the collateral for the Refinanced Debt (and the Liens on any collateral securing such Indebtedness shall have the same (or lesser) priority as the Refinanced Debt relative to the Liens on the Collateral securing the Obligations), (f) if the Refinanced Debt is subordinated in right of payment to the Obligations, such Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Holders as the subordination terms applicable to the Refinanced Debt, and (g) such Indebtedness shall have covenants, default and remedy provisions and other terms and conditions that are substantially identical to, or less favorable to the investors providing such Indebtedness than those applicable to the Refinanced Debt.

“Permitted Subordinated Debt” means Indebtedness incurred by Credit Parties; provided that (i) such Indebtedness shall be subordinated in right of payment to the payment in full of the Obligations, (ii) such Indebtedness shall be either (x) unsecured or (y) secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Obligations, (iii) if such Indebtedness is secured, the holders of such Indebtedness (or their senior representative or agent) and the Collateral Trustee shall be party to a subordination agreement reasonably satisfactory to the Requisite Holders, (iv) such Indebtedness shall not be at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Indebtedness than the terms of the Guarantee, (v) such Indebtedness shall have covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums, funding discounts or optional prepayment or redemption provisions) that are substantially identical to, or less favorable to the investors providing such Indebtedness than, those set forth in this Indenture, (vi) the maturity date of such Indebtedness shall be no earlier than the date that is ninety one (91) days after the Stated Maturity Date, and (vii) there shall be no scheduled amortization of such Indebtedness, and such Indebtedness shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change-of-control provisions that provide for the prior repayment in full of the Notes and all other Obligations), in each case prior to the date that is ninety one (91) days after the Stated Maturity Date.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Physical Notes” means permanent certificated Notes in registered form issued in minimum denominations of $1,000 Principal Amount and, if PIK Notes are issued, in minimum denominations of $1.00 Principal Amount.

“PIK Interest” means interest paid with respect to the Notes in the form of increasing the outstanding Principal Amount of the Notes or issuing PIK Notes.

“PIK Notes” means Additional Notes issued under this Indenture in connection with a PIK Payment, with the same terms as the Initial Notes, except that interest on any PIK Notes shall accrue from their date of issuance.

“PIK Payment” means an interest payment with respect to the Notes made by increasing the outstanding Principal Amount of the Notes or issuing PIK Notes, in each case by the amount of such payment.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA other than a Multiemployer Plan.

“Principal Amount” of a Note means the principal amount as set forth on the face of the Note, provided that, for purposes of this Indenture, all references to “Principal Amount” of a Note shall include any increase in the principal amount thereof in respect of PIK Interest.

“Prior Indenture” means the Indenture, dated June 6, 2014, by and among the Company, as issuer, the guarantors named therein, and Wilmington Savings Fund Society, FSB, as trustee and collateral trustee, as amended, restated, replaced, extended, refinanced, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Prior Warrant Agreements” means the 2013 Warrant Agreement, the 2014 Warrant Agreement, the 2015 4Q Pre-Funded Warrant Agreements, the 2015 4Q Warrant Agreements, the 2015 Additional Warrant Agreement, the 2015 Series A Warrant Agreement, the 2015 Series B Warrant Agreement, the 2016 1Q Warrant Agreements, the 2016 Post 1Q Warrant Agreements, and the 2017 Q1 Warrant Agreements.

“Prior Warrants” means the 2013 Warrants, the 2014 Warrants, the 2015 Series A Warrants, the 2015 Series B Warrants, the 2015 Additional Warrants, the 2015 4Q Warrants, the 2015 4Q Pre-Funded Warrants, the 2016 1Q Warrants, the 2016 Post 1Q Warrants, and the 2017 Q1 Warrants, in each case as issued, amended, supplemented or otherwise modified prior to the date hereof, in accordance with the restrictions set forth in the Prior Indenture and as amended, supplemented or otherwise modified on or following the date hereof in accordance with Section 4.39(c) of this Indenture.

“Pro Rata Share” means as to any Holder, at the relevant date of determination, the fraction (expressed as a percentage), the numerator of which is the principal amount of the Notes held by such Holder and the denominator of which is the aggregate outstanding principal amount of the Notes of all Holders.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Publicly Traded Securities” means shares of Capital Stock traded on The New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), or, with respect to a transaction that otherwise would be a Fundamental Change, which will be so traded when issued or exchanged in connection with such transaction.

“Purchase Agreement” means the Exchange and Purchase Agreement, dated April 19, 2017, entered into by the Company, the Guarantors and the purchasers party thereto in connection with, among other things, the sale or exchange of the Notes, as amended, supplemented or otherwise modified from time to time.

“Purchase Agreement Legend” means a legend substantially in the form set forth on Exhibit B.

“Purchase Rights” means rights to purchase Common Stock, warrants, securities or other property of the Company.

“Qualified Institutional Buyer” shall have the meaning specified in Rule 144A.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto and all improvements and appurtenant futures and, for the avoidance of doubt, includes buildings and fixtures.

“Real Property Approvals” means all approvals, consents, waivers, orders, agreements, acknowledgments, authorizations, permits and licenses required under applicable Legal Requirements, or under the terms of any restriction, covenant or easement affecting the Credit Parties’ Real Property, or otherwise necessary or desirable, for the ownership, acquisition, construction, equipping, use, occupancy and operation of such Real Property, whether obtained from a Governmental Authority or any other Person.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

“Reference Property” has the meaning specified in Section 7.05.

“Register” and “Registrar” have the respective meanings specified in Section 3.06.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of June 20, 2017, by and among the Company and the investors party thereto, as amended, supplemented or otherwise modified from time to time.

“Regular Record Date” means, with respect to the payment of interest on the Notes (including Additional Interest, if any), Close of Business on March 15, June 15, September 15 and December 15, as the case may be, immediately preceding the relevant Interest Payment Date; provided, however, that if Option Notes are issued on or after the first Interest Payment Date after the First Issue Date, the “Regular Record Date” with respect to the payment of interest on such Option Notes on the second Interest Payment Date after the First Issue Date means the Issue Date of such Option Notes.

“Regulation S Temporary Global Note Legend” means a legend substantially in the form set forth in Exhibit B.

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, or disposing into the Environment or as may be defined in the Environmental Laws.

“Reported Outstanding Share Number” has the meaning set forth in Section 7.01(g).

“Representative” means Whitebox Advisors LLC, in its capacity as representative of the Initial Purchasers.

“Requisite Holders” means the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (which, for the avoidance of doubt, shall include any increase in the principal amount thereof in respect of PIK Interest).

“Resale Restriction Termination Date” has the meaning specified in Section 3.08(b).

“Reset Notice” means a notice from the Representative to the Company that the Representative has elected to exercise the Reset Right with respect to an Equity Financing.

“Reset Period” has the meaning specified in Section 7.14(a).

“Reset Right” has the meaning specified in Section 7.14(a).

“Response” shall mean any response, remedial, removal, or corrective actions undertaken as required pursuant to Environmental Laws to address a Release of Hazardous Substances to the Environment.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Treasurer or General Counsel, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Note” means any Option Note or PIK Note issued in connection therewith which are required to bear the Restricted Notes Legend. For the avoidance of doubt, neither the Initial Notes (including any increase in the principal amount of such notes through the accrual of interest or otherwise pursuant to the terms of the Indenture) nor any PIK Notes issued in connection therewith shall be Restricted Notes.

“Restricted Notes Legend” means a legend substantially in the form set forth on Exhibit B.

“Restricted Payment” means, with respect to any Person, (a) (x) any direct or indirect dividend or distribution (whether in cash, securities or other Property) on account of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (y) any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person (including any swap or exchange of convertible notes for Common Stock or other Equity Interests of the Company other than on the conversion terms set forth in such convertible notes (and/or any indenture pursuant to which such convertible notes were issued) in the case of the convertible notes existing on May 9, 2014, as such terms are in effect on May 9, 2014) or (b) principal payments, interest payments or fee, premium or any other payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt (including, without limitation, Permitted Subordinated Debt) of such Person; provided that the term “Restricted Payment” shall not include (x) any dividend or distribution payable solely in Equity Interests of the Company or warrants, options or other rights to purchase such Equity Interests, or (y) any conversion or payments (including without limitation, make whole payments) on account of convertible notes in accordance with the provisions set forth in such convertible notes (and/or any indenture pursuant to which such convertible notes were issued), whether such payments are in the form of cash or Common Stock. For the avoidance of doubt, (i) unsecured debt that is not expressly subordinated in right of payment to the Obligations, does not constitute “subordinated debt” for purposes of this definition of Restricted Payment and (ii) the Indebtedness issued pursuant to the terms of the 2012 Indenture, and/or any notes governed thereby do not constitute “subordinated debt” or “Permitted Subordinated Debt” for purposes of this definition of Restricted Payment.

“Restricted Period” means the relevant forty (40) day distribution compliance period as defined in Regulation S.

“Restricted Stock” means any share of Common Stock issued upon conversion of any Option Note or the PIK Notes issued in connection therewith (including in settlement of any Make-Whole Payment on such Option Notes or PIK Notes) that, at the time of conversion of such Note, is required to bear the Restricted Stock Legend. For the avoidance of doubt, none of the shares of Common Stock issued upon conversion of the Initial Notes (including any increase in the principal amount of such notes through the accrual of interest or otherwise pursuant to the terms of the Indenture) or any PIK Notes issued in connection therewith, or in settlement of any Make-Whole Payment on such Initial Notes or PIK Notes, shall be Restricted Stock.

“Restricted Stock Legend” means a legend substantially in the form set forth in Exhibit A hereto.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary that is a Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” For the avoidance of doubt, as of the First Issue Date, all of the Company’s Subsidiaries are Restricted Subsidiaries.

“Rule 144” means Rule 144 under the Securities Act (including any successor rule thereto), as the same may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (including any successor rule thereto), as the same may be amended from time to time.

“Sale Leaseback Transaction” means any arrangement, directly or indirectly, with any person whereby any Credit Party shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SDN List” has the meaning assigned such term in Section 4.44.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means collectively, the Trustee, the Collateral Trustee and each Holder.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement dated as of the First Issue Date among the Collateral Trustee, the Company and the Guarantors, relating to the Notes and the Subsidiary Guarantees, as amended, restated supplemented and/or otherwise modified from time to time in accordance with the provisions hereof.

“Security Documents” means, collectively, (a) the Mortgages, (b) the Security Agreement, (c) each other agreement, instrument or document executed at any time in connection with the Security Agreement or the Mortgages, (d) each agreement, instrument or document executed in connection with any Deposit Account subject to the Collateral Trustee’s (or any successor entity thereof) control for the benefit of the Secured Parties hereunder, and (e) each other agreement, instrument or document executed at any time in connection with securing the Obligations, and includes any ancillary documents, instruments or agreements executed and delivered in connection with the foregoing, all as amended, restated, supplemented and/or otherwise modified from time to time in accordance with the provisions hereof.

“Significant Event of Default” means an Event of Default under Sections 9.01(a) or (j).

“Significant Subsidiary” shall have the meaning given to such term in Rule 1-02(w) of Regulation S-X under the Exchange Act as in effect on the date of this Indenture.

“Spin-Off” has the meaning specified in Section 7.04(c).

“Stated Maturity Date” means March 15, 2020.

“Subject Feedstock” means the grains stored in the FC Stone Leased Bins.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any other corporation, limited liability company, association, or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Company.

“Subsidiary Guarantee” means the joint and several guarantee pursuant to Article 15 hereof by a Guarantor of the Company’s Obligations.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the PBGC or with respect to which the notice required is waived under such regulations), (b) the withdrawal of the Company or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC.

“Trading Day” means a day during which (i) trading in securities generally occurs on the principal United States national or regional securities exchange on which the Common Stock is then listed or admitted for trading or, if the Common Stock is not then listed or admitted for trading on a United States national or regional securities exchange, on the principal other market on which the Common Stock is then traded, and (ii) a Last Reported Sale Price for the Common Stock is available on such securities exchange or market. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

“Trigger Event” has the meaning specified in Section 7.04(c).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

“Trust Officer” means any officer of the Trustee within the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Indenture and also, with respect to a particular matter, any other officer of the Trustee to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable state or jurisdiction.

“Unrestricted Subsidiary” means, as of any date of determination, (i) any Foreign Subsidiary of any Credit Party and (ii) any Subsidiary or any other Person that as of such date of determination has been designated an Unrestricted Subsidiary by the Board of Directors of the Company in accordance with Section 4.47 hereof. Notwithstanding any other provisions of this Indenture, Unrestricted Subsidiaries can only be Subsidiaries of the Company.

“U.S.” means the United States of America.

“Valuation Event” has the meaning specified in Section 7.14(e)(iv).

“Valuation Period” has the meaning set forth in Section 7.04(c).

“Vice President” means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voluntary Conversion Make-Whole Payment” has the meaning set forth in Section 7.03(f).

“Voluntary Conversion Make-Whole Payment Notice” has the meaning set forth in Section 7.03(f).

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

Section 1.02 Compliance Certificates and Opinions

Upon any application or request by the Company to the Trustee or the Collateral Trustee to take or refrain from taking any action under any provision of this Indenture, the Company shall furnish to the Trustee an Officers’ Certificate and, unless otherwise provided herein, an Opinion of Counsel.

Every Officers’ Certificate or Opinion of Counsel (in each case, in form reasonably satisfactory to the Trustee) with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Trust Indenture Act § 314(a)(4)) shall comply with the provisions of Trust Indenture Act § 314(e) and shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, such individual has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or certificates of public officials.

Section 1.03 Form of Documents Delivered to Trustee

(a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

(c) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 1.04 Acts of Holders; Record Dates

(a) Whenever in this Indenture it is provided that the Holders of a specified percentage in aggregate Principal Amount of the Notes may take action (including the making of any demand or request, the giving of any direction, notice, consent or waiver or the taking of any other action) the fact that at the time of taking any such action the Holders of such specified percentage have joined therein may be evidenced by (i) any instrument or any number of instruments of similar tenor executed by Holders in person or by an agent or proxy duly appointed in writing, (ii) the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with procedures approved by the Trustee, (iii) a combination of such instrument or instruments and any such record of such a meeting of Holders or (iv) in the case of Notes evidenced by a Global Note, any electronic transmission or other message, whether or not in written format, that complies with the Depository’s Applicable Procedures. Except as herein otherwise expressly provided, such action shall become effective when any such instrument or records are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any agent pursuance to clause (a) shall be sufficient for any purpose hereof and conclusive in favor of the Trustee and the Company if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument acknowledged to such Person the execution thereof. Where such execution is by a signer acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such Person’s authority. The fact and date of the execution of any such instrument, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee reasonably deems sufficient.

(c) The Company may, in the circumstances permitted by this Indenture, fix any day as the record date for the purpose of determining the Holders entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action, or to vote on any action, authorized or permitted to be given or taken by Holders. If not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or, in the case of any such vote, prior to such vote, the record date for any such action or vote shall be the 30th day (or, if later, the date of the most recent list of Holders required to be provided pursuant to Section 12.01) prior to such first solicitation or vote, as the case may be. With regard to any record date, only the Holders on such date (or their duly designated proxies) shall be entitled to give or take, or vote on, the relevant action.

(d) The ownership of Notes shall be proved by the Register.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other action of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

Section 1.05 Accounting Terms; Changes in GAAP

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Trustee, Collateral Trustee and/or Holders hereunder shall (unless otherwise disclosed to the Trustee, Collateral Trustee and/or the Holders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Trustee hereunder. All calculations made for the purposes of determining compliance with this Indenture shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished pursuant to Section 4.11(a) most recently delivered prior to or concurrently with such calculations. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Company or the Requisite Holders shall so request, the Requisite Holders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Holders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) Company shall provide to the Trustee the financial statements and other documents required under this Indenture or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.06 Notice to Holders; Waiver

Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at such Holder’s address as it appears in the Register, or by such other means reasonably acceptable to the Holder, in each case not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. Any notice shall be effective when delivered (or, if mailed, three (3) Business Days after deposit, postage prepaid, in the first class U.S. mail and, if delivered by facsimile, upon completion of transmission and confirmation by the sender (by a telephone call to a representative of the recipient or by machine confirmation) that such transmission was received) provided that notwithstanding any other provisions set forth herein, any offer under Section 3.14 hereof shall be deemed received by a Holder when received by such Holder. In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

In addition to the other provisions set forth in this Section 1.06, any notice or communication to a Holder of a Global Note may be made via electronic transmission (email or fax) or otherwise through the facilities of the Depository.

Section 1.07 Incorporation by Reference of Trust Indenture Act

Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture. Any terms incorporated in this Indenture that are defined by the Trust Indenture Act, by Trust Indenture Act reference to another statute or by Commission rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.08 Benefits of Indenture

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their respective successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture.

ARTICLE 2

SECURITY FORMS

Section 2.01 Forms Generally

(a) The Notes and the Trustee’s certificates of authentication shall be in substantially the forms set forth in Exhibits B, C and F, which Exhibits are incorporated in and made part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules of any securities exchange or Depository therefor, or usage. The Company shall provide any such notations, legends or endorsements to the Trustee in writing. Each Note shall be dated the date of its authentication. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) The Notes shall initially be issued in the form of one or more Physical Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate Principal Amount of, the Notes to be issued, (ii) shall be registered in the name of the Holder or its nominee, and (iii) shall be delivered to the Holder or pursuant to the Holder’s instruction. The Notes may be issued in the form of one or more Global Notes, which (A) shall represent, and shall be denominated in an amount equal to the aggregate Principal Amount of, the Notes to be issued in such manner, (B) shall be registered in the name of the Depository or its nominee, (C) shall be delivered to the Trustee to be held as custodian for the Depository, and (D) shall bear the Global Note Legend. The aggregate Principal Amount of any Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Custodian for the Depository, as hereinafter provided.

(c) Any Note that is a Restricted Note shall bear the Restricted Notes Legend.

The Trustee must refuse to register any transfer of a Note bearing the Restricted Notes Legend that would violate the restrictions described in such legend.

(d) Any temporary Note that is a Global Note issued pursuant to Regulation S shall bear the Regulation S Temporary Notes Legend.

(e) Unless otherwise consented to by the Company, any Note that is beneficially owned by a Permitted Holder shall bear the Purchase Agreement Legend.

Section 2.02 Form of Face of Note. The Form of Face of Note is attached hereto as Exhibit B.

Section 2.03 Form of Reverse of Note. The Form of Reverse of Note is attached hereto as Exhibit C.

ARTICLE 3

THE SECURITIES

Section 3.01 Title and Terms; Payments

(a) The aggregate Principal Amount of Notes that may be authenticated and delivered under this Indenture shall be as contemplated in the Purchase Agreement (the “Initial Notes”), except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.05, 3.06, 3.07, 3.08, 3.09, 3.11, 3.12, 8.05 or 14.06. Initial Notes shall be issued on the First Issue Date upon the Company’s compliance with Section 3.04. The Company may, from time to time after the First Issue Date, execute and deliver to the Trustee for authentication the Option Notes and any PIK Notes issued in respect of PIK Interest under this Indenture, and the Trustee shall thereupon authenticate and deliver said Additional Notes to or upon the written order of the Company, without any further action by the Company hereunder; provided, however, that the Trustee shall be entitled to receive an Officers’ Certificate and Opinion of Counsel as required by Section 1.02 of this Indenture.

The Notes shall be known and designated as the “12.0% Convertible Senior Secured Notes due 2020” of the Company. The Principal Amount shall be payable on the Maturity Date.

(b) The Principal Amount of Physical Notes shall be payable at the office of the Paying Agent and at any other office or agency maintained by the Company for such purpose. Interest on Physical Notes will be payable to Holders either by check mailed to such Holders or, upon application by a Holder to the Registrar not later than the relevant Regular Record Date for such interest payment, by wire transfer in immediately available funds to such Holder’s account within the United States, which application shall remain in effect until the Holder notifies the Registrar to the contrary in writing. The Company will pay the principal amount of, and interest on, Global Notes in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such Global Note, on each Interest Payment Date, Fundamental Change Purchase Date or other payment date, as the case may be.

(c) Any Notes repurchased by the Company will be cancelled and no longer outstanding hereunder.

Section 3.02 Ranking and Security

The Notes are secured, equally and ratably, by a senior secured Lien in the Collateral pursuant to the Security Agreement and the other Security Documents. The Notes are secured by a pledge of Collateral pursuant to the Security Documents.

Section 3.03 Denominations

The Notes shall be issuable only in registered form without coupons and in minimum denominations of $1,000 and, if PIK Notes are issued, in minimum denominations of $1.00.

Section 3.04 Execution, Authentication, Delivery and Dating

(a) The Notes shall be executed on behalf of the Company by its Chief Executive Officer, its President, its Chief Financial Officer or any of its Vice Presidents.

(b) Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.

(c) Subject to Section 3.01, at any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes and an Officers’ Certificate and Opinion of Counsel as required by Section 1.02 of this Indenture. The Company Order shall specify the amount of Notes to be authenticated, and shall further specify the amount of such Notes to be issued as Global Notes or as Physical Notes. The Trustee in accordance with such Company Order shall authenticate and deliver such Notes as in this Indenture provided and not otherwise.

(d) Each Note shall be dated the date of its authentication.

(e) No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for in Exhibit F of this Indenture executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 3.05 Temporary Notes

(a) Pending the preparation of definitive Notes, the Company may execute, and upon Company Order the Trustee shall authenticate and deliver, temporary Notes that are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers of the Company executing such Notes may determine, as evidenced by their execution of such Notes; provided, that any such temporary Notes shall bear legends on the face of such Notes as set forth in in Exhibit B hereto.

(b) If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency of the Company designated pursuant to Section 4.02, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like Principal Amount of Physical Notes of authorized denominations. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as Physical Notes.

Section 3.06 Registration, Registrar and Paying Agent; Registration of Transfer and Exchange

(a) The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the register maintained by the Registrar and in any other office or agency designated pursuant to Section 4.02 being herein sometimes collectively referred to as the “Register”). The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder of a Note. The Company shall notify the Trustee in writing and the Trustee shall notify the Holders of the Notes of the name and address of any agent not a party to this Indenture. The Company may act as Paying Agent or Registrar. The Company shall enter into an appropriate agency agreement with any agent not a party to this Indenture and such agreement shall implement the provisions hereof that relate to such Agent. The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes.

Upon surrender for registration of transfer of any Note at an office or agency of the Company designated pursuant to Section 4.02 for such purpose, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate Principal Amount and tenor, each such Note bearing such restrictive legends as may be required by this Indenture (including Sections 2.02, 3.07 and 3.11).

At the option of the Holder and subject to the other provisions of Section 3.07 and to Section 3.11, Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate Principal Amount and tenor, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes which the Holder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (i) if so required by the Company or the Trustee, be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing and (ii) be accompanied by such forms and certifications, duly executed by the assignee, as are required pursuant to Section 6.05. As a condition to the registration of transfer of any Restricted Notes, the Company or the Trustee may require evidence satisfactory to them as to the compliance with the restrictions set forth in the legend on such Notes.

No service charge shall be made for any registration of transfer or exchange of Notes, but the Company and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 3.05 not involving any transfer.

(b) Neither the Company nor the Registrar shall be required to exchange or register a transfer of any Note in the circumstances set forth in Section 3.11(a)(iv). Neither any members of, or participants in, the Depository (collectively, the “Agent Members”) nor any other Persons on whose behalf any Agent Member may act shall have any rights under this Indenture with respect to any Global Note registered in the name of the Depository or any nominee thereof, or under any such Global Note. The Trustee shall have no responsibility or obligation to any Agent Members or any other Person on whose behalf Agent Members may act with respect to (i) any ownership interests in the Global Note, (ii) the accuracy of the records of the Depository or its nominee, (iii) any notice required hereunder or (iv) any payments under or with respect to the Global Note. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Guarantors, the Trustee or any agent of the Company, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or such nominee, as the case may be, or impair, as between the Depository, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Note. The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Section 3.07 Transfer Restrictions

(a) Restricted Notes.

(i) Each Restricted Note (and all securities issued in exchange therefor or substitution thereof, except any shares of Common Stock issued upon conversion thereof or in settlement of a Make-Whole Payment in shares of Common Stock) will be subject to the restrictions on transfer set forth in this Indenture (including in the Restricted Notes Legend) and, if the Company so elects, will bear the restricted CUSIP number for the Notes unless such restrictions on transfer are eliminated or otherwise waived by written consent of the Company, and each Holder of a Restricted Note, by such Holder’s acceptance of such Restricted Note, will be deemed to be bound by the restrictions on transfer applicable to such Restricted Note.

(ii) Each Option Note or PIK Note issued in connection therewith (or any security issued in exchange therefor or substitution thereof, except any shares of Common Stock issued upon the conversion thereof or in settlement of a Make-Whole Payment in shares of Common Stock) will bear the Restricted Notes Legend unless:

(A) such Note, since last held by the Company or an affiliate of the Company (within the meaning of Rule 144), if ever, was transferred (1) to a Person other than (x) the Company or (y) an affiliate of the Company (within the meaning of Rule 144) or a Person that was an affiliate of the Company within the three months immediately preceding such transfer and (2) pursuant to a registration statement that was effective under the Securities Act at the time of such transfer;

(B) such Note was transferred (1) to a Person other than (x) the Company or (y) an affiliate of the Company (within the meaning of Rule 144) or a Person that was an affiliate of the Company within the three months immediately preceding such transfer and (2) pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act; or

(C) the Company delivers written notice to the Trustee and the Registrar stating that the Restricted Notes Legend may be removed from such Note (including pursuant to a Free Transferability Certificate under Section 3.08(b) of this Indenture).

(iii) In addition, no transfer of any Restricted Note will be registered by the Registrar unless the transferring Holder delivers the form of assignment set forth on the Note, with the appropriate box checked, to the Trustee.

(iv) Any Option Note or PIK Note issued in connection therewith (or any security issued in exchange therefor or substitution thereof, except any shares of Common Stock issued upon the conversion thereof) will bear the Restricted Notes Legend at any time the Company reasonably determinates that, to comply with law, such Note (or such securities issued in exchange for or substitution of a Note) must bear the Restricted Notes Legend.

(b) Restricted Stock.

(i) Each share of Restricted Stock will be subject to the restrictions on transfer set forth in this Indenture (including in the Restricted Stock Legend) and will bear a restricted CUSIP number, unless such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or such Common Stock has been transferred pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Trustee and any transfer agent for the Common Stock, and each Holder of Restricted Stock, by such Holder’s acceptance of Restricted Stock, will be deemed to be bound by the restrictions on transfer applicable to such Restricted Stock.

(ii) Any share of Common Stock issued upon the conversion of any Restricted Note bear the Restricted Stock Legend unless:

(A) such share of Common Stock was transferred (1) to a Person other than (x) the Company or (y) an affiliate of the Company (within the meaning of Rule 144) or a Person that was an affiliate of the Company within the three months immediately preceding such transfer and (2) pursuant to a registration statement that was effective under the Securities Act at the time of such conversion;

(B) such share of Common Stock was transferred (1) to a Person other than (x) the Company or (y) an affiliate of the Company (within the meaning of Rule 144) or a Person that was an affiliate of the Company within the three months immediately preceding such transfer and (2) pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act;

(C) such Note, regardless of whether bearing the Restricted Notes Legend, was not, at the time of its conversion, required to bear the Restricted Notes Legend pursuant to Section 3.07(a) and such Common Stock was issued to a Person other than (1) the Company or (2) an affiliate of the Company; or

(D) the Company delivers written notice to the Trustee, the Registrar and the transfer agent for the Common Stock stating that such share of Common Stock need not bear the Restricted Stock Legend.

(iii) Any share of Common Stock issued upon conversion of any Restricted Note will bear the Restricted Stock Legend at any time the Company reasonably determinates that, to comply with law, such share of Common Stock must bear the Restricted Stock Legend.

(c) As used in this Section 3.07, the term “transfer” means any sale, pledge, transfer, loan, hypothecation or other disposition whatsoever of any Restricted Note, any interest therein or any Restricted Stock.

Additionally, unless otherwise consented to by the Company, any Notes issued to a Permitted Holder shall bear the Purchase Agreement Legend for so long as such Notes are beneficially owned by a Permitted Holder. Any transfer of the Notes or any beneficial interests in the Global Notes by the Permitted Holders shall be subject to the restrictions and conditions specified in the Purchase Agreement. Any transfer of the Notes, or any beneficial interests in the Global Notes, by the Permitted Holders that is not made in compliance with the conditions and restrictions set forth in the Purchase Agreement shall be absolutely void ab initio. Notwithstanding the foregoing, (i) upon the occurrence of, or the entry into a definitive agreement that the consummation of such would constitute, a Fundamental Change or (ii) upon the occurrence and during the continuation of any Significant Event of Default or the acceleration of the Obligations after the occurrence of any Event of Default (which acceleration has not been rescinded), such restrictions regarding the transfer of the Notes set forth in the Purchase Agreement shall not apply to restrict the Permitted Holders in any manner. Notwithstanding anything to the contrary in this Indenture, nothing in this Indenture or in the Purchase Agreement shall prohibit or restrict a Permitted Holder from exercising its right to (x)

convert the Principal Amount of any Notes, or any portion of such Principal Amount, into shares of Common Stock, at the then Applicable Conversion Rate, or (y) upon a Fundamental Change, require the Company to purchase any or all of such Permitted Holder’s Notes, on the Fundamental Change Purchase Date, at the Fundamental Change Purchase Price, even if such conversion or repurchase would result in such Permitted Holder holding less than the aggregate minimum percentage ownership of the aggregate Principal Amount outstanding under the Notes required under the Purchase Agreement.

Section 3.08 Expiration of Restrictions

(a) Physical Notes. Any Physical Note (or any security issued in exchange or substitution therefor) that does not constitute a Restricted Note may be exchanged for a new Note or Notes of like tenor and aggregate Principal Amount that do not bear the Restricted Notes Legend required by Section 3.07. To exercise such right of exchange, the Holder of such Note must surrender such Note in accordance with the provisions of Section 3.11 and deliver any additional documentation reasonably required by the Company, the Trustee or the Registrar in connection with such exchange.

(b) Global Notes.

(i) Promptly following the date that is one year after the Issue Date of any Option Notes, the Company shall use reasonable efforts to effect an exchange of every beneficial interest in each Restricted Global Note for beneficial interests in Global Notes that do not bear any Restricted Notes Legend. To effect such mandatory exchange, the Company will (A) deliver to the Depositary an instruction letter for the Depositary’s mandatory exchange process at least 15 days prior to the date set for such mandatory exchange (or such shorter time as may be permitted by the Applicable Procedures) and (B) deliver written notice to the Trustee and the Registrar (including, without limitation, by the Company’s delivery of an Officer’s Certificate to the Trustee for removal of the Restricted Notes Legend and authentication of one or more Unrestricted Global Notes (each, a “Free Transferability Certificate”) and an Opinion of Counsel to the effect that the Restricted Notes Legend may be removed from such Notes to be exchanged. The first date on which the Trustee shall have received such Free Transferability Certificate will be known as the “Resale Restriction Termination Date.” Immediately upon receipt of the documents set forth in clause (B) above by each of the Trustee and the Registrar, the Company shall issue, and the Trustee and Registrar shall authenticate and deliver a Note (or Notes) without any Restricted Notes Legend.

(ii) Prior to the Company’s delivery of the Free Transferability Certificate and afterwards, the Company and the Trustee will comply with the Applicable Procedures and otherwise use reasonable efforts to cause each Global Note to be identified by the unrestricted CUSIP number as the outstanding unrestricted Notes in the facilities of the Depositary by the date the Free Transferability Certificate is delivered to the Trustee and the Registrar or as promptly as possible thereafter.

(c) If any Note, or any beneficial interest in a Global Note, is transferred by a Permitted Holder, in accordance with Sections 3.07 and 3.11 of this Indenture, to a Holder that is not a Permitted Holder, the new Note, or beneficial interest in a Global Note, issued to the transferee shall not bear the Purchase Agreement Legend and the transferee shall not be subject to the restrictions and conditions on transfer specified in the Purchase Agreement.

Section 3.09 Mutilated, Destroyed, Lost and Stolen Notes

(a) If any mutilated Note is surrendered to the Trustee, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a new Note of like tenor and Principal Amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Note and (ii) such security or indemnity as may be required by them sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee or any agent from any loss which any of them may suffer if a Note is replaced, then, in the absence of notice to the Company or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute and the Trustee shall authenticate and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and Principal Amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 3.09, the Company may require payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 3.09 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

(b) Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Company, or an Affiliate of the Company, holds the Note.

If a Note is replaced pursuant to clause (a) of this Section 3.09, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced security is held by a protected purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date, other than in connection with a mandatory redemption under Section 3.14, or the Maturity Date money sufficient to pay all the Principal Amount plus accrued and unpaid interest and any other amounts payable under this Indenture (including but not limited to any outstanding accrued but not yet capitalized PIK Interest and all outstanding capitalized PIK Interest and any outstanding Make-Whole Payment) on all the outstanding Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date the Principal Amount of such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 3.10 Persons Deemed Owners

Prior to due presentment of a Note for registration of transfer, the Company, the Guarantors, the Trustee, the Registrar and any agent of the Company, the Guarantors, the Trustee or the Registrar may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of the principal of such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, the Guarantors, the Trustee, the Registrar nor any agent of the Company, the Guarantors, the Trustee or the Registrar shall be affected by notice to the contrary.

Section 3.11 Transfer and Exchange

(a) Provisions Applicable to All Transfers and Exchanges.

(i) Subject to the restrictions set forth in this Section 3.11, Physical Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time as desired, and each such transfer or exchange will be noted by the Registrar in the Register. The foregoing to the contrary notwithstanding, any transfer of the Notes or any beneficial interests in the Global Notes by the Permitted Holders is subject to the restrictions and conditions specified in the Purchase Agreement. Any transfer of the Notes, or any beneficial interests in the Global Notes by the Permitted Holders that is not made in compliance with the conditions and restrictions set forth in the Purchase Agreement, shall be absolutely void ab initio.

(ii) All Notes issued upon any registration of transfer or exchange in accordance with this Indenture will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(iii) No service charge will be imposed on any Holder of a Physical Note or any owner of a beneficial interest in a Global Note for any exchange or registration of transfer, but each of the Company, the Trustee or the Registrar may require such Holder or owner of a beneficial interest to pay a sum sufficient to cover any transfer tax, assessment or other governmental charge imposed in connection with such registration of transfer or exchange.

(iv) Unless the Company specifies otherwise, none of the Company, the Trustee, the Registrar or any co-Registrar will be required to exchange or register a transfer of any Note (i) that has been surrendered for conversion or (ii) as to which a Fundamental Change Purchase Notice has been delivered and not withdrawn, in each case, except to the extent any portion of such Note is not subject to the foregoing.

(v) The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under Applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(b) In General; Transfer and Exchange of Beneficial Interests in Global Notes. So long as the Notes are eligible for book-entry settlement with the Depository, unless otherwise required by law and except to the extent required by Section 3.11(c):

(i) all Notes may be represented by one or more Global Notes;

(ii) every transfer and exchange of a beneficial interest in a Global Note will be effected through the Depository in accordance with the Applicable Procedures and the provisions of this Indenture (including the restrictions on transfer set forth in Section 3.07);

(iii) each Global Note may be transferred only as a whole and only (A) by the Depository to a nominee of the Depository, (B) by a nominee of the Depository to the Depository or to another nominee of the Depository, or (C) by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository; and

(iv) if the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the Principal Amount of the Global Notes to which such interest is being transferred in an amount equal to the Principal Amount of the beneficial interest to be so transferred, and the Registrar, in accordance with the Applicable Procedures, shall reflect on its books and records the date and a corresponding decrease in the Principal Amount of the Global Notes from which such beneficial interest is being transferred.

(c) Transfer and Exchange of Global Notes.

(i) Notwithstanding any other provision of this Indenture, each Global Note will be exchanged for Physical Notes if the Depository delivers notice to the Company that:

(A) the Depository is unwilling or unable to continue to act as Depository; or

(B) the Depository is no longer registered as a clearing agency under the Exchange Act;

and, in each case, the Company promptly delivers a copy of such notice to the Trustee and the Company fails to appoint a successor Depository within ninety (90) days after receiving notice from the Depository.

In each such case, each Global Note will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause each Global Note to be cancelled in accordance with the Applicable Procedures, and the Company, in accordance with Section 3.04, will promptly execute, and, upon receipt of a Company Order, the Trustee will, in accordance with Section 3.04, will promptly authenticate and deliver, for each beneficial interest in each Global Note so exchanged, an aggregate Principal Amount of Physical Notes equal to the aggregate Principal Amount of such beneficial interest, registered in such names and in such authorized denominations as the Depository specifies, and bearing any legends that such Physical Notes are required to bear under Section 3.07.

(ii) In addition, if (x) the Company, in its discretion, subject to the Depository’s rules, determines that Global Notes (in whole but not in part) will be exchangeable for Physical Notes or (y) an Event of Default has occurred and is continuing, in each case, any owner of a beneficial interest in a Global Note may exchange such beneficial interest for Physical Notes by delivering a written request to the Registrar.

In such case, (A) the Registrar will deliver notice of such request to the Company and the Trustee, which notice will identify the owner of the beneficial interest to be exchanged, the aggregate Principal Amount of such beneficial interest and the CUSIP of the relevant Global Note; (B) the Company will, in accordance with Section 3.04, promptly execute, and, upon receipt of a Company Order, the Trustee, in accordance with Section 3.04, will promptly authenticate and deliver, to such owner, for the beneficial interest so exchanged by such owner, Physical Notes registered in such owner’s name having an aggregate Principal Amount equal to the aggregate Principal Amount of such beneficial interest and bearing any legends that such Physical Notes are required to bear under Section 3.07, and (C) the Registrar, in accordance with the Applicable Procedures, will cause the Principal Amount of such Global Note to be decreased by the aggregate Principal Amount of the beneficial interest so exchanged; provided that in no event shall any temporary Note that is a Global Note issued pursuant to Regulation S be exchanged by the Company for Physical Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificate identified by the Company and its counsel to be required pursuant to Rule 903 or Rule 904 under the Securities Act. In any such case, the Company will notify the Trustee in writing that, upon surrender by Agent Members, certificated Notes will be issued to each Person that such Agent Member and the Depository jointly identify as being the beneficial owner of the related Notes. If all of the beneficial interests in a Global Note are so exchanged, such Global Note will be deemed surrendered to the Trustee for cancellation, and the Trustee will cause such Global Note to be cancelled in accordance with the Applicable Procedures.

(d) Transfer and Exchange of Physical Notes.

(i) A Holder may transfer a Physical Note by: (A) surrendering such Physical Note for registration of transfer to the Registrar, together with any endorsements or instruments of transfer required by any of the Company, the Trustee or the Registrar; (B) if such Physical Note is a Restricted Note, delivering any documentation that the Company, the Trustee or the Registrar reasonably requires to ensure that such transfer complies with Section 3.07 and any applicable securities laws; and (C) satisfying all other requirements for such transfer set forth in this Section 3.11 and Section 3.07. Upon the satisfaction of conditions (A), (B) and (C), the Company, in accordance with Section 3.04, will promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order, will, in accordance with Section 3.04, promptly authenticate and deliver, in the name of the designated transferee or transferees, one or more new Physical Notes, of any authorized denominations, having like aggregate Principal Amount and bearing any restrictive legends required by Section 3.07. Upon the satisfaction of conditions (A), (B) and (C), the Company, in accordance with Section 3.04, will promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order, will, in accordance with Section 3.04, promptly authenticate and deliver, in the name of the designated transferee or transferees, one or more new Physical Notes, of any authorized denominations, having like aggregate Principal Amount and bearing any restrictive legends required by Section 3.07. The foregoing to the contrary notwithstanding, any transfer of the Notes or any beneficial interests in the Global Notes by the Permitted Holders is subject to the restrictions and conditions specified in the Purchase Agreement. Any transfer of the Notes or any beneficial interests in the Global Notes by the Permitted Holders that is not made in compliance with the conditions and restrictions set forth in the Purchase Agreement shall be absolutely void ab initio.

(ii) A Holder may exchange a Physical Note for other Physical Notes of any authorized denominations and aggregate Principal Amount equal to the aggregate Principal Amount of the Notes to be exchanged by surrendering such Notes, together with any endorsements or instruments of transfer required by any of the Company, the Trustee or the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 4.02. Whenever a Holder surrenders Notes for exchange, the Company, in accordance with Section 3.04, will promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order, will, in accordance with Section 3.04, promptly authenticate and deliver the Notes that such Holder is entitled to receive, bearing registration numbers not contemporaneously outstanding and any restrictive legends that such Physical Notes are to bear under Section 3.07.

If Global Notes are issued, a Holder may transfer or exchange a Physical Note for a beneficial interest in a Global Note (except that the Permitted Holders cannot exchange for a Global Note, any portion of a Physical Note which is then subject to the transfer limitations set forth in the Purchase Agreement) by (A) surrendering such Physical Note for registration of transfer or exchange, together with any endorsements or instruments of transfer required by any of the Company, the Trustee or the Registrar, at any office or agency maintained by the Company for such purposes pursuant to Section 4.02; (B) if such Physical Note is a Restricted Note, delivering any documentation the Company, the Trustee or the Registrar reasonably require to ensure that such transfer complies with Section 3.07 and any applicable securities laws; (C) satisfying all other requirements for such transfer set forth in this Section 3.11 and Section 3.07, and, with respect to the Permitted Holders, the restrictions and conditions set forth in the Purchase Agreement; and (D) providing written instructions to the Trustee to make, or to direct the Registrar to make, an adjustment in its books and records with respect to the applicable Global Note to reflect an increase in the aggregate Principal Amount of the Notes represented by such Global Note, which instructions will contain information regarding the Depository account to be credited with such increase. Upon the satisfaction of conditions (A), (B), (C) and (D), the Trustee will cancel such Physical Note and cause, or direct the Registrar to cause, in accordance with the Applicable Procedures, the aggregate Principal Amount of Notes represented by such Global Note to be increased by the aggregate Principal Amount of such Physical Note, and will credit or cause to be credited the account of the Person specified in the instructions provided by the exchanging Holder in an amount equal to the aggregate Principal Amount of such Physical Note. If no Global Notes are then outstanding, the Company, in accordance with Section 3.04, will promptly execute and deliver to the Trustee, and the Trustee, upon receipt of a Company Order, will, in accordance with Section 3.04, authenticate, a new Global Note in the appropriate aggregate Principal Amount. The foregoing to the contrary notwithstanding, any transfer of the Notes or any beneficial interests in the Global Notes by the Permitted Holders is subject to the restrictions and conditions specified in the Purchase Agreement. Any transfer of the Notes or any beneficial interests in the Global Notes by the Permitted Holders that is not made in compliance with the conditions and restrictions set forth in the Purchase Agreement shall be absolutely void ab initio.

The Registrar shall retain, in accordance with its customary procedures, copies of all letters, notices and other written communications received pursuant to this Section 3.11. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

Section 3.12 Cancellation

The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and may deliver to the Trustee for cancellation any Notes previously authenticated hereunder which the Company has not issued and sold. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, purchase, repurchase, conversion (pursuant to Article 7 hereof) or cancellation in accordance with its customary practices (subject to the record retention requirements of the Exchange Act), unless the Company directs canceled Notes to be returned to it. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are delivered to the Trustee for cancellation. The Notes so acquired, while held by or on behalf of the Company or any of its Subsidiaries, shall not entitle the Holder thereof to convert the Notes. The Company may not issue new Notes to replace Notes it has paid in full or delivered to the Trustee for cancellation.

Section 3.13 CUSIP Numbers

In issuing the Notes, the Company shall use “CUSIP” numbers (if then generally in use); provided that any notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.

Section 3.14 Mandatory Redemption

The Company shall be obligated to offer to redeem and, if applicable, redeem the Notes and other Obligations as follows:

(a) Asset Sales

(i) Not later than fifteen (15) Business Days following the receipt of any Net Cash Proceeds of any Disposition of any Property of any Credit Party (except for Dispositions of the type described in Section 3.14(c) and other than with respect to the sale of all or any portion of the Property located at 502 South Walnut Ave, Luverne, MN 56156, which shall be subject to Section 3.14(a)(iii)) now owned or hereafter acquired, the Company shall make a written offer to the Holders (by delivering such offer to the Trustee who shall at the expense of the Company (x) promptly deliver such offer to each Holder and (y) thereafter notify the Company when the Trustee has delivered such notice to the Holders) to apply 100% of such Net Cash Proceeds to redeem the Obligations, if any are then outstanding, in accordance with Section 3.14(e) and Section 3.14(f) below, and each Holder shall have thirty (30) days after it receives such written offer from the Company (or the Trustee, as applicable) to determine whether to accept its Pro Rata Share of such redemption offer (failure to respond within such thirty (30) day period shall be construed as acceptance of such redemption offer by such Holder); provided that no such redemption (or offer to redeem the Obligations) shall be required under this Section 3.14(a) with respect to (A) the Disposition of Property that constitutes a Casualty Event, (B) Dispositions for fair market value resulting in no more than $100,000 in Net Cash Proceeds in any Disposition (or series of related Dispositions) to the extent that the aggregate Net Cash Proceeds from all of such Dispositions does not exceed $200,000 per year, (C) any Disposition to the extent no Obligations are then outstanding on the date of receipt of such Net Cash Proceeds, (D) Dispositions permitted by Sections 4.32(b) other than Sections 4.32(b)(vi) and 4.32(b)(xxiv) (other than in regards to joint ventures that constitute Unrestricted Subsidiaries) (for the avoidance of doubt, clauses (B), (C) and (D) of this sentence shall not include any Disposition involving the Property located at 502 South Walnut Ave, Luverne, MN 56156, which shall be subject to Section 3.14(a)(iii)), (E) a Fundamental Change that constitutes a Disposition, (F) Dispositions, to the extent otherwise permitted under this Indenture, as a result of Agri-Energy’s performance of its obligations under the FC Stone Lease Agreement, or (G) licenses (to the extent such licenses constitute Dispositions and are otherwise permitted hereunder) under the Butamax License

Agreement; and provided further that other than with respect to the sale of all or any portion of the Property located at 502 South Walnut Ave, Luverne, MN 56156, so long as no Default or Event of Default shall have occurred and be continuing or arise therefrom, the Company shall have the option upon written notice stating its intention to the Trustee and the Holders (or by filing materials with the Commission stating the Company’s intention and contemporaneously delivering such materials to the Trustee and the Holders) within fifteen (15) Business Days of receipt of Net Cash Proceeds from any Disposition, directly or through one or more Credit Party, to invest or commit to invest such Net Cash Proceeds in an amount such that the aggregate amount of all Net Cash Proceeds from any Disposition reinvested as described below pursuant to this proviso (and not applied to the Obligations pursuant to this Section 3.14(a)) shall not exceed an amount equal to $20,000,000 in the aggregate through the Maturity Date, within one (1) year of receipt thereof to the costs and replacement of the properties or assets that are the subject of such Disposition or the cost of purchase or construction of other assets useful in the business of the Credit Parties or of the general type used in the business of the Credit Parties, in each case, to the extent that the replacement properties and assets and/or such other assets so purchased or constructed constitute Collateral subject to the Lien granted pursuant to the Security Documents in favor of the Collateral Trustee, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 4.17, 4.20, 4.21, and 4.41, including through Acquisitions permitted hereunder provided that if any amount is so committed to be reinvested within such one-year period, but is not reinvested within the later to occur of (x) six (6) months of the date of such commitment and (y) the end of such one-year period, the Company shall offer to redeem the Obligations in accordance with this Section 3.14(a) in accordance with the procedures outlined above without giving further effect to such reinvestment right (to the extent that the Holders have accepted the redemption offer).

(ii) Each written offer to redeem the Obligations delivered to Holders in accordance with Section 3.14(a)(i) or Section 3.14(a)(iii) shall specify the section of this Indenture pursuant to which the redemption shall occur, the proposed redemption date, the principal amount of the Notes to be redeemed and the amount of accrued interest due in connection therewith. Each redemption of any or all of the Obligations shall be applied according to Section 3.14(e). Redemptions shall be accompanied by accrued and unpaid interest to, but not including, the redemption date. If any Holder accepts such offer, subject to Section 3.14(e) hereof, the Credit Parties shall pay to the Trustee, for the benefit of such Holder, such Holder’s Pro Rata Share of the aggregate redemption price offered to Holders within one (1) Business Day after the thirty (30) day period after such Holder receives the offer from the Company or the Trustee, as applicable, and each such redemption shall be accompanied by a written notice to the Trustee specifying the provision pursuant to which the redemption is being made and the amount of principal and interest being paid. All offers to redeem the Obligations under this Section 3.14(a) shall be made on a pro rata basis based upon each Holder’s Pro Rata Share (with respect to Global Notes, such offers will be made pursuant to the Applicable Procedures that most nearly approximate a pro rata selection). For the avoidance of doubt, the Company shall be excused from making an offer to redeem the Obligations under Section 3.14(a)(i) to the extent that it has delivered written notice to the Trustee within fifteen (15) Business

Days of receipt of Net Cash Proceeds from such Disposition stating its intention to reinvest the Net Cash Proceeds as set forth in such Section 3.14(a)(i) (or by filing materials with the Commission stating the Company’s intention and contemporaneously delivering such materials to the Trustee) provided that (i) the Company is otherwise entitled to invest or reinvest the Net Cash Proceeds pursuant to Section 3.14(a)(i) hereof and (ii) this sentence shall not be construed to limit the Company’s obligation to offer to redeem the Obligations to the extent that the Company fails to invest the applicable Net Cash Proceeds within the time periods set forth in Section 3.14(a)(i).

(iii) Without limiting or otherwise modifying the provisions of Section 4.32 hereof, if all or any portion of the Property located at 502 South Walnut Ave, Luverne, MN 56156 is subject to a Disposition, within fifteen (15) Business Days after the Net Cash Proceeds from such Disposition are received, the Company shall make a written offer to each Holder (by delivering such offer to the Trustee who shall at the expense of the Company (x) promptly deliver such offer to each Holder and (y) thereafter notify the Company when the Trustee has delivered such notice to the Holders) to apply 100% of such Net Cash Proceeds from such Disposition to redeem the Obligations, if any are then outstanding, in accordance with Section 3.14(e) and Section 3.14(f) below, and each Holder shall have thirty (30) days after it receives such written offer from the Company (or the Trustee, as applicable) to determine whether to accept its Pro Rata Share of such redemption offer (failure to respond within such thirty (30) day period shall be construed as acceptance of such redemption offer by such Holder) provided that no such redemption (or offer to redeem Obligations) shall be required under this Section 3.14(a)(iii) with respect to (A) Dispositions of Property that constitute Casualty Events, (B) Dispositions for fair market value resulting in no more than $500,000 in Net Cash Proceeds in any Disposition (or series of related Dispositions) to the extent that the aggregate Net Cash Proceeds from all of such Dispositions does not exceed $2,000,000 per year, (C) Dispositions permitted by Section 4.32 (other than 4.32(b)(iii), (vi), (xx) or (xxvi)), or (D) a Fundamental Change constituting a Disposition. Any of such Net Cash Proceeds that are not so applied to the Obligations in accordance with this Section 3.14(a)(iii) shall be invested, reinvested or applied, to the costs of replacement of the properties or assets that are the subject of such Disposition or the cost of purchase or construction of other assets useful in the business of the Credit Parties or of the general type used in the business of the Credit Parties provided that all of such replacement properties and assets and/or such other assets so purchased or constructed shall constitute Collateral subject to the Lien granted pursuant to the Security Documents in favor of the Collateral Trustee, for the benefit of the Secured Parties in accordance with Sections 4.17, 4.20, 4.21, and 4.41.

(iv) Without limiting or otherwise modifying the perfection requirements with respect to Deposit Accounts (as defined in the Security Agreement) set forth in the Security Agreement, promptly upon delivering notice to the Trustee (or by filing materials with the Commission stating the Company’s intention and contemporaneously delivering such materials to the Trustee and each Holder) stating its intention to invest or reinvest the Net Cash Proceeds from a Disposition, all of such Net Cash Proceeds to be invested or reinvested pursuant Section 3.14(a) shall be remitted to a Deposit Account that constitutes a Collateral Account until such amounts are so invested or reinvested.

(b) Debt Issuances

(i) Not later than five (5) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by any Credit Party, the Company shall make a written offer to each Holder (by delivering such offer to Trustee who shall at the expense of the Company (x) promptly deliver such offer to each Holder and (y) thereafter notify the Company when the Trustee has delivered such notice to the Holders) to redeem the Obligations, if any are then outstanding, in accordance with Section 3.14(e) and Section 3.14(f) below, in an aggregate principal amount equal to 100% of such Net Cash Proceeds and the Holders shall have thirty (30) days after it receives such written offer from the Company (or the Trustee, as applicable) to determine whether to accept its Pro Rata Share of such redemption offer (failure by a Holder to respond within such thirty (30) day period shall be construed as acceptance of such redemption by such Holder). If a Holder accepts such redemption offer, subject to Section 3.14(e) hereof, the Credit Parties shall pay to the Trustee, for the benefit of such Holders, such Holder’s Pro Rata Share of the aggregate redemption price offered to Holders within one (1) Business Day after the thirty (30) day period after such Holder receives the offer from the Company or the Trustee, as applicable, and each such redemption shall be accompanied by a written notice to the Trustee specifying the provision pursuant to which the redemption is being made and the amount of principal and interest being paid. All offers to redeem the Obligations under this Section 3.14(b) shall be made on a pro rata basis based upon each Holder’s Pro Rata Share (with respect to Global Notes, such offers will be made pursuant to the Applicable Procedures that most nearly approximate a pro rata selection).

(ii) Each written offer to redeem the Obligations delivered to Holders in accordance with Section 3.14(b)(i) shall specify the section of this Indenture pursuant to which the redemption shall occur, the proposed redemption date, the Principal Amount of the Obligations to be redeemed and the amount of accrued interest due in connection therewith. Each redemption of any or all of the Obligations shall be applied according to Section 3.14(e). Redemptions shall be accompanied by accrued and unpaid interest to, but not including, the redemption date.

(iii) Any redemption offered and/or accepted under this Section 3.14(b) shall not be construed as a waiver or cure of any Default or Event of Default arising as a result of the incurrence of any Debt Issuance.

(c) Casualty Events

Not later than fifteen (15) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Credit Party (other than with respect to a Casualty Event involving all or any portion of the Property located at 502 South Walnut Ave, Luverne, MN 56156), the Company shall make a written offer to each Holder (by delivering such offer to the Trustee who shall at the expense of the Company (x) promptly deliver such offer to each Holder and (y) thereafter notify the Company when the Trustee has delivered such notice to the Holders) to apply an amount equal to 100% of such Net Cash Proceeds to redeem the Obligations, if any are then outstanding, in accordance with Section 3.14(e) and Section 3.14(f) below, and each Holder shall have thirty (30) days after it receives such written offer from the Company (or the Trustee, as applicable) to determine whether to accept its Pro Rata Share of such redemption offer (failure to respond within such thirty (30) day period shall be construed as acceptance of such redemption offer by such Holder); provided that no such redemption (or offer to redeem Obligations) shall be required under this Section 3.14(c) with respect to any Disposition of Property which constitutes a Casualty Event resulting in no more than $250,000 in Net Cash Proceeds per Casualty Event to the extent that the aggregate amount of Net Cash Proceeds from such Casualty Events does not exceed $500,000 in any fiscal year; provided, further:

(i) other than with respect to a Casualty Event involving all or any portion of the Property located at 502 South Walnut Ave, Luverne, MN 56156, so long as no Default or Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so offered on such date to the extent that the Company shall, following the receipt of such Net Cash Proceeds, have delivered a certificate to the Trustee within fifteen (15) Business Days stating that such proceeds are expected to be applied to the costs of replacement or repair of the properties or assets that are the subject of such Casualty Event or the cost of purchase or construction of other assets useful in the business of the Credit Parties or of the general type used in the business of the Credit Parties, including through Acquisitions permitted hereunder and, in each case, otherwise in compliance with the terms of this Indenture no later than one (1) year after receipt of the Net Cash Proceeds from such Casualty Event provided that, if the Property subject to the Casualty Event constitutes Collateral under any Security Document, then the replacement properties and assets and/or such other assets so purchased or constructed shall constitute Collateral subject to the Lien granted pursuant to the Security Documents in favor of the Collateral Trustee, for the benefit of the other Secured Parties in accordance with Sections 4.17, 4.20, 4.21, and 4.41, including through Acquisitions permitted hereunder, provided further that if any amount is so committed to be reinvested within such one-year period, but is not reinvested within the later to occur of (x) six (6) months of the date of such commitment and (y) the end of such one-year period, the Company shall offer to redeem the Obligations in accordance with this Section 3.14(c)(i) in accordance with the procedures outlined above without giving further effect to such reinvestment right (to the extent that the Holders have accepted the redemption offer); and

(ii) For the avoidance of doubt, the Company shall be excused from making an offer to redeem the Obligations under Section 3.14(c)(i) to the extent that it has delivered written notice to the Trustee within fifteen (15) Business Days of receipt of Net Cash Proceeds from such Disposition stating its intention to reinvest the Net Cash Proceeds as set forth in such Section 3.14(c)(i) (or by filing materials with the Commission stating the Company’s intention and contemporaneously delivering such materials to the Trustee) provided that (i) the Company is otherwise entitled to invest or reinvest the Net Cash Proceeds pursuant to Section 3.14(c)(i) hereof and (ii) this sentence shall not be construed to limit the Company’s obligation to offer to prepay the Obligations to the extent that the Company fails to invest the applicable Net Cash Proceeds within the time periods set forth in Section 3.14(c)(i).

(iii) If all or any portion of the Property located at 502 South Walnut Ave, Luverne, MN 56156 is subject to a Casualty Event, within fifteen (15) Business Days after the Net Cash Proceeds from such Casualty Event are received, the Company shall make a written offer to each Holder (by delivering such offer to the Trustee who shall at the expense of the Company (x) promptly deliver such offer to each Holder and (y) thereafter notify the Company when the Trustee has delivered such notice to the Holders) to apply an amount equal to 100% of such Net Cash Proceeds to redeem the Obligations, if any are then outstanding, in accordance with Section 3.14(e) and Section 3.14(f) below, and each Holder shall have thirty (30) days after it receives such written offer from the Company (or the Trustee, as applicable) to determine whether to accept its Pro Rata Share of such redemption offer (failure to respond within such thirty (30) day period shall be construed as acceptance of such redemption offer by such Holder); provided that no such redemption (or offer to redeem Obligations) shall be required under this Section 3.14(c)(iii) with respect to such Casualty Events which do not exceed, in the aggregate, a fair market value of $5,000,000 through the Maturity Date. Any of such Net Cash Proceeds that are not so applied to the Obligations in accordance with this Section 3.14(c)(iii) shall be invested, reinvested or applied to the costs of replacement of the properties or assets that are the subject of such Casualty Event or the cost of purchase or construction of other assets useful in the business of the Credit Parties or of the general type used in the business of the Credit Parties provided that if the Property subject to the Casualty Event constitutes Collateral under any Security Document, then all of such replacement properties or assets or other assets shall constitute Collateral subject to the Lien granted pursuant to the Security Documents in favor of the Collateral Trustee, for the benefit of the Secured Parties in accordance with Sections 4.17, 4.20, 4.21, and 4.41.

(iv) Each written offer to redeem the Obligations delivered to Holders in accordance with Section 3.14(c) shall specify the section of this Indenture pursuant to which the redemption shall occur, the proposed redemption date, the Principal Amount of the Obligations to be redeemed and the amount of accrued interest due in connection therewith. Each redemption of any or all of the Obligations shall be applied according to Section 3.14(e). Redemptions shall be accompanied by accrued and unpaid interest to, but not including, the redemption date. If any Holder accepts such offer, subject to Section 3.14(e) hereof, the Credit Parties shall pay to the Trustee, for the benefit of such Holders, such Holder’s Pro Rata Share of the aggregate redemption price offered to Holders within one (1) Business Day after the thirty (30) day period after such Holder receives the offer from the Company or the Trustee, as applicable, and each such redemption shall be accompanied by a written notice to the Trustee specifying the provision pursuant to which the redemption is being made and the amount of principal and interest being paid.

(v) Without limiting or otherwise modifying the perfection requirements with respect to Deposit Accounts (as defined in the Security Agreement) set forth in the Security Agreement, promptly upon delivering notice to the Trustee (or by filing materials with the Commission stating the Company’s intention and contemporaneously delivering such materials to the Trustee and each Holder) stating its intention to invest or reinvest the Net Cash Proceeds from a Casualty Event, all of such Net Cash Proceeds to be invested or reinvested pursuant Section 3.14(c) shall be remitted to a Deposit Account that constitutes a Collateral Account until such amounts are so invested or reinvested.

(vi) All offers to redeem the Obligations under this Section 3.14(c) shall be made on a pro rata basis based upon each Holder’s Pro Rata Share (with respect to Global Notes, such offers will be made pursuant to the Applicable Procedures that most nearly approximate a pro rata selection).

(d) [Reserved]

(e) Application of Redemption

(i) In the event that any Holder declines any written redemption offer provided pursuant to this Section 3.14, and the Company is not otherwise required to reinvest or invest such amounts or use such amounts to replace properties or assets or to use such assets for the purchase or construction of other assets useful in the business of the Credit Parties or of the general type used in the business of the Credit Parties, then the amount offered to such Holder for redemption shall be permitted to be retained by the Company to be used for any purpose not prohibited hereunder and shall not be required to be applied to redeem all or any portion of the Obligations pursuant to this Section 3.14.

(ii) Subject to Section 3.14(e)(i), amounts to be applied pursuant to this Section 3.14(e) to the redemption of Obligations shall be applied to the outstanding Obligations, (A) first, towards payment of interest and fees then due hereunder in connection with such redemption (including any accrued PIK Interest in regards to such redemption but not yet capitalized), and (B) second, towards payment of principal then due hereunder, with all such amounts distributed ratably among the parties entitled thereto in accordance with the amounts of principal, interest and fees then due to such parties and subject to and in accordance with the terms of the Security Documents.

(f) Notice of Redemption

Each redemption of any or all of the Obligations shall be applied according to Section 3.14(e). Redemptions shall be accompanied by accrued and unpaid interest to, but not including, the redemption date.

(g) Covenant to Comply with Securities Laws upon Redemption of Notes

In connection with any redemption of Obligations pursuant to this Section 3.14, the Company shall: (i) comply with the provisions of Rule 13e-4, Rule 14e-1 (or any successor provision) and any other tender offer rules under the Exchange Act that may then be applicable and (ii) otherwise comply with all federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.14, the Company’s compliance with such laws and regulations shall not in and of itself cause a breach of its obligations under this Section 3.14.

(h) Right to Convert Not Impaired

For the avoidance of doubt, any written offer to redeem the Obligations delivered to Holders in accordance with this Section 3.14 shall not impair the right of such Holders to convert the Notes pursuant to the terms of this Indenture prior to the redemption thereof.

ARTICLE 4

COVENANTS

AFFIRMATIVE COVENANTS

So long as any of the Obligations remain outstanding, each Credit Party agrees, unless the Requisite Holders shall otherwise consent in writing, to comply with the following covenants:

Section 4.01 Payment of Principal and Interest

The Company covenants and agrees that it shall duly and punctually pay or cause to be paid the principal of and interest on each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes. If any Interest Payment Date, the Maturity Date, any Fundamental Change Purchase Date or any other payment date herein is not a Business Day, payment will be made on the next succeeding Business Day, and no additional interest will accrue thereon in respect of such delay.

Section 4.02 Maintenance of Office or Agency

(a) The Company shall maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) in the United States where the Notes may be surrendered for registration of transfer or exchange or for presentation for conversion, where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served and where the Notes may be surrendered or presented for payment. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency not designated or appointed by the Trustee. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office, and the Company hereby initially appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations, provided that the Company shall at all times maintain an office or agency where the Notes may be surrendered or presented for payment. The Company will give prompt written notice of any such designation or rescission and of any change in the location of any such other office or agency.

(c) In accordance with Section 3.06, the Company hereby initially designates the Trustee as Registrar, Conversion Agent and Paying Agent at its Corporate Trust Office, which, on the date of this Indenture, is located at 500 Delaware Ave., 11th Floor, Wilmington, DE 19801, Attention: Corporate Trust – Gevo 12.0% Convertible Senior Secured Notes.

(d) So long as the Trustee is the Registrar, the Trustee agrees to mail, or cause to be mailed, the notices set forth in Section 11.11(a) and the third paragraph of Section 11.12. If co-Registrars have been appointed in accordance with Section 3.06 and this Section, the Trustee shall mail such notices only to the Company and the Holders of Notes it can identify from its records.

Section 4.03 Appointments to Fill Vacancies in Trustee’s Office

A Trustee will be appointed in the manner provided in Section 11.11 whenever necessary to avoid or fill a vacancy in the office of Trustee, so that there shall at all times be a Trustee hereunder.

Section 4.04 Provisions as to Paying Agent

(a) In accordance with Section 3.06, the Company may designate additional Paying Agents, rescind the designation of any Paying Agent, or approve a change in the office through which any Paying Agent acts. If the Company shall appoint a Paying Agent other than the Trustee, or if the Trustee shall appoint such a Paying Agent, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04:

(i) that it will hold all sums held by it as such agent for the payment of the principal of or interest on the Notes (whether such sums have been paid to it by the Company or by any other obligor on the Notes) in trust for the benefit of the Holders of the Notes or the Trustee;

(ii) that it will give the Trustee notice of any failure by the Company (or by any other obligor on the Notes) to make any payment of the principal of or interest on the Notes when the same shall be due and payable; and

(iii) that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust.

The Company shall, on or before each due date of the principal of or interest on the Notes, deposit with the Paying Agent a sum (in funds which are immediately available on the due date for such payment) sufficient to pay such principal or interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of any failure to take such action; provided, however, that if such deposit is made on the due date, such deposit shall be received by the Paying Agent by 11:00 a.m. New York City time, on such date.

(b) If the Company shall act as its own Paying Agent, it will, by 11:00 a.m. New York City time on each due date of the principal of or interest on the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal or interest so becoming due and will promptly notify the Trustee of any failure to take such action and of any failure by the Company (or any other obligor under the Notes) to make any payment of the principal of or interest on the Notes when the same shall become due and payable.

(c) Anything in this Section 4.04 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay or cause to be paid to the Trustee all sums held in trust by the Company or any Paying Agent hereunder as required by this Section 4.04, such sums to be held by the Trustee upon the trusts herein contained and upon such payment by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability with respect to such sums.

(d) Anything in this Section 4.04 to the contrary notwithstanding, the agreement to hold sums in trust as provided in this Section 4.04 is subject to Sections 13.03 and 13.04.

(e) The Trustee shall not be responsible for the actions of any other Paying Agents (including the Company if acting as its own Paying Agent) and shall have no control of any funds held by such other Paying Agents.

Section 4.05 Maintenance of Insurance

(a) Each Credit Party shall keep its insurable Property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to any Property subject to a Mortgage (including any insurance required under the Mortgage) and other properties material to the business of the Credit Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) [Reserved], and (v) worker’s compensation insurance and such other insurance as may be required by any Legal Requirement; provided that if and so long as an Event of Default has occurred and is continuing with respect to physical hazard insurance, neither the Requisite Holders nor the applicable Credit Party shall agree to the adjustment of any claim thereunder in excess of $1,000,000 without the consent of the other (such consent not to be unreasonably withheld or delayed).

(b) The Credit Parties shall use commercially reasonable efforts to arrange for all of such insurance (and the corresponding insurance certificates) to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Collateral Trustee of written notice thereof (except with respect to cancellation as a result of a payment default, such cancellation shall not be effective until at least ten (10) days after receipt by the Collateral Trustee of written notice thereof) and if an endorsement providing such notice is commercially impracticable by any Credit Party’s carrier (or such carrier(s) otherwise refuse to deliver such notice), such Credit Party will use its commercially reasonable efforts to provide thirty (30) days or ten (10) days, as applicable, notice to the Collateral Trustee prior to the cancellation, material reduction in amount or material change in coverage. All such insurance (and the corresponding insurance certificates) shall (i) name the Collateral Trustee as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (ii) be reasonably satisfactory in all other respects to the Requisite Holders (it being agreed that the amount, adequacy and scope of the policies of insurance of the Credit Parties in effect as of the Closing Date are acceptable to the Requisite Holders as of the Closing Date).

(c) If such Credit Party fails to obtain any insurance as required by this Section, the Collateral Trustee may obtain such insurance, acting at the direction of the Requisite Holders, at such Credit Party’s expense. By purchasing such insurance, neither the Collateral Trustee nor the Requisite Holders shall be deemed to have waived any Default or Event of Default arising from the Credit Party’s failure to maintain such insurance or pay any premiums therefor.

(d) With respect to Property subject to a Mortgage, each Credit Party shall obtain flood insurance in such total amount as the Requisite Holders or the Collateral Trustee (at the direction of the Requisite Holders) may from time to time reasonably require, if at any time the area in which any improvements located on any Property subject to a Mortgage is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e) Promptly following the reasonable request of the Requisite Holders or the Collateral Trustee acting at the direction of the Requisite Holders, each Credit Party shall deliver to the Collateral Trustee and the Holders a report of a reputable insurance broker with respect to such Credit Party’s insurance and such supplemental reports with respect thereto as the Requisite Holders or the Collateral Trustee acting at the direction of the Requisite Holders, may from time to time reasonably request.

(f) No Credit Party shall knowingly take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under any Mortgage of any Credit Party or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Property subject to a Mortgage, and each Credit Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the premises; provided, however, that the foregoing to the contrary notwithstanding, such Credit Party may, at its own expense and so long as it provides prompt written notice thereof to the Collateral Trustee, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 4.05 or (ii) cause the Insurance Policy or any other insurance policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 4.05 (and, after such new policy is in place, terminate the policy that is so replaced).

Section 4.06 Preservation of Corporate Existence, Etc.

(a) Each Credit Party shall preserve and maintain its corporate existence, rights, franchises, and privileges in the jurisdiction of its formation and qualify and remain qualified as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except, in each case, where failure to so qualify or preserve and maintain its rights and franchises could not reasonably be expected to cause a Material Adverse Change.

(b) Without limiting the restrictions or otherwise modifying the provision set forth in Section 4.25 hereof, each Credit Party shall (i) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the Intellectual Property rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks, trade names and other Intellectual Property necessary to the conduct of its business in each case, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted and except where the failure to so obtain, keep maintain, renew, extend and/or preserve such permits, privileges, franchises or Property would not reasonably be expected to result in a Material Adverse Change; and (ii) comply with all applicable Legal Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except in each cases where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change; provided that nothing in this Section 4.06(b) shall prevent (A) Dispositions of Property in accordance with Section 4.32; or (B) the withdrawal by any Credit Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(c) Except as expressly permitted herein or in any other Equity Document or Indenture Document, each Credit Party shall (a) perform and observe all material terms and provisions of each contract, instrument, agreement or other document (after giving effect to all cure periods set forth therein), in each case, to the extent such contract, instrument, agreement or other document relates to Property, revenues or obligations of such Credit Party with value in excess of $1,000,000, to be performed or observed by it, (b) maintain each such contract, instrument, agreement or other document in full force and effect, and (c) enforce each such contract, instrument, agreement or other document in accordance with its terms provided, however, without limiting the other provisions set forth herein, (x) that no Credit Party shall be required to pay or perform any obligations (or enforce, observe and perform the terms of, or maintain in full force and effect, any agreement relating thereto) which are being contested in good faith, with respect to which reserves in conformity with GAAP have been provided and (y) no Credit Party shall be obligated to perform, observe, maintain, or enforce any such contract, instrument, agreement or other document if the failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 4.07 Payment of Taxes, Etc.

(a) Each Credit Party shall pay and discharge before the same shall become delinquent, (i) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (ii) all lawful claims that are material in amount which, if unpaid, might by law become a Lien (other than Permitted Liens) upon its Property; provided, however, that no Credit Party shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

(b) Each Credit Party shall timely and correctly file all Tax returns required to be filed by it, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

(c) The Company does not intend to treat the Notes as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event the Company determines that the Notes are required to be so treated, it will promptly notify the Trustee thereof if, by such date, the Trustee has requested to be so notified pursuant to receipt of a Deliverables Notice from the Requisite Holders. The Trustee shall notify the Holders promptly upon being so notified after receiving such Deliverables Notice.

Section 4.08 [Reserved]

Section 4.09 Resale of Certain Notes

The Company shall not, and shall not permit any of its Subsidiaries to, resell any Notes that have been reacquired by the Company or any such Subsidiary. The Trustee shall have no responsibility in respect of the Company’s performance of its agreement in the preceding sentence.

Section 4.10 Maintenance of Records; Visitation Rights

Each Credit Party shall keep proper books of record and account (i) in which full, true and correct entries are made in conformity with all Legal Requirements and (ii) in form permitting financial statements conforming with GAAP to be derived therefrom. The Company or any Credit Party will permit any representatives (which may include a Holder) designated by the Requisite Holders or the Collateral Trustee (acting at the direction of the Requisite Holders) to visit and inspect the financial records and, subject to the rights of tenants, the property of the Company, any Credit Party or any of their Subsidiaries upon reasonable prior notice during regular business hours and to make extracts from and copies of such financial records, and permit any representatives (which may include a Holder) designated by the Requisite Holders or the Collateral Trustee (acting at the direction of the Requisite Holders) to discuss the affairs, finances, accounts and condition of the Company, any Credit Party or any of their Subsidiaries with and be advised as to the same by the officers and employees thereof and the independent accountants therefor, all at such reasonable times and intervals and to such reasonable extent as the Requisite Holders or the Collateral Trustee may request (acting at the direction of the Requisite Holders); provided, that unless a Default or an Event of Default is continuing, the Credit Parties shall not be required to pay the expenses of more than one such visit per calendar year. Any Holder may accompany the Collateral Trustee (or its designee) on any such visits at its own expense (unless the Holder is the Collateral Trustee’s or Requisite Holders’ designee or representative, in which case, the Company shall pay the Holder’s expenses in accordance with Section 4.10 above).

Section 4.11 Reporting Requirements

The Company shall furnish to the Trustee:

(a) Public Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission (or any Governmental Authority succeeding to any or all of the functions of said Commission) and provide the Trustee with such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that (i) the Company will not be required to provide the Trustee with any such information, documents and reports that are filed with the Commission and (ii) the Company will not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings; provided further, however, that if the Commission does not permit such filings, the Company will be required to provide to the Trustee any such information, documents or reports that are not so filed at the times specified for such filings under such Sections. The Trustee shall have no responsibility to determine if any such filing has occurred. Delivery (which may be electronic) of the reports, information and documents in accordance with this paragraph shall satisfy the Company’s obligation to make such delivery, but, in the case of the Trustee, such delivery shall be for informational purposes only, and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officers’ Certificate).

(b) 144A Information. For so long as any of the Notes or shares of Common Stock delivered upon conversion of the Notes or in respect of any Make-Whole Payment will, at such time, constitute “restricted securities” under Rule 144 of the Securities Act, the Company will promptly provide to the Trustee and will, upon written request, provide to any Holder or beneficial owner of such Notes or such shares of Common Stock and any prospective purchaser of such Notes or such shares of Common Stock, the information required pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or such shares of Common Stock pursuant to Rule 144A under the Securities Act, and it will take such further action as any Holder or beneficial owner of such Notes or such shares of Common Stock may reasonably request from time to time to enable such Holder or beneficial owner to sell such Notes or such shares of Common Stock in accordance with Rule 144A, as such rule may be amended from time to time.

(c) Defaults. As soon as possible and in any event within three (3) Business Days after the date on which any Responsible Officer of any Credit Party obtains knowledge of the occurrence of any Event of Default or Default which is continuing on the date of such statement, a statement of a Responsible Officer of such Credit Party setting forth the details of such Default, Event of Default, as applicable, and the actions which the Company and the applicable Credit Party has taken and proposes to take with respect thereto. Any notice required to be given under this Section 4.11(c) shall be delivered to a Trust Officer of the Trustee at its Corporate Trust Office. The Trustee shall promptly send any such notice that it receives from the Company to each Holder.

(d) Termination Events. If the Company is so requested by the Trustee (acting pursuant to a Deliverables Notice from the Requisite Holders), as soon as possible and in any event (i) within thirty (30) days after the Company or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within ten (10) days after the Company or any of its Affiliates knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Company or such member describing such Termination Event and the action, if any, which the Company or such Affiliate proposes to take with respect thereto. The Trustee shall promptly send to each Holder a copy of any such statement that it receives from the Company after Trustee receives such Deliverables Notice.

(e) Termination of Plans. If the Company is so requested by the Trustee (acting pursuant to a Deliverables Notice from the Requisite Holders), promptly and in any event within ten (10) days after receipt thereof by the Company or any member of the Controlled Group from the PBGC, copies of each notice received by the Company or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan. The Trustee shall promptly send to each Holder a copy of any such notice that it receives from the Company after Trustee receives such Deliverables Notice.

(f) Other ERISA Notices. If the Company is so requested by the Trustee (acting pursuant to a Deliverables Notice from the Requisite Holders), promptly and in any event within thirty (30) Business Days after receipt thereof by the Company or any member of the Controlled Group from a Multiemployer Plan, a copy of each notice received by the Company or any member of the Controlled Group concerning the imposition of withdrawal liability (either partial or complete) in an amount exceeding $1,000,000 pursuant to Section 4202 of ERISA. The Trustee shall promptly send to each Holder a copy of any such notice that it receives from the Company after Trustee receives such Deliverables Notice.

(g) Environmental Notices. If the Company is so requested by the Trustee (acting pursuant to a Deliverables Notice from the Requisite Holders), promptly and in any event within ten (10) Business Days after receipt thereof by any Credit Party, a copy of any form of request, notice, summons, demand or citation received from the United States Environmental Protection Agency, any other Governmental Authority or third party, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could cause a Material Adverse Change, (ii) any action or omission on the part of any Credit Party or any of its current or former Subsidiaries, in connection with Hazardous Substances which could reasonably result in the imposition of liability therefor that could cause a Material Adverse Change, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) the filing of a Lien upon, against or in connection with any Credit Party or its current or former Subsidiaries, or any of their leased or owned Property, wherever located. The Trustee shall promptly send to each Holder a copy of any such notice, request, summons, demand or citation that it receives from the Company after Trustee receives such Deliverables Notice.

(h) Other Governmental Notices. If the Company is so requested by the Trustee (acting pursuant to a Deliverables Notice from the Requisite Holders), promptly and in any event within five (5) Business Days after receipt thereof by any Credit Party, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority, which modification, revocation or suspension would reasonably be expected to result in a Material Adverse Change. The Trustee shall promptly send to each Holder a copy of any such notice, summons, citation, or proceeding that it receives from the Company after Trustee receives such Deliverables Notice.

(i) Material Changes. If the Company is so requested by the Trustee (acting pursuant to a Deliverables Notice from the Requisite Holders), prompt written notice of any condition or event of which any Credit Party has knowledge, which condition or event (i) has resulted or could reasonably be expected to result in a Material Adverse Change or (ii) has resulted in a breach of or noncompliance with any term, condition, or covenant of any contract which breach or noncompliance would reasonably be expected to result in a Material Adverse Change. The Trustee shall promptly send to each Holder a copy of any such notice that it receives from the Company after Trustee receives such Deliverables Notice.

(j) Disputes, Etc. If the Company is so requested by the Trustee (acting pursuant to a Deliverables Notice from the Requisite Holders), prompt written notice of (i) any claims, legal or arbitration proceedings, suits, actions, audits, investigations or proceedings before any Governmental Authority, or disputes pending, or to the knowledge of any Credit Party threatened, or affecting any Credit Party, or any of its Subsidiaries which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which any Credit Party has knowledge resulting in or reasonably considered to be likely to result in a strike against any Credit Party that could reasonably be expected to cause a Material Adverse Change and (ii) with the exception of any claim listed on Schedule 4.11 to the Indenture, any judgment or Lien (other than a Permitted Lien) affecting any Property of any Credit Party if the value of the judgment or Lien affecting such Property shall exceed $1,500,000. The Trustee shall promptly send to each Holder a copy of any such notice that it receives from the Company after Trustee receives such Deliverables Notice.

(k) Other Accounting Reports. If the Company is so requested by the Trustee (acting pursuant to a Deliverables Notes from the Requisite Holders), (i) promptly following such request after receipt of such materials by any Credit Party, a copy of each other report or letter submitted to any Credit Party by its independent accountants in connection with any annual, interim or special audit made by them of the books of any Credit Party, and (ii) promptly after providing such response, a copy of any response by any Credit Party, or the Board of Directors (or other applicable governing body) of such Credit Party, to such letter or report. The Trustee shall promptly send to each Holder a copy of any such notice that it receives from the Company after Trustee receives such Deliverables Notice.

(l) Notices Under Other Loan Agreements. If the Company is so requested by the Trustee (acting pursuant to a Deliverables Notice from the Requisite Holders), promptly after the furnishing thereof, copies of any material statement, report or notice (i) furnished to any Credit Party pursuant to the terms of any indenture, loan or credit or other similar agreement involving

Indebtedness in a principal amount in excess of $1,000,000 other than this Indenture and not otherwise required to be furnished to Holders pursuant to any other provision of this Section 4.11 or (ii) distributed to holders of Credit Parties’ Indebtedness in a principal amount in excess of $1,000,000 or Equity Interests issued by any Credit Party, in each case, pursuant to the terms of the documentation governing such Indebtedness or Equity Interests (or any trustee, agent or other representative therefor), as the case may be. The Trustee shall promptly send to each Holder a copy of any such notice that it receives from the Company after Trustee receives such Deliverables Notice.

(m) USA PATRIOT Act. Promptly, following a request by any Holder or Trustee, all documentation and other information that such Holder reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(n) Perfection Certificate/Officer’s Certificate. Concurrently with (i) the delivery of annual reports pursuant to Section 4.11(a), each Credit Party shall deliver to the Collateral Trustee a duly executed Perfection Certificate, effective as of December 31 of the immediately preceding year, which shall update the Perfection Certificate delivered on the Closing Date or confirm that there have been no changes to the information set forth in the Perfection Certificate previously delivered to the Collateral Trustee and (ii) the delivery of the annual and quarterly reports pursuant to Sections 4.11(a) hereof, the Company shall deliver to the Collateral Trustee an Officers’ Certificate, which shall include, without limitation, (a) a list of names of all Unrestricted Subsidiaries (if any), (b) a list of all of the Foreign Subsidiaries (to the extent that at least one of which is a direct Subsidiary of a Credit Party) organized within a single foreign jurisdiction from which at least ten percent (10%) of the consolidated revenues of the Company and all of its Subsidiaries (for the period of four consecutive fiscal quarters ending as of the end of the period to which such financial statements relate) are derived, (c) to the extent that at least thirty five percent (35%) of the consolidated revenues of the Company and all of its Subsidiaries (for the period of four consecutive fiscal quarters ending as of the end of the period to which such financial statements relate) are derived from sales in foreign jurisdictions, a list of each such foreign jurisdiction, with the revenues derived from each jurisdiction (listed by amount and as a percentage of the revenue of the Company and each of its Subsidiaries), and the Foreign Subsidiaries organized under the laws of each of such jurisdictions (and specifying whether such Foreign Subsidiary is a direct Subsidiary of a Credit Party, (d) a list of each foreign jurisdiction from which at least ten percent (10%) of the revenues of the Credit Parties (for the period of four consecutive fiscal quarters ending as of the end of the period to which such financial statements relate) are derived to the extent that any of the Credit Party’s Intellectual Property is registered in such jurisdiction, (e) to the extent that at least thirty five percent (35%) of the revenues of Credit Parties (for the period of four consecutive fiscal quarters ending as of the end of the period to which such financial statements relate) are derived from sales in foreign jurisdictions in which any Credit Party has registered its Intellectual Property, a list of each such foreign jurisdiction, with the revenues derived from each jurisdiction (listed by amount and as a percentage of the revenue of all of the Credit Parties (without giving effect to any revenue of the Credit Parties’ Subsidiaries that are not Credit Parties), and the patents, trademarks or copyrights registered in each such jurisdiction (and such other information regarding such Intellectual Property upon the request of the Collateral Trustee to the extent so directed by the Requisite Holders) and (f) a list of all of the Patents and Trademarks of such Credit Party relating thereto or represented thereby

(in each case, to the extent not constituting Excluded Property), for which an application has been filed during the fiscal quarter of the Company just ended (and against which recordings are required to be made at the United States Patent and Trademark Office pursuant to Section 4.7(f) of the Security Agreement.

(o) Compliance Certificate. The Company shall deliver to the Trustee, within one hundred twenty (120) days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2015), an Officers’ Certificate, stating whether or not to the knowledge of the signer thereof the Company is in Default and, if the Company shall be in Default, specifying all such Defaults and the nature and the status thereof of which the signer may have knowledge. Any notice required to be given under this Section 4.11(o) shall be delivered to a Trust Officer of the Trustee at its Corporate Trust Office.

(p) Change in Location of Books and Records. If the Company is requested by the Trustee (acting pursuant to a Deliverables Notice from the Requisite Holders), each Credit Party agrees to promptly notify the Collateral Trustee of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than (i) changes in location to a location of Property subject to a Mortgage or a leased property (or other Collateral location), (ii) changes in location with respect to Property that is in transit via rail, truck, barge, ship, pipeline, or other means between one or more locations of a Credit Party, a processor, or a customer in the ordinary course of business, (iii) changes in location with respect to Property that is being transported to or from, or is in the possession of or under the control of, a bailee, warehouseman, bulk storage or tank farm operator, terminal operator, blending facility operator, or repair Person, in the ordinary course of business, (iv) Property that is located at a tolling facility to be further processed by unit operations including but not limited to purification, denaturing, blending, or further converted to value added products including but not limited to JP8, JP5, para xylene, and isooctane, (v) Property at any location where Collateral with a value of $1,000,000 or less is located (provided that the value of all of the Property at such locations described in this clause (v) does not exceed $2,500,000 in the aggregate at any time), (vi) changes resulting from Property being in the possession of the Collateral Trustee), or (vii) changes to any location identified on Schedule 4 to the Security Agreement, in each case if such new location is not listed on the schedules to any of the Security Documents or any Perfection Certificate or the most recent supplements or updates thereto. Promptly upon receiving such notification from the Company after Trustee receives such Deliverables Notice, the Collateral Trustee shall so notify each Holder.

(q) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of any Credit Party, or any of its Subsidiaries, as Trustee, Collateral Trustee or any Holder may from time to time reasonably request.

(r) 314(a) of the Trust Indenture Act. The information required pursuant to Section 314(a) of the Trust Indenture Act.

Section 4.12 Additional Interest

If at any time Additional Interest becomes payable by the Company pursuant to Section 9.03, the Company shall promptly deliver to the Trustee a certificate to that effect and stating (i) the amount of such Additional Interest that is payable and (ii) the date on which such Additional Interest is payable. Any Person entitled to such Additional Interest may, but shall not be obligated to, deliver a certificate to such effect to the Trustee. Unless and until a Trust Officer of the Trustee receives such a certificate, the Trustee may assume without inquiry that no Additional Interest is payable. If the Company has paid Additional Interest directly to the Persons entitled to such Additional Interest, the Company shall deliver to the Trustee a certificate setting forth the particulars of such payment. The Trustee shall not at any time be under any duty or responsibility to any Holder of Notes to determine the Additional Interest, or with respect to the nature, extent, or calculation of the amount of Additional Interest owed, or with respect to the method employed in such calculation of the Additional Interest.

Section 4.13 Stay; Extension and Usury Laws

Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company or the Guarantors from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture and each of the Company and the Guarantors (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.14 [Reserved]

Section 4.15 [Reserved]

Section 4.16 Maintenance of Property

Each Credit Party shall maintain, preserve and protect all material Property (other than Intellectual Property) reasonably necessary in the operation of or used or useful in the business of the Credit Parties in good condition and repair, ordinary wear and tear and condemnation and Permitted Dispositions excepted and maintain its operated Property (other than Intellectual Property), as a reasonably prudent operator would, in good condition and repair, ordinary wear and tear and condemnation and Permitted Dispositions excepted (including, without limitation, as commercially practicable making or causing to made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of any Credit Party’s business); provided that no item of Property needs to be repaired, renewed, replaced, or improved and no leased Property needs to be maintained, if such Credit Party shall in good faith determine that such action is not necessary or desirable in its business judgment for the continued efficient and profitable operation of the business of the Credit Parties; and, provided further each Credit Party shall abstain from knowingly or willfully permitting the Release of any Hazardous Substance in, on or about the owned, leased or operated Property except in compliance with Environmental Law, the Release of which could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 4.17 Agreement to Pledge

As and when required under the Security Agreement (and subject to the terms hereof and thereof (including any exceptions, limitations and time periods provided therein), each Credit Party shall, grant to Collateral Trustee, for the benefit of the Secured Parties, an Acceptable Security Interest in any Property of such Credit Party (other than Excluded Property) now owned or hereafter acquired, including without limitation, (i) each Credit Party shall execute and deliver to the Collateral Trustee (or any successor entity thereof) for the benefit of the Secured Parties hereunder, deposit account control agreements for each of their Deposit Accounts (other than Excluded Deposit/Security Accounts as defined in the Security Agreement) in accordance with Section 5.1 of the Security Agreement and (ii) the Company shall deliver to the Collateral Trustee (or any successor entity thereof) for the benefit of the Secured Parties hereunder, certificates representing all of the Equity Interests owned by the Company or any other Credit Party (other than Excluded Property), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the Company or another Credit Party, as applicable. The Company shall deliver to the Collateral Trustee insurance certificates naming Collateral Trustee as additional insured, or loss payee, as applicable, and evidencing insurance which meets the requirements of this Indenture and the Security Documents.

Section 4.18 Use of Proceeds

Each Credit Party shall use the proceeds of any Option Notes (i) to pay the fees, costs, and expenses incurred in connection with this Indenture, the other Equity Documents and the transactions contemplated hereby and thereby and (ii) for working capital purposes and for all other general corporate purposes, including the repayment or repurchase of outstanding debt in accordance with the terms of this Indenture.

Section 4.19 Title Evidence and Opinions

Each Credit Party shall from time to time upon the reasonable request of the Requisite Holders or the Collateral Trustee (acting at the direction of the Requisite Holders), take such actions and execute and deliver such documents and instruments as the Collateral Trustee or the Requisite Holders shall require to ensure that the Collateral Trustee shall, at all times, have received satisfactory title evidence in regards to the Real Property subject to a Mortgage, which title evidence shall be in form and substance acceptable to the Requisite Holders in their sole discretion.

Section 4.20 Further Assurances; Cure of Title Defects

Each Credit Party shall, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Documents and this Indenture. Each Credit Party hereby authorizes Collateral Trustee, acting at the direction of the Requisite Holders, to file any financing statements without the signature of such Credit Party to the extent permitted by

Applicable Law in order to perfect or maintain the perfection of any security interest granted under any of the Security Documents and the Indenture Documents. Notwithstanding the foregoing but subject to the Security Agreement (and subject to the terms hereof and thereof (including any exceptions, limitations and time periods provided therein), as soon as reasonably practicable, upon the request of the Collateral Trustee (acting at the direction of the Requisite Holders) or the Requisite Holders, each Credit Party at its expense will, (a) promptly execute, acknowledge and deliver or cause the execution, acknowledgement and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office and document, agreement and/or instrument to comply with or accomplish the covenants and agreements of each Credit Party, in the Security Documents and this Indenture, or to further evidence and more fully describe the Property intended to constitute Collateral to secure the Obligations, or (b) take any necessary action to correct any omissions in the Security Documents, or to state more fully the security obligations set out herein or in any of the Security Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Collateral Trustee to exercise and enforce its rights and remedies with respect to any Collateral. Within thirty (30) days (or, in each case, such later date as the Requisite Holders or Collateral Trustee may agree (acting at the direction of the Requisite Holders)) after (a) a request by the Requisite Holders or the Collateral Trustee (acting at the direction of the Requisite Holders) to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by the Requisite Holders or the Collateral Trustee (sent at the direction of the Requisite Holders) that any Credit Party has failed to comply with Section 4.19, such Credit Party shall (i) cure such title defects or exceptions which are not Permitted Liens and (ii) deliver to the Collateral Trustee and the Holders title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance reasonably acceptable to the Requisite Holders as to such Credit Party’s ownership of such Properties and the Collateral Trustee’s Liens and security interests therein as are required to maintain compliance with Section 4.19.

Section 4.21 Additional Collateral; Additional Guarantors

(a) Subject to this Section 4.21 and the provisions of the Security Agreement (and subject to the terms hereof and thereof (including any exceptions, limitations and time periods provided therein)), with respect to any Property (excluding Real Property and Excluded Property) acquired after the Closing Date, by any Credit Party that constitutes Collateral or is otherwise intended to be subject to the Lien created by any of the Security Documents (other than Excluded Property) but is not so subject or with respect to any Property previously designated as Excluded Property (but is no longer designated as Excluded Property), each Credit Party shall (i) execute and deliver to the Collateral Trustee such amendments or supplements to the relevant Security Documents or such other documents as are necessary to grant to the Collateral Trustee, for the benefit of the Secured Parties, Acceptable Security Interest on such Property, and (ii) to the extent not already created and/or perfected, take all actions necessary to cause such Property to be subject to an Acceptable Security Interest and not already perfected in accordance with all applicable Legal Requirements, including the filing of financing statements in all necessary filing offices, in each case, in accordance with the time frames required under the Security Agreement.

(b) [Reserved]

(c) Each Credit Party (i) shall grant to the Collateral Trustee, within sixty (60) days (or such longer period approved by the Requisite Holders in their reasonable discretion or the Collateral Trustee (acting at the direction of the Requisite Holders in their reasonable discretion)) of the acquisition thereof, an Acceptable Security Interest in and Mortgage encumbering each Real Property valued at least $1,000,000 owned in fee by such Credit Party as is acquired by such Credit Party after the Closing Date, and (ii) at the Collateral Trustee’s direction (at the direction and reasonable discretion of the Requisite Holders), shall use commercially reasonable efforts to grant to the Collateral Trustee, within sixty (60) days (or such longer period approved by the Requisite Holders in their reasonable discretion or the Collateral Trustee (acting at the direction of the Requisite Holders in their reasonable discretion)) of the acquisition thereof, an Acceptable Security Interest in and Mortgage encumbering each leased Real Property (where the term of such lease is at least 7 years (including any options to extend)) and the operations ongoing at such site are integral to the Credit Parties’ business and primarily involve manufacturing and processing operations (with the exception of locations used solely as the Credit Parties’ headquarters, office locations, or for storage or warehousing) of such Credit Party, in each case, as additional security for the Obligations. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the respective Liens in favor of the Collateral Trustee required to be granted pursuant to the Mortgages. Such Credit Party shall otherwise take such actions and execute and/or deliver to the Collateral Trustee such documents as the Collateral Trustee (acting at the direction of the Requisite Holders) or the Requisite Holders shall reasonably require to confirm the validity, perfection and priority of the Liens of any existing Mortgages or such new Mortgages against such after-acquired Real Property.

Section 4.22 Leases, Development and Maintenance

Each Credit Party shall (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the leases and all other similar agreements and contracts constituting or affecting the Properties of any Credit Party except, in each case, where the amount thereof is being contested in good faith by appropriate proceedings and except where the nonpayment or non-performance of which could not reasonably be expected to result in a Material Adverse Change, (b) in all material respects, do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the production, sale and distribution of chemicals and biofuels and any activities related thereto, and (c) maintain (or cause to be maintained) the leases, units and acreage to which the Properties of any Credit Party pertain in a prudent manner consistent with industry standard practices provided that such Credit Party shall not be required to maintain such leases, units and acreage if it in good faith determines, using its business judgment, that such leases, units and/or acreage are not necessary or desirable for the continued efficient and profitable operation of the business of the Credit Parties.

Section 4.23 Litigation and Other Notices

If requested by the Trustee acting pursuant to a Deliverables Notice received from the Requisite Holders, each Credit Party shall furnish to the Trustee written notice of the following as soon as reasonably practicable (and, in any event, within five (5) Business Days of the occurrence thereof) (and Collateral Trustee shall deliver to each Holder a copy of such written notice received from the Company promptly upon receipt thereof):

(a) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority with respect to any Equity Document or other Indenture Document; and

(b) the occurrence of a Casualty Event, in excess of $250,000.

Section 4.24 Employee Benefits

Each Credit Party shall (a) except as could not reasonably be expected to have a Material Adverse Change, with respect to any Plan, comply in all respects with the applicable provisions of ERISA and the Code and (b) furnish to the Trustee (x) as soon as possible after, and in any event within ten (10) days after any Responsible Officer of any Credit Party knows or has reason to know, that any Termination Event has occurred that, alone or together with any other Termination Event that has occurred, could reasonably be expected to result in liability of any Credit Party or any Controlled Group member in an aggregate amount exceeding $1,000,000 annually, a statement of a Responsible Officer of the applicable Credit Party setting forth details as to such Termination Event and the action, if any, that the Company and any applicable Credit Party propose to take with respect thereto, and (y) upon request by the Requisite Holders or the Trustee (acting at the direction of the Requisite Holders), copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any Controlled Group member with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Credit Party or any Controlled Group member from a Multiemployer Plan sponsor or any governmental agency concerning a Termination Event with respect to matters that could reasonably be expected to result in a liability of any Credit Party in an amount exceeding the $1,000,000 annually; and (iv) such other documents or governmental reports or filings relating to any Plan or the Multiemployer Plan as the Trustee (acting at the direction of the Requisite Holders) or Requisite Holders shall reasonably request with respect to matters that could reasonably be expected to result in a liability of any Credit Party in an amount exceeding the $1,000,000 annually. Notwithstanding any provisions set forth in this Section 4.24, no notices, statements, schedules, reports, documents, filings or other deliverables shall be sent to Holders under this Section 4.24 unless requested by Requisite Holders.

Section 4.25 Compliance with Environmental Laws

(a) Each Credit Party shall comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Credit Party or any Subsidiary to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Credit Party shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 4.25(a) shall have occurred and be continuing for more than twenty (20) days without any Credit Party commencing activities reasonably likely to cure such Default, at the written request of the Collateral Trustee (acting at the direction of the Requisite Holders) or the Requisite Holders, such Credit Party shall provide to the Holders within forty-five (45) days after such request, at the expense of the Credit Party, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance reasonably acceptable to the Requisite Holders and indicating the presence or absence of Hazardous Substances and the estimated cost of any compliance or Response to address them.

(c) No Credit Party shall install, nor permit to be installed, in any Property subject to a Mortgage any Hazardous Substances, other than in material compliance with applicable Environmental Laws.

Section 4.26 Information Regarding Collateral

No Credit Party shall effect any change (i) in any Credit Party’s legal name, (ii) in the location of any Credit Party’s chief executive office, (iii) in any Credit Party’s identity or organizational structure, (iv) in any Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Credit Party’s jurisdiction of organization (including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Trustee not less than ten (10) days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Requisite Holders or the Collateral Trustee (with the consent of the Requisite Holders), of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Requisite Holders may reasonably request (and Collateral Trustee shall deliver a copy of such notice to each Holder promptly upon receipt thereof); (B) it shall have taken all action reasonably satisfactory to the Requisite Holders to maintain the perfection and priority of the security interest of the Collateral Trustee for the benefit of the Secured Parties in the Collateral, if applicable; and (C) such change is not otherwise in violation of this Indenture. Each Credit Party agrees, as soon as practicable, to provide the Collateral Trustee with certified Organizational Documents reflecting any of the changes described in the preceding sentence (and Collateral Trustee shall provide copies of such Organizational Documents to Holders promptly upon receipt thereof).

Section 4.27 Approvals

(a) The Credit Parties will promptly obtain all Real Property Approvals which may hereafter become required, necessary or desirable, except to the extent failure to obtain such Real Property Approvals could not reasonably be expected to result in a Material Adverse Change, and will furnish the Collateral Trustee and Holders with evidence that the Credit Parties have obtained such Real Property Approval.

(b) The Credit Parties will duly perform and comply with all of the terms and conditions of all Real Property Approvals obtained at any time except as could not reasonably be expected to cause a Material Adverse Change.

Section 4.28 Conditions Subsequent

Credit Parties shall satisfy and perform, on or prior to the dates required by the terms of Schedule 4.28 to the Indenture (as extended, in writing, by the Requisite Holders or the Collateral Trustee (acting with the consent of the Requisite Holders)), each of the conditions specified on Schedule 4.28 to the Indenture as required by the terms of Schedule 4.28 to the Indenture. Anything contained in this Indenture, any other Equity Document or the Indenture Documents to the contrary notwithstanding, the Credit Parties shall not be required to execute, deliver, satisfy or perform any item described on Schedule 4.28 to the Indenture prior to the dates specified therein.

NEGATIVE COVENANTS

So long as any of the Obligations remain outstanding, each Credit Party agrees, unless the Requisite Holders shall otherwise consent in writing, to comply with the following covenants:

Section 4.29 Liens, Etc.

No Credit Party shall create, assume, incur, or suffer to exist any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that each Credit Party may create, incur, assume, or suffer to exist any of the following, in each case, solely to the extent that such Liens are not granted for the direct or indirect benefit of any Unrestricted Subsidiary (other than (x) any Liens permitted under Section 4.29(m) to secure Permitted Subordinated Debt, solely to the extent that the proceeds of such Indebtedness constitute Non-Recourse Investment Assets and are used to make Investments in Unrestricted Subsidiaries that are permitted under the terms of this Indenture and (y) Liens permitted under Section 4.29(d), Section 4.29(i), Section 4.29(w), Section 4.29(ee) and Section 4.29(ff), in each case, to the extent such Liens (and the obligations that they secure, if any) are on terms that are no less favorable to the Credit Party, than those that might be obtained at the time from a Person who is not an Affiliate):

(a) Liens granted pursuant to the Security Documents and securing the Obligations;

(b) purchase money Liens or interests of lessors under Capital Leases or purchase money security interests upon or in any Equipment or for other fixed or capital assets acquired or held by any Credit Party in the ordinary course of business; provided that, the principal amount of Indebtedness secured by such Liens shall not exceed $2,500,000 in the aggregate at any time outstanding and that such Indebtedness (i) was incurred solely for the purpose of financing the purchase, acquisition or improvement of the Property purchased, acquired or improved (or refinancing such Indebtedness), (ii) is secured only by such Property so purchased, acquired or improved and the proceeds and products thereof and not by any other Property of any Credit Party, and (iii) does not exceed the aggregate purchase price of such Property except as otherwise permitted pursuant to a Permitted Refinancing of such Indebtedness; provided, that in each case, individual financing of Equipment provided by one purchase money lender or lessor may be cross-collateralized to other outstanding financings of Equipment or other fixed or capital assets provided by such purchase money lender or lessor;

(c) Liens for taxes, assessments, or other governmental charges or levies not yet due or not yet delinquent or, if delinquent, that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

(d) Liens in favor of vendors, carriers, producers, growers, warehousemen, toll manufacturers, repairmen, mechanics, workmen, materialmen, construction, landlords, laborers, suppliers, purifiers, processors or similar Liens arising by operation of law, in each case, in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided such reserve as may be required by GAAP shall have been made therefor;

(e) [Reserved]

(f) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of any Credit Party;

(g) Liens set forth on Schedule 4.29 to the Indenture to the extent that such Liens do not secure loans, bonds or other borrowed money;

(h) easements, rights-of-way, restrictions, farm leases and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in any Credit Party’s industry, none of which materially interfere with the ordinary conduct of the business of any Credit Party or materially detract from the value or use of the Property to which they apply;

(i) Licenses of Intellectual Property granted by a Credit Party in the ordinary course of business and other licenses of Intellectual Property otherwise permitted under Section 4.32 hereof;

(j) Liens on cash collateral securing Indebtedness permitted under Section 4.30(b);

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any Credit Party in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, to secure Indebtedness permitted under Section 4.30(o) hereof or otherwise granted in connection with the maintenance of such accounts in the ordinary course of business;

(l) Liens in favor of vendors or lessors arising under any conditional sale agreement, synthetic lease, or other title retention agreement;

(m) Liens securing Permitted Subordinated Debt;

(n) Liens that secure obligations that do not exceed $1,000,000 at any time provided that such obligations (secured by such Liens) do not consist of loans, bonds or other borrowed money;

(o) Liens on cash and cash equivalents deposited with a third-party trustee that arise in connection with the defeasance, discharge or redemption of Indebtedness to the extent that such defeasance, discharge or redemption of Indebtedness is not prohibited hereunder;

(p) customary negative pledges on assets being sold or disposed of as part of a Disposition, including customary restrictions on distributions by a Subsidiary of the Company to be sold, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Person; in each case, provided, that, such Disposition is permitted under Section 4.32 hereof;

(q) Liens on property of a Person existing at the time such Person is acquired pursuant to a permitted acquisition (or consolidated into a Credit Party as part of such permitted acquisition) provided, that such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment and do not extend to any assets other than the assets so acquired;

(r) deposits in the ordinary course to secure insurance carriers and Liens on premium refunds and insurance proceeds securing the financing of insurance premiums permitted hereunder;

(s) Liens solely on any cash earnest money deposits made by a Credit Party in connection with a Permitted Investment provided that such deposits themselves are Permitted Investments;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods;

(u) any margin call requirements or any Liens on cash collateral and other assets, in each case, with a value (or, with respect to margin calls obligations, in an amount) not to exceed $5,000,000 in the aggregate securing obligations in respect of Hedge Contracts permitted pursuant to Section 4.30(d);

(v) judgment Liens arising solely as a result of the existence of judgments, orders, or awards, including notices of lis pendens and associated rights related to litigation and other controversies, in each case, that do not constitute an Event of Default hereunder;

(w) the interests of lessors and sublessors under operating leases;

(x) Liens on amounts deposited to secure Credit Parties’ obligations in connection with the making or entering into of bids, tenders, trade contracts, governmental contracts, utilities contracts, or leases in the ordinary course of business and not in connection with the borrowing of money;

(y) Liens on amounts deposited to secure Credit Parties’ reimbursement and indemnity obligations with respect to surety, performance, stay, customs or appeal bonds obtained in the ordinary course of business to the extent that such reimbursement and indemnity obligations are permitted under Section 4.30(f) hereof;

(z) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness secured by such Liens is refinanced by a Permitted Refinancing and so long as the replacement Liens only encumber those assets or classes of assets that secured the original Indebtedness;

(aa) Liens to secure Indebtedness permitted under Section 4.30(q) hereof;

(bb) Liens in favor of the indenture trustee (as defined in the Trust Indenture Act), in its capacity as such and not in any other capacity, if any, under in respect of any Indebtedness permitted by Section 4.30; provided that (i) such Liens only secure (A) a Credit Party’s obligation to pay such indenture trustee reasonable and customary compensation and the reimbursement of such indenture trustee’s reasonable fees, costs and expenses, in each case, for its services as the indenture trustee and (B) any Credit Party’s obligations to indemnify the indenture trustee, and (ii) such Lien only attaches to funds held or collected by such indenture trustee in its capacity as the indenture trustee with respect to such Indebtedness;

(cc) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens and rights reserved in any lease for rent or for compliance with the terms of such lease;

(dd) source code escrow agreements entered into in the ordinary course of business;

(ee) the entering into of marketing distribution, supply, off take, development, or like agreements, in each case, relating to the sale of Inventory (as defined in the Security Agreement) in the ordinary course of business and containing standard or customary terms for such agreements (which terms may include, without limitation, rights of first offer and/or exclusivity arrangements);

(ff) Liens on Equity Interests or joint ventures or other Unrestricted Subsidiaries, which Liens consist of restrictions or covenants contained in the documents governing or evidencing any Equity Interest issued by any Unrestricted Subsidiary or any joint venture interest, in each case, that is owned by any Credit Party, including restrictions providing for customary buy/sell arrangements or restrictions and conditions on assignment or transfer of such Equity Interests or providing for the breach, termination or default under such joint venture, stockholder, membership, limited liability company, or partnership agreement governing such Equity Interests or joint venture if a security interest therein is granted by in such Equity Interests or joint venture;

(gg) solely to the extent constituting Liens, (i) the Investments permitted by Sections 4.35(k)(i), (o), and (q) and (ii) the Dispositions permitted by Sections 4.32(b)(i), (x), (xvi), and (xxii);

(hh) legal retainer(s) paid to legal counsel of Credit Parties to the extent that the unapplied portion of any such retainer(s) do not exceed $250,000 at any time; and

(ii) (i) Liens on the Subject Feedstock granted by Agri-Energy in favor of FC Stone pursuant to the FC Stone Origination Agreement and solely to the extent (x) such Liens secure Agri-Energy’s obligations to FC Stone under the FC Stone Origination Agreement and (y) such Liens are subject to the FC Stone Subordination Agreement, and (ii) solely to the extent constituting a Lien, the set off rights afforded to FC Stone in regards to payment obligations under the FC Stone Lease Agreement and the FC Stone Origination Agreement).

Section 4.30 Indebtedness, Guarantees, and Other Obligations

No Credit Party shall create, assume, suffer to exist, or in any manner become or be liable in respect of, any Indebtedness except any of the following, in each case, solely to the extent that such Indebtedness was not created, incurred or assumed (and Credit Parties have not become liable on account of such Indebtedness) for the direct or indirect benefit of any Unrestricted Subsidiary (other than (x) any Indebtedness permitted under Section 4.30(h), solely to the extent that the proceeds of such Indebtedness constitute Non-Recourse Investment Assets and are used to make Investments in Unrestricted Subsidiaries that are permitted under the terms of this Indenture and (y) any Indebtedness permitted under Section 4.30(j), (k)(iii) and Section 4.30(n)(ii), in each case, to the extent such Indebtedness is on terms that are no less favorable to the Credit Party, than those that might be obtained at the time from a Person who is not an Affiliate of a Credit Party):

(a) Indebtedness of the Credit Parties under the Equity Documents, the Notes, and each other Security Document and Indenture Document;

(b) Indebtedness set forth on Schedule 4.30 to the Indenture and any Permitted Refinancing thereof;

(c) Indebtedness secured by the Liens permitted under Section 4.29(b) and any Permitted Refinancing thereof;

(d) Indebtedness under Hedge Contracts in each case, entered into in the ordinary course of business and not purely for speculative purposes; provided that (i) such Indebtedness shall not be secured other than as permitted under Section 4.29(u) hereof, and (ii) such Indebtedness shall not obligate any Credit Party to any margin call requirements including any requirement to post cash collateral, property collateral or a letter of credit other than as permitted under Section 4.29(u) hereof;

(e) Indebtedness of any Credit Party owing to any other Credit Party; provided that such Indebtedness is unsecured and shall, upon the occurrence and during the continuation of an Event of Default be subordinated in right of payment to the payment of the Obligations;

(f) Indebtedness evidenced by letters of credit, surety, statutory and appeal bonds and other credit assurances and similar obligations of a like nature (and unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations), in each case, entered into in the ordinary course of business;

(g) [Reserved]

(h) Permitted Subordinated Debt and Other unsecured Indebtedness in an aggregate amount outstanding at any time not to exceed $80,000,000;

(i) [Reserved]

(j) Indebtedness incurred for the acquisition of services, supplies or inventory on normal trade credit in the ordinary course of business;

(k) Indebtedness consisting of (i) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; (ii) unsecured guarantees with respect to Indebtedness of Credit Parties, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness; and (iii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers (who are Unrestricted Subsidiaries) in connection with Permitted Dispositions between Credit Parties and Unrestricted Subsidiaries;

(l) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(m) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Credit Parties (including director and officer insurance), so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance;

(n) (i) liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Credit Parties incurred in connection with the consummation of one or more acquisitions permitted under Section 4.35 that do not involve Unrestricted Subsidiaries and (ii) liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Credit Parties incurred in connection with the consummation of one or more acquisitions with Unrestricted Subsidiaries permitted under Section 4.35;

(o) Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(p) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Indebtedness permitted under this Section 4.30;

(q) Indebtedness in respect of reimbursement obligations associated with letters of credit issued to utility providers in the ordinary course of business as deposits to secure performance of any Credit Party’s obligations to such utility providers;

(r) Indebtedness in respect of deferred payment contracts for the purchase of corn entered into in the ordinary course of business;

(s) Indebtedness in respect of the Prior Warrants; and

(t) Indebtedness incurred by (i) Agri-Energy in connection with Agri-Energy’s purchase of Subject Feedstock pursuant to the FC Stone Origination Agreement and (ii) the Company pursuant to the FC Stone Guaranty.

Section 4.31 Agreements Restricting Liens

No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Indenture, the other Equity Documents and Indenture Documents; (2) covenants in documents creating Liens permitted by Section 4.29 prohibiting further Liens on the properties encumbered thereby; (3) contractual arrangements or covenants described on Schedule 4.31 to the Indenture and, in the case that such arrangements or covenants are in regards to Indebtedness, any Permitted Refinancing thereof (to the extent permitted under Section 4.30 hereof) and in the case of arrangements or covenants that do not involve Indebtedness, any agreement evidencing any renewal or extension thereof to the extent permitted hereunder, (4) such restrictions that are binding on a Credit Party at the time such Credit Party first becomes a Subsidiary, so long as such contractual obligations were not entered into in contemplation of the acquisition whereby such Subsidiary was acquired and so long as such restrictions only apply to such Credit Party, (5) restrictions relative to Liens on Equity Interests or interests in joint ventures under agreements described in Section 4.29(ff) or that are customary provisions in joint venture agreements and other similar agreements or written arrangements applicable to such joint ventures, in each case, to the extent that such joint ventures are permitted hereunder, (6) are customary restrictions in leases, subleases, licenses, sublicenses, asset sale or similar agreements, including with respect to Intellectual Property and other similar agreements, in each case, to the extent such leases, subleases, licenses, sublicenses, asset sale or similar agreements are permitted under this Indenture and so long as such restrictions relate solely to the assets subject thereto, (7) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Credit Party, (8) arise in connection with cash deposits or other deposits permitted under Section 4.29 to the extent that such restriction shall only be in regards to such deposit(s), (9) the obligations under any Hedge Contracts permitted hereunder solely to the extent that such restriction is in regards to the cash collateral permitted to secure such Hedge Contract under Section 4.29(u) hereof, (10) the agreements, documents and/or instruments evidencing Indebtedness incurred by Unrestricted Subsidiaries provided that such restrictions shall only apply to the Property of such Unrestricted Subsidiaries, (11) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business and (12) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Notes, this Indenture, or the other Equity Documents or Indenture Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations.

Section 4.32 Merger or Consolidation; Asset Sales

No Credit Party shall:

(a) merge or consolidate with or into any other Person; provided that (i) any Guarantor may merge or consolidate with any Person (other than the Company) so long as a Guarantor is the surviving Person or such Person becomes a Guarantor contemporaneously with such merger or consolidation, (ii) any Credit Party may merge or consolidate with the Company so long as the Company is the surviving Person and (iii) any Unrestricted Subsidiary may merge or consolidate with any other Unrestricted Subsidiary; or

(b) except as provided in clause (a) immediately above, make any Disposition of any of its Property, other than the following, which shall expressly exclude (x) the sale of the Property located at 502 South Walnut Ave, Luverne, MN 56156 under Section 4.32(b)(vi) other than any such Disposition for fair market value involving consideration of not more than $500,000 with respect to any single Disposition or series of related Dispositions or not more than $2,000,000 in the aggregate for all such Dispositions per year and (y) any of the Equity Interests of Agri-Energy, LLC (for the avoidance of doubt, the Disposition of Real Property located at 502 South Walnut Ave, Luverne, MN 56156 shall not be permitted under this Section 4.32(b) other than to the extent that there is availability in the $500,000 and $2,000,000 baskets referenced in clause (x) immediately above in this Section 4.32(b)):

(i) the Hydro-Carbon Investment in the Hydro-Carbon Subsidiary and the issuance or sale of Equity Interests of the Hydro-Carbon Subsidiary, in each case, solely to the extent that the Collateral Trustee, for the benefit of the Secured Parties, is granted a perfected first priority security interest in all of the Equity Interests of the Hydro-Carbon Subsidiary issued to any Credit Party (or of a holding company that owns 100% of the interests in such Unrestricted Subsidiaries that are indirectly owned by such Credit Party);

(ii) the Disposition of cash and Liquid Investments in the ordinary course of business;

(iii) the Disposition of Property that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of the Credit Parties as reasonably determined by such Credit Party or (C) with respect to any Equipment, contemporaneously replaced with Equipment of at least comparable value and use;

(iv) the Disposition of Property (A) between or among Credit Parties and (B) by any Subsidiary that is not a Credit Party to any Credit Party to the extent such transaction is otherwise permitted hereunder;

(v) the Disposition of the Equity Interests of the Company in connection with a conversion of the Notes into Common Stock;

(vi) Dispositions, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) are less than $15,000,000 with respect to all such Dispositions made through the Stated Maturity Date; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (with the exception of $250,000 of such consideration, which shall not be required to be at fair market value) (in the case of any Disposition the proceeds of which are in excess of $10,000,000, determined in good faith by the Board of Directors of the Company (or similar governing body)), (B) no less than 70% of the proceeds thereof shall be paid in cash or Liquid Investments (with the exception of $250,000 of such consideration, which shall not be required to comply with the requirements set forth in this clause (B)) and (C) at the time of such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(vii) the sale, assignment, transfer, disposition or discount, in each case, without recourse, of accounts receivable arising in the ordinary course of business but only in connection with a compromise, settlement or collection;

(viii) to the extent constituting a Disposition, Restricted Payments permitted under Section 4.33;

(ix) (A) non-exclusive licenses of patents, trademarks, copyrights, and other Intellectual Property rights, (B) non-perpetual exclusive licenses of patents, trademarks, copyrights, and other Intellectual Property rights with respect to geographic area, fields of use and customized products for specific customers that would not result in a transfer of title of the licensed property under Applicable Law, (C) the abandonment, lapse or other disposition of licenses, Intellectual Property or related rights that are no longer material to the conduct of the business of the Credit Parties as such business is operated and the license, lapse or abandonment of such licenses, Intellectual Property or related rights does not materially detract from any Credit Party’s value, (D) any election not to oppose any adverse reexamination process with respect to patents of such Credit Party to the extent such course of action is made by such Credit Party in the exercise of its reasonable business judgment and (E) licensees of Intellectual Property in connection with the settlement of litigation or adverse claims related to such Intellectual Property provided that such settlement would not reasonably be expected to cause a Material Adverse Change;

(x) leases or subleases of Real Property no longer used or no longer useful in the conduct of the business of any Credit Party and other lease of Real Property in the ordinary course of business;

(xi) sales of Inventory (as defined in the Security Agreement) to buyers in the ordinary course of business and/or the entering into of marketing distribution, supply, off take, development, or like agreements, in each case, relating to the sale of Inventory in the ordinary course of business and containing standard or customary terms for such agreements (which terms may include, without limitation, rights of first offer and/or exclusivity arrangements);

(xii) the abandonment by any Credit Party of any Property rights, franchises, licenses, that such Credit Party reasonably determines are not useful to its business or no longer commercially desirable, including, without limitation, leasehold interests in Real Property but excluding Intellectual Property;

(xiii) any Disposition of any Equity Interest of any Unrestricted Subsidiary or any other Investment in any Unrestricted Subsidiary; provided that, if such Disposition involves the Equity Interests of the Hydro-Carbon Subsidiary, then immediately after giving effect to such Disposition, such Hydro-Carbon Subsidiary shall continue to constitute a Subsidiary of any Credit Party;

(xiv) the granting of Liens permitted by Section 4.29;

(xv) any Casualty Event so long as the Net Cash Proceeds from such Casualty Event are applied, invested or reinvested in accordance with Section 3.14(c) hereof (to the extent required thereunder);

(xvi) the leasing or subleasing of farmland and other assets of any Credit Party in the ordinary course of business;

(xvii) the sale or issuance of Equity Interests of Company;

(xviii) [Reserved];

(xix) the making of Investments permitted by Section 4.35 and the making of Restricted Payments permitted by Section 4.33;

(xx) dispositions of assets in exchange or trade in for similarly valued assets so long as the assets so received by the Credit Party have a fair market value that is reasonably equivalent or greater to the fair market value of the assets so disposed by such Credit Party and to the extent that the assets subject to such disposition constituted Collateral, the assets received in exchange or trade for such assets shall also constitute Collateral;

(xxi) the surrender or waiver of contractual rights or the settlement, release or surrender of contract claims or tort claims, in each case, (x) in the ordinary course of business or (y) to the extent that Credit Parties determine that such surrender, waiver, settlement or release is desirable, in their business judgment, for the continued efficient and profitable operation of the business of the Credit Parties so long as such surrender, waiver, settlement or release is not reasonably likely to cause a Material Adverse Change;

(xxii) any grant of an option to purchase, lease or acquire property to another Person, so long as the Disposition resulting therefrom would otherwise be permitted hereunder;

(xxiii) [Reserved];

(xxiv) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xxv) the unwinding of any Hedge Contract(s) pursuant to its or their terms;

(xxvi) Dispositions of Property to the extent that (x) such Property is exchanged for credit against the purchase price of similar replacement Property that is promptly purchased or (y) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property (which replacement Property is actually promptly purchased) provided that, in each case, if the Property disposed of constituted Collateral, the replacement Property shall also constitute Collateral;

(xxvii) the leasing of the FC Stone Leased Bins by Agri-Energy to FC Stone for the storage of the Subject Feedstock pursuant to the FC Stone Lease Agreement; and

(xxviii) the licensing of certain Intellectual Property pursuant to the Butamax License Agreement.

(c) Notwithstanding Section 4.32(b) hereof, the Credit Parties shall not transfer, convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the Credit Parties’ business and/or Property (by way of merger, asset sale or otherwise).

For the avoidance of doubt, any Net Cash Proceeds from a Disposition of any Credit Party’s Property shall be subject to the terms of Section 3.14(a).

Section 4.33 Restricted Payments

No Credit Party shall make any Restricted Payments except: (i) any Subsidiary of the Company may pay cash Dividends to the Company or any wholly owned Subsidiary of the Company, (ii) if any Subsidiary of the Company is not a wholly owned Subsidiary of the Company, such Subsidiary may pay cash Dividends to its shareholders generally so long as the Company or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary), (iii) [Reserved], (iv) regularly scheduled interest payments and other payments are permitted, if permitted by the applicable subordination agreement governing such Indebtedness, (v) any Credit Party may make repurchases of Equity Interests deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Equity Interests or other convertible or exchangeable securities if such Equity Interests represent all or a portion of the exercise price therefor (but expressly excluding any exchange of convertible notes for Common Stock or other Equity Interests issued by the Company other than on the conversion terms set forth in such convertible notes (and/or any indenture pursuant to which such convertible notes were issued) (in the case of the convertible notes existing on May 9, 2014, as such terms are in effect on May 9, 2014) and including, for the avoidance of doubt, the making of payments (whether in cash or stock) required in connection therewith in accordance with such terms unless either (A) both (x) such exchange is deemed to be an at or above market exchange or conversion and (y) the Company receives cash consideration equaling at least $5,000,000 in connection with such exchange (in addition to the discharge or cancellation of the convertible notes in question) or (B) such exchange is made in compliance with clause (xiv) of this Section 4.33); (vi) cash payments in lieu of issuing fractional shares are permitted; (vii) Restricted Payments required in connection with (a) the exercise of warrants, (b) the conversion of convertible Indebtedness, and (c) any Inducement Cash Fee, in each case, to the extent that such conversion is for Equity Interests of the Company (and does not involve any cash payments other than in regards to the cash payment of Inducement Cash Fees and cash payments made in lieu of issuing fractional shares or payment obligations required under the terms of the Prior Warrants); (viii) the making of any Restricted Payment (other than Restricted Payments of the type referenced in clause (a)(x) of the definition of Restricted Payments set forth herein) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Capital Stock of the Company (other than Disqualified Equity Interests) or from the substantially concurrent contribution of common equity capital to the Company are permitted; (ix) distributions for the sole purpose of allowing the Company or the Guarantors to make distributions to current or former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) of the Company or any Credit Party, solely in the form of forgiveness of Indebtedness of such Persons owing to the Company or any other Credit Party on account of redemptions or repurchases of the Equity Interests of the Company or any other Credit Party held by such Persons up to an aggregate amount of $1,000,000 in any given calendar year are permitted; (x) the redemption, defeasance, repurchase or other acquisition or retirement of subordinated debt of a Credit Party made in exchange for, or out of the substantially concurrent sale of, new subordinated indebtedness qualifying as a Permitted Refinancing are permitted; (xi) payments of up to $500,000 in the aggregate per year made by the Company or any other Credit Party in respect of withholding or similar taxes payable upon exercise of Equity Interests by, or vesting of any Equity Interests held by, any future, present or former employee, officer or director of the Company or any other Credit Party are permitted; (xii) cash payments payable on account of the 2013 Warrants in effect on the 2013 Warrant Issuance Date, the 2014 Warrants in effect as of the 2014 Warrant Issuance Date, the 2015 Series A Warrants in effect as of the 2015 Series A Warrant Issuance Date, the 2015 Series B Warrants in effect as of the 2015 Series B Warrant Issuance Date, the 2015 Additional Warrants in effect as of the 2015 Additional Warrant Issuance Date, the 2015 4Q Warrants in effect as of the 2015 4Q Warrant Issuance Date, the 2015 4Q Pre-Funded Warrants in effect as of the 2015 4Q Pre-Funded Warrant Issuance Date, 2016 1Q Warrants in effect as of the 2016 1Q Warrant Issuance Date, 2016 Post 1Q Warrants in effect as of the 2016 Post 1Q Warrant Issuance Date, 2017 1Q Warrants in effect as of the 2017 1Q Warrant Issuance Date, Inducement Cash Fees, and the cashless exercise of options and warrants in accordance with their terms; (xiii) payments on, or purchases, redemptions, defeasances or other acquisitions of, Indebtedness of any of the Credit Parties that is contractually subordinated to the Obligations, in each case, from the proceeds of a Permitted Refinancing thereof; (xiv) any payments on, or pay off, purchases, redemptions, defeasances or other acquisitions of, any convertible debt securities or convertible notes issued prior to the date of the Exchange Agreement pursuant to the terms of the 2012 Indenture in an aggregate amount not to exceed either (y) the face amount of the securities or notes so redeemed and (z) $1.175 million in the aggregate, and (xv) any Credit Party may exchange any convertible debt securities or convertible notes issued pursuant to the terms of the 2012 Indenture for Common Stock issued by the Company (and regardless of whether such exchange is on the same conversion terms provided in such convertible notes and/or indenture). For the avoidance of doubt, nothing in this Section 4.33 shall permit the exchange of convertible notes for Common Stock or other Equity Interests issued by the Company other than on the conversion terms set forth in such convertible notes (and/or any indenture pursuant to which such convertible notes were issued) (in the case of the convertible notes existing on May 9, 2014, as such terms are in effect on May 9, 2014) unless, in each case, either (A) both (x) such exchange is at a conversion price which is deemed to be an at or above market (as defined in Nasdaq listing requirements) exchange or conversion and (y) the Company receives cash consideration equaling at least $5,000,000 in connection with such exchange (in addition to the discharge or cancellation of the convertible notes in question) or (B) such exchange is otherwise permitted by clause (xv) of this Section 4.33.

Section 4.34 Transactions with Affiliates

No Credit Party shall, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Credit Party on terms that are less favorable to the Credit Party, than those that might be obtained at the time from a Person who is not an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between the Credit Parties; (b) customary fees paid to, and any indemnity provided for the benefit of, members of the Board of Directors (or similar governing body) of the Company and any other Credit Party; (c) compensation or fees to, or the provision of benefits for officers, consultants and former consultants, directors and employees of the Company and the other Credit Parties entered into in the ordinary course of business; (d) transactions or arrangements described in Schedule 4.34 to the Indenture or any renewals or extensions of any such agreements (so long as such renewals or extensions are not less favorable in any material respect to the Company or any of the other Credit Parties); (e) Restricted Payments permitted to be made under Section 4.33; (f) transactions with consultants, customers, clients, suppliers, lessors, lessees, licensees, licensors or purchasers or sellers of goods or services, which may include Subsidiaries and Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture or in accordance with industry practice provided that in the case of transactions between Credit Parties and such Affiliates and/or Subsidiaries, (i) any payments, royalties, fees, compensation (or agreements to pay) or other consideration from a Credit Party to such Affiliates and Subsidiaries shall not be at a premium to the prevailing market rates for the applicable goods or service and (ii) any payments, royalties, fees, compensation or other consideration received by Credit Party from such Affiliates and/or Subsidiaries shall not be at a discount to the then prevailing rate for such goods or service; (g) the issuances of Equity Interests or other securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by a majority of the Board of Directors of the Company or majority of disinterested members of the Board of Directors or a compensation committee appointed by the Board of Directors; and (h) the following Investments in Unrestricted Subsidiaries: (i) those Investments made from the Non-Recourse Investment Assets, (ii) Investments pursuant to the subclause (s) in Section 4.35 and (iii) the Hydro-Carbon Investment in the Hydro-Carbon Subsidiary. With respect to all transactions to which the restrictions in this Section 4.34 apply, in regards to any transaction or series of transactions between an Affiliate of the Credit Parties and any Credit Party, involving aggregate consideration in excess of $5,000,000, such transaction or series of transactions shall require the approval of the Board of Directors of the Company and evidence of such approval shall be delivered to the Collateral Trustee.

Section 4.35 Investments

No Credit Party shall make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including, without limitation, the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of Indebtedness of or interests in any Person or any joint venture (in each case, an “Investment”), except any of the following Investments, in each case, solely to the extent that such Investments are not made in or for the direct or indirect benefit of any Unrestricted Subsidiary with the exception of (i) those Investments made from the Non-Recourse Investment Assets, (ii) Investments pursuant to clause (s) below, (iii) the Hydro-Carbon Investment in the Hydro-Carbon Subsidiary, (iv) the Investment permitted in the parenthesis set forth in Section 4.47(a)(iv) and (v) the Investments referenced in clauses (b), (k)(ii) and (u)(i) of this Section 4.35, in the case of this clause (v), to the extent such Investments are on terms that are no less favorable to the Credit Party, than those that might be obtained at the time from a Person who is not an Affiliate:

(a) Investments in cash and/or Liquid Investments;

(b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(c) creation of any additional Subsidiaries in compliance with Section 4.41 and the other provisions of this Section 4.35 (to the extent that any Investments are being made in or with respect to such Subsidiary);

(d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) Investments consisting of any deferred portion of the sales price or non-cash consideration received by any Credit Party in connection with any Disposition permitted hereunder provided that such Investments are pledged as Collateral hereunder (except to the extent consisting of Excluded Property);

(f) [Reserved];

(g) [Reserved];

(h) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(i) Hedge Contracts to the extent permitted under Section 4.30;

(j) (i) Investments made with any Non-Recourse Investment Assets and (ii) other Investments not to exceed $2,500,000 per year;

(k) (i) legal retainers deposited with legal counsel to the extent that such retainers do not exceed $250,000 at any time and prepaid expenses, and (ii) advances (including to trade creditors), made in connection with purchases of goods or services in the ordinary course of business;

(l) Investments by one Credit Party in another Credit Party or Investments by an Unrestricted Subsidiary into another Unrestricted Subsidiary;

(m) Investments owned by any Credit Party on the Closing Date which are described on Schedule 4.35 to the Indenture;

(n) Guarantees constituting Indebtedness permitted under Section 4.30 so long as the guaranty is of Indebtedness of a Credit Party permitted under Section 4.30;

(o) deposits of cash made in the ordinary course of business to secure performance of (i) operating leases of a Credit Party, and (ii) other contractual obligations of a Credit Party that do not constitute Indebtedness, in each case, in the ordinary course of business;

(p) non-cash loans and advances to employees, officers, and directors of a Credit Party for the purpose of purchasing Equity Interests in the Company so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests provided that the aggregate amount of such loans outstanding shall not exceed $1,000,000 at any time;

(q) earnest money deposits made in connection with any letter of intent or purchase agreement in connection with a Permitted Investment otherwise permitted under this Section 4.35 (and not otherwise prohibited hereunder);

(r) guarantees of leases (other than Capital Leases) or of other obligations, in each case, of a Credit Party that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(s) Investments, the consideration for which consists solely of Equity Interests of the Company;

(t) [Reserved];

(u) (i) normal and customary indemnities issued in the ordinary course of business (including in connection with any Permitted Disposition) or (ii) consisting of normal and customary indemnities issued in connection with the issuance and sale of securities otherwise permitted hereunder;

(v) the Hydro-Carbon Investment; and

(w) Investments (i) made by Agri-Energy consisting of prepayments by Agri-Energy under the FC Stone Origination Agreement, (ii) made by Agri-Energy in connection with the acquisition of corn grain in accordance with the FC Stone Origination Agreement, and (iii) made by the Company pursuant to the FC Stone Guaranty.

Section 4.36 Compliance with ERISA

Except as would not reasonably be expected to result in a Material Adverse Change, without the consent of the Requisite Holders, no Credit Party or any member of a Controlled Group shall be party, or otherwise subject, to a Plan or Multiemployer Plan. Without limitation to the foregoing, in any event, no Credit Party shall directly or indirectly, (a) engage in any transaction in connection with which the Company or any Controlled Group member could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code with respect to any Plan; (b) terminate any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Company or any Controlled Group member to the PBGC; (c) fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or Applicable Law, the Company or any Controlled Group member is required to pay as contributions thereto; (d) fail to satisfy the minimum funding standards within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA; (e) permit the actuarial present value of the benefit liabilities (based on reasonable assumptions used to fund such Plan for purposes of Sections 412 and 430 of the Code) under any Plan maintained by the Company or any Controlled Group member which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) acquire a 90% or greater interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA, and in either case, the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities, and the withdrawal liability, if assessed, could reasonably be expected to result in a Material Adverse Change; (g) incur a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (h) amend a Plan in contravention of Section 206(g) of ERISA; or (i) permit to exist any occurrence of any “Reportable Event” (as defined in Section 4043 of ERISA, and other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC or with respect to which the notice requirement is waived under applicable regulations), or any other event or condition, which presents a material risk of such a termination by the PBGC of any Plan, and in each case in clauses (a) through (i) above, to the extent such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Change.

Section 4.37 Sale-and-Leaseback

No Credit Party shall sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter, such Credit Party shall lease as lessee such Property or any part thereof or other Property which such Credit Party intends to use for substantially the same purpose as the Property sold or transferred.

Section 4.38 Change of Business; Accounting Change

From and after the Closing Date, no Credit Party shall engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and any businesses similar, related, ancillary or incidental thereto or a reasonable extension, development or expansion thereof; (ii) any businesses similar, related, ancillary or incidental thereto, or that is an adjunct thereto (provided that the Requisite Holders consent to such adjunct if material), or a reasonable extension, development or expansion thereof, and (iii) such other lines of business as may be consented to by the Requisite Holders (“Permitted Business”). No Credit Party shall, nor shall it permit any of its Subsidiaries to, make a change in the accounting principles employed in the preparation of the financial statements contained in the reports referred to in Section 4.11 or change its fiscal year end unless required to conform to GAAP or approved in writing by the Requisite Holders. For the avoidance of doubt, whether or not a part of the business of any Credit Party on the Closing Date, the Credit Parties are permitted to engage in the manufacture and distribution of fuels, chemicals and other renewable alcohols and, subject to Sections 4.29 and 4.32, in the licensing of Intellectual Property owned by the Credit Parties.

Section 4.39 Organizational Documents, Other Documents

No Credit Party shall:

(a) amend, supplement, modify or restate its Organizational Documents or allow the Organizational Documents of its Subsidiaries to be amended, in each case, if such amendment, supplement, modification or restatement could, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Holders (including, without limitation, electing to treat any pledged Equity Interests as a “security” under Section 8-103 of the UCC) provided, however, it is understood and agreed that amendments to the number of authorized shares to increase the number of authorized shares issuable (including the shares issuable under any equity incentive plan) shall not be deemed to be adverse to the Holders, or

(b) amend or modify, or permit the amendment or modification of, any provision of any Indebtedness that is subordinated to the Obligations in any manner that is adverse in any material respect to the interests of the Holders as determined by the Requisite Holders in their sole discretion unless such amendment, modification or change is permitted at such time under the applicable subordination agreement; or

(c) amend or modify, or permit the amendment or modification of, any provision of any Prior Warrant or Prior Warrant Agreement in any manner that is adverse to the Trustee, the Collateral Trustee or the Holders without the consent of the Trustee, Collateral Trustee and the Requisite Holders, except to reduce the exercise price as permitted under the terms of any Prior Warrant or Prior Warrant Agreement as in effect as of the date of the Purchase Agreement; or

(d) amend or modify, or permit the amendment or modification of, any provision of any FC Stone Agreement or the Butamax License Agreement in any manner that is adverse to the Trustee, the Collateral Trustee or the Holders without the consent of the Trustee, Collateral Trustee and the Requisite Holders.

Section 4.40 Use of Proceeds

No Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No Credit Party nor any Person acting on behalf of such Credit Party has taken or shall take, nor permit any of the Credit Parties to take any action which might cause any of the Equity Documents or Indenture Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of the Notes to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.41 Additional Subsidiaries

All Subsidiaries of the Credit Parties (other than the Unrestricted Subsidiaries) shall become Guarantors hereunder in accordance with this Section 4.41. No Credit Party shall create or acquire any Foreign Subsidiaries without the consent of the Requisite Holders unless such Subsidiary constitutes an Unrestricted Subsidiary and is subject to all of the restrictions in regards to Unrestricted Subsidiaries set forth herein. Credit Parties shall be permitted to create or acquire Domestic Subsidiaries provided that (a) creating or acquiring such Domestic Subsidiary is not otherwise prohibited hereunder, (b) promptly (and, in any event within thirty (30) days after such person becomes a Subsidiary or such longer period as approved by the Requisite Holders or the Collateral Trustee at the direction of the Requisite Holders in their sole discretion), such Domestic Subsidiary (other than an Unrestricted Subsidiary) delivers to the Collateral Trustee (or any successor thereto) on behalf of the Secured Parties hereunder and/or certain other secured parties, certificates, if any, representing all of the Equity Interests of such Domestic Subsidiary that are owned by any Credit Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the relevant Credit Party, and all intercompany notes owing from such Domestic Subsidiary (other than Unrestricted Subsidiary) to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party, (c) promptly (and, in any event within thirty (30) days after such person becomes a Subsidiary or such longer period as approved by the Requisite Holders or the Collateral Trustee at the direction of the Requisite Holders in their sole discretion), such new Subsidiary (other than an Unrestricted Subsidiary) executes and delivers to Trustee and Collateral Trustee (and Collateral Trustee shall deliver to Holders), a supplemental indenture substantially in the form of Annex A hereto and delivering it, together with an Officers’ Certificate and Opinion of Counsel as required by Sections 1.02 and 14.03, to the Collateral Trustee, a pledge and security agreement in the form of Exhibit E of the Indenture and a Mortgage, in each case, solely with respect to Property constituting Collateral, and such other Security Documents as the Collateral Trustee (acting at the direction of the Requisite Holders) or the Requisite Holders may reasonably request, (d) promptly (and, in any event within thirty (30) days after such person becomes a

Subsidiary or such longer period as approved by the Requisite Holders or the Collateral Trustee at the direction of the Requisite Holders in their sole discretion), to the extent not already created and/or perfected, to take all actions reasonably necessary or advisable in the opinion of the Collateral Trustee (acting at the direction of the Requisite Holders) or the Requisite Holders to cause the Lien in the Collateral created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Trustee (acting at the direction of the Requisite Holders) or the Requisite Holders and (e) the Company or the applicable Credit Party delivers to the Collateral Trustee (with a copy to each Holder) any certificates, opinions of counsel, title opinions or other documents as the Requisite Holders may reasonably request; provided that, in any event, no Domestic Subsidiary may be created or acquired if a Default has occurred and is continuing before, or a Default would arise after, giving effect to the creation or acquisition of such Domestic Subsidiary. For the avoidance of doubt, each Subsidiary Guarantee shall be released in accordance with Article 15.

Section 4.42 Schedules

Any modifications or supplements to the Schedules to the Indenture after the date hereof shall not cure (or constitute a waiver of) any Events of Default that would otherwise arise as a result of the items disclosed in such modifications or supplements.

Section 4.43 Anti-Terrorism; Anti-Money Laundering

No Credit Party shall, nor shall it permit any of its Subsidiaries to:

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 4.44, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Credit Parties shall deliver to the Holders any certification or other evidence requested from time to time by any Holder in its reasonable discretion, confirming the Credit Parties’ compliance with this Section 4.43).

(b) Cause or permit any of the funds of such Credit Party that are used to repurchase, redeem or otherwise repay the Notes (or any portion thereof or applicable Make-Whole Payment) to be derived from any unlawful activity with the result that the issuance of the Notes would be in violation of law.

Section 4.44 Embargoed Person

No Credit Party shall, nor shall it permit any of its Subsidiaries to cause or permit (a) any of the funds or properties of the Credit Parties that are used to repurchase, redeem or otherwise repay the Notes (or any portion thereof or applicable Make-Whole Payment) to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”)

that is identified on the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or regulation promulgated thereunder with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law, or the Notes would be in violation of law, the executive order, any related enabling legislation or any other similar executive orders (collectively, “Executive Orders”), or (2) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Credit Parties, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law or the Notes are in violation of law.

Section 4.45 Optional Prepayments of Debt

No Credit Party shall optionally prepay, redeem, purchase, defease or otherwise optionally satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than Restricted Payments, which shall be subject to Section 4.33), except (a) [Reserved], (b) regularly scheduled or required or mandatory repayments, redemptions, conversions or prepayments of any Indebtedness that is permitted under Section 4.30, (c) prepayments with proceeds of any Permitted Refinancing, (d) so long as no Event of Default exists or would result therefrom, any other prepayments of Indebtedness permitted under Section 4.30, (e) conversion of convertible notes for Common Stock or other Equity Interests issued by the Company on the terms set forth in such convertible notes (and/or any indenture pursuant to which such convertible notes were issued) (in the case of the convertible notes existing on May 9, 2014, as such terms are in effect on May 9, 2014) and including, for the avoidance of doubt, the making of payments (whether in cash or stock) required in connection therewith in accordance with such terms, (f) any exchange of convertible notes for Common Stock or other Equity Interests issued by the Company other than on the conversion terms set forth in such convertible notes (and/or any indenture pursuant to which such convertible notes were issued) (in the case of the convertible notes existing on May 9, 2014, as such terms are in effect on May 9, 2014) and including, for the avoidance of doubt, the making of payments (whether in cash or Common Stock) required in connection therewith in accordance with such terms, in each case, provided that (x) such exchange is deemed to be an at or above market exchange or conversion and (y) the Company receives cash consideration equaling at least $5,000,000 in connection with such exchange (in addition to the discharge or cancellation of the convertible notes in question), (g) any payments on, or pay off, purchases, redemptions, defeasances or other acquisitions of, any convertible debt securities or convertible notes permitted pursuant to Section 4.33(xiv), and (h) any exchange of convertible debt securities or convertible notes permitted pursuant to Section 4.33(xv).

Section 4.46 Deposit Accounts

No Credit Party shall open or maintain any Deposit Accounts except for:

(a) Deposit Accounts set forth on Schedule 4.46 to the Indenture, and

(b) Deposit Accounts opened after the date hereof which (i) are subject to deposit account control agreements reasonably acceptable in form and substance to the Requisite Holders or (ii) constitute an Excluded Deposit Accounts (as defined in the Security Agreement).

Section 4.47 Unrestricted Subsidiaries

(a) Conditions to Designation. The Company may designate after the Closing Date any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) as an Unrestricted Subsidiary (a “Designation”) only if:

(i) no Default or Event of Default has occurred and is continuing immediately after giving effect to such Designation;

(ii) the Person to be so designated and its Subsidiaries do not at the time of Designation own any Equity Interest issued by or Indebtedness of, or own or hold any Lien securing Indebtedness for borrowed money secured by a Lien on any Property of, the Company or any other Subsidiary of the Company that is not an Unrestricted Subsidiary (or after giving effect to any concurrent designation as an Unrestricted Subsidiary, will not be an Unrestricted Subsidiary);

(iii) the Person to be so designated and its Subsidiaries do not at the time of Designation have any Indebtedness pursuant to which the lender thereunder has recourse to any of the Property of the Company or any of its Subsidiaries that are not Unrestricted Subsidiaries;

(iv) the Subsidiary or other Person to be so designated has not, prior to the date of such Designation, received (other than de minimis amounts not to exceed $25,000 in the aggregate) any Investment by any Credit Party other than any Non-Recourse Investment Assets or Investments made pursuant to Section 4.35(s) (with the exception of the Hydro-Carbon Subsidiary, which may also receive and own the Property constituting the Hydro-Carbon Investment); and

(v) the Collateral Trustee, on behalf of the Secured Parties, is granted a perfected first priority security interest (subject to certain of the Permitted Liens) in all of the Equity Interests of such Unrestricted Subsidiaries (or, alternatively, of a holding company that owns 100% of the interests in such Unrestricted Subsidiaries that are indirectly owned by such Credit Party) owned by the Credit Parties (other than to the extent constituting Excluded Property);

provided that none of the Credit Parties as of the Closing Date shall be permitted to be Designated as an Unrestricted Subsidiary at any time.

Each Designation must be evidenced by promptly delivering to the Trustee a Board Resolution of the Board of Directors of the Company giving effect to such Designation and an Officers’ Certificate certifying compliance with the preceding provisions.

(b) Covenants Regarding Unrestricted Subsidiaries. Credit Parties shall not provide any direct or indirect financial support to any Unrestricted Subsidiaries, whether in the form of (i) Investments to or for the direct or indirect benefit of such Unrestricted Subsidiaries or other Persons (other than (A) Investments solely from Non-Recourse Investment Assets or Investments made pursuant to Section 4.35(s), (B) in the case of the Hydro-Carbon Subsidiary, the Hydro-Carbon Investment and (C) the Investments referenced in clauses (b), (k)(ii) and (u)(i) of Section 4.35 provided that, in the case of this clause (C), such Investments are on terms that are no less favorable to the Credit Party, than those that might be obtained at the time from a Person who is not an Affiliate of Credit Parties), (ii) the granting of Liens for the direct or indirect benefit of such Unrestricted Subsidiaries or other Persons (other than Liens to secure Permitted Subordinated Debt solely to the extent that the proceeds of such Indebtedness constitute Non-Recourse Investment Assets and are used to make Investments in Unrestricted Subsidiaries that are permitted under the terms of this Indenture and Liens permitted under Section 4.29(d), Section 4.29(i), Section 4.29(w), Section 4.29(ee) and Section 4.29(ff), in each case, to the extent such Liens (and the obligations that they secure, if any) are on terms that are no less favorable to the Credit Party, than those that might be obtained at the time from a Person who is not an Affiliate of Credit Parties), (iii) the incurrence of Indebtedness on account of or for the direct or indirect benefit of such Unrestricted Subsidiary (including without limitation, guaranteeing any Indebtedness or other obligations of the Unrestricted Subsidiaries) (other than (x) any Indebtedness permitted under Sections 4.30(h), solely to the extent that the proceeds of such Indebtedness constitute Non-Recourse Investment Assets and are used to make Investments in Unrestricted Subsidiaries that are permitted under the terms of this Indenture and (y) any Indebtedness permitted under Sections 4.30(j), 4.30(k)(iii) and 4.30(n)(ii), in each case, to the extent such Indebtedness is on terms that are no less favorable to the Credit Party, than those that might be obtained at the time from a Person who is not an Affiliate of Credit Parties), (iv) Restricted Payments for the direct or indirect benefit of such Unrestricted Subsidiaries or other Persons, (v) Dispositions to such Unrestricted Subsidiaries or other Persons (other than in accordance with Sections 4.32 and 4.34 hereof) or (vi) otherwise; provided, however, that this Section 4.47 shall not prohibit the licensing of Intellectual Property or the purchase and sales of goods and services from such Person to or from the Company in the ordinary course of business to the extent otherwise permitted hereunder or any other transactions that would not be prohibited by Section 4.34. If an Event of Default has occurred and is continuing with respect to any Credit Party’s failure to comply with this Section 4.47(b) in regards to any Unrestricted Subsidiary that is a Subsidiary of the Company or another Person, the Requisite Holders or the Collateral Trustee may (acting at the direction of the Requisite Holders) require that, to the extent such Person is a Subsidiary of the Company, such Unrestricted Subsidiary (other than a Foreign Subsidiary) become a Guarantor for all purposes hereunder and otherwise require the Credit Party to cause such Unrestricted Subsidiary or Person (other than a Foreign Subsidiary) to comply with all of the provisions set forth in Section 4.41 as if such Unrestricted Subsidiary or Person was not an Unrestricted Subsidiary provided that re-designating such Unrestricted Subsidiary or Person as a Credit Party shall not be deemed to cure any Event of Default arising as a result of the failure by the Credit Parties to comply with this Section 4.47(b) or otherwise limit the rights and remedies of the Collateral Trustee and/or Holders in connection therewith.

Section 4.48 Limitation on Certain Restrictions on Subsidiaries

No Credit Party shall, nor shall it permit any of its Subsidiaries (other than any Unrestricted Subsidiary) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary (other than an Unrestricted Subsidiary) to (a) pay dividends or make any other distributions on its Equity

Interests or any other interest or participation in its profits owned by the Company or any of its Subsidiaries, or pay any Indebtedness owed to the Company or any Subsidiary, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties to the Company or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) Applicable Law; (ii) this Indenture, the other Equity Documents and/or Indenture Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (iv) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (v) any holder of a Lien permitted by Section 4.29 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 4.32 pending the consummation of such sale, (vii) contractual arrangements or covenants described on Schedule 4.31 to the Indenture and, in the case that such arrangements or covenants are in regards to Indebtedness, any Permitted Refinancing thereof (to the extent permitted under Section 4.30 hereof) and in the case of arrangements or covenants that do not involve Indebtedness, any agreement evidencing any renewal or extension thereof to the extent permitted hereunder, (viii) such restrictions that are binding on a Credit Party at the time such Credit Party first becomes a Subsidiary, so long as such contractual obligations were not entered into in contemplation of the acquisition whereby such Subsidiary was acquired and so long as such restrictions only apply to such Credit Party, (ix) are customary provisions in joint venture agreements and other similar agreements or written arrangements applicable to such joint ventures, in each case, to the extent that such joint ventures are permitted hereunder, (x) are customary restrictions in leases, subleases, licenses, sublicenses, asset sale or similar agreements, including with respect to Intellectual Property and other similar agreements, in each case, to the extent such leases, subleases, licenses, sublicenses, asset sale or similar agreements are permitted under this Indenture and so long as such restrictions relate solely to the assets subject thereto, (xi) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Credit Party, (xii) arise in connection with cash deposits or other deposits permitted under Section 4.29 to the extent that such restriction shall only be in regards to such deposit(s), (xiii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xiv) the obligations under any Hedge Contracts permitted hereunder solely to the extent that such restriction is in regards to the cash collateral permitted to secure such Hedge Contract under Section 4.29(u) hereof, or (xv) arise under any agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to Section 4.30 if the restrictions are not more restrictive than those set forth in this Indenture and do not otherwise impair the ability of the Credit Parties to perform their Obligations.

Section 4.49 FC Stone Lease Agreement

Agri-Energy shall not maintain Subject Feedstock with an aggregate value in excess of $400,000 for which FC Stone has already been paid in full by Agri-Energy in the FC Stone Leased Bins at any time (and Agri-Energy agrees to promptly remove all Subject Feedstock (for which FC Stone has been paid in full) with an aggregate value in excess of $400,000 from the FC Stone Leased Bins).

ARTICLE 5

COLLATERAL AND SECURITY

Section 5.01 Collateral and Security Documents

(a) In order to secure the due and punctual payment of the Notes and the other Obligations, the Credit Parties have entered into and delivered to the Collateral Trustee the Security Agreement and the other Security Documents, in each case, to which it is a party, to create the Liens on the Collateral securing their respective Obligations. The Collateral Trustee will hold and will be entitled to enforce all Liens on the Collateral created by the Security Documents. In the event of a conflict between the terms of this Indenture and the Security Documents in regards to the Collateral, the Security Documents shall control.

(b) [Reserved]

(c) Until the Notes and the other Obligations are discharged in full or are otherwise no longer outstanding, all remedies and Enforcement Actions in respect of the Collateral and any foreclosure actions in respect of any Liens on the Collateral, and all actions, undertakings or consents by the Collateral Trustee in respect of the Collateral shall be undertaken solely at the instruction of the Requisite Holders, including without limitation:

(i) the exercise or forbearance from exercise of rights and remedies with respect to the Collateral and enforcement of Liens securing the Obligations;

(ii) the exercise or forbearance from exercise of rights and powers of a holder of Equity Interests included in the Collateral;

(iii) the acceptance of Collateral in full or partial satisfaction of any Notes and Subsidiary Guarantees; and

(iv) the exercise and forbearance from exercise of all rights and remedies of a secured party under the UCC or any similar law of any applicable jurisdiction or equity.

Section 5.02 Authorization of Actions to Be Taken

(a) Each Holder of Notes, by its acceptance thereof, hereby designates and appoints the Collateral Trustee as its agent under this Indenture and the Security Documents and each Holder by acceptance of the Notes consents and agrees to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Collateral Trustee to enter into the Security Documents, and irrevocably authorizes and empowers the Collateral Trustee to perform its obligations and duties, exercise its rights and powers and take any action permitted or required thereunder that are expressly delegated to the Collateral Trustee by the terms of this Indenture and the Security Documents, and consents and agrees to the terms of each Security Document, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Trustee shall hold (directly or through any agent) and is directed by each Holder to so hold, and shall be entitled to enforce on behalf of the Holders all Liens on the Collateral created by the Security Documents for their benefit.

(b) Each of the Collateral Trustee and the Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Security Documents and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c) The Trustee shall provide to the Collateral Trustee a copy of each written notice of Default or Event of Default which the Trustee may receive under Section 11.03(i). Subject to Article 5 hereof, the Requisite Holders or the Trustee, pursuant to the direction of the Requisite Holders, shall direct the Collateral Trustee with respect to any action, omission, forbearance, enforcement or exercise of remedies with respect to the Collateral for purposes of any Enforcement Action. Unless receiving a contrary direction from the Requisite Holders, each of the Collateral Trustee and the Trustee is authorized and empowered to institute and maintain such suits and proceedings as it may deem expedient to protect or enforce the Liens securing the Obligations or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as it may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens securing the Obligations or be prejudicial to the interests of Holders of Notes, the Collateral Trustee or the Trustee.

(d) The Collateral Trustee shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Credit Parties or is cared for, protected, or insured or has not been encumbered, or that the Collateral Trustee’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Credit Parties’ property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, it being understood and agreed by the Credit Parties and the Holders that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Trustee shall have no other duty or liability whatsoever to the Trustee or any Holder or the Credit Parties as to any of the foregoing.

Section 5.03 Application of Proceeds of Collateral

Upon any realization upon the Collateral from the exercise of any rights or remedies under any Security Document or any other agreement with any Credit Party which secures any of the Obligations, the proceeds thereof shall be applied in accordance with Section 9.06 of this Indenture.

Section 5.04 [Reserved]

Section 5.05 Trust Indenture Act Requirements; Opinion of Counsel; Certificates of the Company

The Credit Parties shall furnish to the Collateral Trustee and the Trustee (a) upon the issuance of any Additional Notes (which, only for the purposes of this Section 5.05 shall exclude PIK Notes) and (b) at least thirty (30) days prior to the anniversary of the First Issue Date in each year, an Opinion of Counsel, dated as of such date, either (1) stating that, in the opinion of such counsel, (i) action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of this Indenture, all supplemental indentures, all Security Documents, financing statements, continuation statements or notices, recordings or other instruments of further assurance as is necessary to maintain the Liens securing the Obligations and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, if applicable, and (ii) based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements, financing statement amendments and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and perfect the Liens securing the Obligations, to the extent the Liens securing the Obligations can be perfected by the filing of a financing statement, and such Opinion of Counsel may contain customary qualifications and exceptions and may rely on an Officers’ Certificate (as to factual matters only); provided that if there is a required filing of a continuation statement or other instrument within such 12 month period and such continuation statement or amendment is not effective if filed at the time of the Opinion of Counsel, such Opinion of Counsel may so state and in that case the Credit Parties shall cause a continuation statement or amendment to be timely filed so as to maintain such Liens and security interests securing the Obligations; or (2) stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens securing the Obligations as effective and perfected. The Credit Parties shall otherwise comply with the provisions of Trust Indenture Act § 314(b), including, for the avoidance of doubt the requirement to furnish to the Collateral Trustee and the Trustee promptly after the execution and delivery of this Indenture, an Opinion of Counsel stating that in the opinion of such counsel the Indenture (and/or any applicable filings) have been properly recorded and filed so as to make effective the Lien intended to be created thereby, and reciting the details of such action (see clause (1) above), or stating that in the opinion of such counsel no such action is necessary to make such Lien effective (see clause (2) above). In addition, to the extent applicable, the Credit Parties shall cause Trust Indenture Act § 313(b), relating to reports, and Trust Indenture Act § 314(d), relating to the release of property or securities from the Liens securing the Obligations or relating to the substitution therefor of any property or securities to be subjected to the Liens securing the Obligations, to be complied with. Any certificate or opinion required by Trust Indenture Act § 314(d) may be made by an officer of the Company, except in cases where Trust Indenture Act § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert reasonably satisfactory to the Trustee. The determination as to whether an independent Person needs to sign such certificate or opinion shall be made by the Company and neither the Trustee nor the Collateral Trustee shall have any responsibility related thereto. Notwithstanding anything to the contrary in this Article 5, the Company shall not be required to comply with all or any portion of Trust Indenture Act § 314(d) if it determines, in good faith based on advice of counsel, that under the terms of Trust Indenture Act § 314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission or its staff, including “no action” letters or exemptive orders, all or any portion of Trust Indenture Act § 314(d) is inapplicable to one or a series of released Collateral.

Section 5.06 Further Assurances.

(a) [Reserved]

(b) [Reserved]

(c) Notwithstanding anything to the contrary in this Indenture, the Notes, or in any Security Document (without limiting the provisions of the sentence immediately following this sentence), in no event shall the Collateral Trustee or the Trustee make any representation as to or be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Security Documents (including without limitation the filing or continuation of any UCC financing statements, mortgages, security agreements or similar documents or instruments in any U.S. or foreign jurisdiction), nor shall the Collateral Trustee or the Trustee be responsible for, and neither the Collateral Trustee nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby. If, at the direction of the Requisite Holders, the Trustee or Collateral Trustee files or records any Security Documents or any related UCC financing statement or other similar documents, such filing or recording by the Trustee or Collateral Trustee at the direction of the Requisite Holders shall be deemed done by Trustee or Collateral Trustee without representation or warranty by the Trustee or the Collateral Trustee (and the Trustee and the Collateral Trustee disclaim any representation or warranty as to the validity, effectiveness, priority, perfection or otherwise). Neither the Trustee nor the Collateral Trustee shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or any Security Document by the Company or any Credit Party or any other Person that is a party thereto or bound thereby.

Section 5.07 Release of Collateral.

(a) The Liens securing the Obligations on the applicable Collateral shall be automatically terminated and released without further action by any party (other than satisfaction of any requirements in the Security Documents, if any), in whole or in part: (i) upon any Disposition of any portion of Collateral in accordance with a Disposition permitted under the terms of any Indenture Document; (ii) upon payment in full of principal, interest and all other Obligations of the Company under the Notes issued under this Indenture; (iii) at the direction of the Requisite Holders or as otherwise may be required by the Security Documents; or (iv) if the Collateral is owned by a Guarantor, upon release of such Guarantor from the Guaranteed Obligations in accordance with the provisions hereof.

(b) Without the necessity of any consent of or notice to the Trustee or any Holder of the Notes, any Credit Party may request and instruct the Collateral Trustee to, on behalf of each Holder of Notes, (i) execute and deliver to any Credit Party, as the case may be, for the benefit of any Person, such release documents as may be reasonably requested, of all Liens held by the

Collateral Trustee in any Collateral securing the Obligations, and (ii) deliver any such assets in the possession of the Collateral Trustee to any Credit Party, as the case may be; and Collateral Agent shall promptly take such actions provided that any such release complies with the terms of this Indenture and the Security Documents and is accompanied by an Officers’ Certificate and Opinion of Counsel.

(c) The release of any Collateral from the Liens securing the Obligations or the release of, in whole or in part, the Liens securing the Obligations created by any of the Security Document will not be deemed to impair the Liens securing the Obligations in contravention of the provisions hereof if and to the extent the Collateral or the Liens securing the Obligations are released pursuant to the terms of this Indenture and the applicable Security Documents. Each of the Holders of the Notes acknowledges that a release of Collateral or Liens securing the Obligations strictly in accordance with the terms of this Indenture and the Security Documents will not be deemed for any purpose to be an impairment of the Security Documents or otherwise contrary to the terms of this Indenture.

ARTICLE 6

PAYMENTS FREE OF TAXES, ETC.

Section 6.01 Withholding

Any and all payments by or on account of any obligation of the Company under this Indenture shall to the extent permitted by Applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, Applicable Laws require any Tax to be withheld or deducted on any payments by or on account of any obligation of the Company under this Indenture, (i) the Company shall withhold or deduct such Tax in accordance with such Applicable Laws and timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Applicable Laws, and (ii) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions (including such deductions and withholdings applicable to additional sums payable under this Section 6.01) the Holder receives an amount equal to the sum it would have received had no such withholding or deduction been made.

Section 6.02 Other Taxes

Without limiting or duplicating the provisions of Section 6.01, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Laws.

Section 6.03 Indemnification

The Company shall indemnify each Holder, within ten (10) days after written demand therefor delivered to the Trustee, for the full amount of any Indemnified Taxes or Other Taxes paid by such Holder or required to be withheld and deducted from a payment to such Holder, on or with respect to any payment by or on account of any obligation of the Company hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Article 6) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Holder shall be conclusive absent manifest error.

Section 6.04 Evidence of Payment

As soon as practicable after any payment of Taxes by the Company to a Governmental Authority as provided in this Article 6, the Company shall deliver to the Holders upon request the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Holders.

Section 6.05 Forms

A Holder shall, at the time or times prescribed by Applicable Law or as reasonably requested by the Company, deliver such documentation prescribed by Applicable Law or reasonably requested by the Company as will enable to the Company to determine whether or not such Holder is subject to withholding, backup withholding and information reporting. Notwithstanding anything to the contrary in the immediately preceding sentence, the completion, execution, and submission of such documentation (other than such documentation set forth in the last two sentences of this Section 6.05) shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder. Without limiting the generality of the first sentence of this Section 6.05, a Holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Holder”) shall, to the extent legally entitled to do so, at the time it acquires the Notes and thereafter as reasonably requested by the Company or upon the expiration, invalidity or obsolescence of any previously delivered form, furnish to the Company: (a) two (2) accurate and complete originals of the applicable U.S. Internal Revenue Service Form W-8 and a certificate (substantially in the form of Exhibit D(1) or Exhibit D(2), as applicable) to the effect that the Holder (or its direct or indirect partners, as applicable) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10-percent shareholder” within the meaning of Section 881(c)(3)(B) of the Code and is not a controlled foreign corporation described in Section 881(c)(3)(C) of the Code, or (b) any other form prescribed by Applicable Law as a basis for claiming exemption from or reduction in U.S. federal withholding Tax together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company to determine the withholding or deduction to be made. In addition, each Holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, at the time or times prescribed by Applicable Law or as reasonably requested by the Company or upon the expiration, invalidity or obsolescence of any previously delivered form, furnish to the Company (a) two (2) complete and accurate originals of IRS Form W-9, or (b) any other form prescribed by Applicable Law as a basis for claiming exemption from backup withholding.

Section 6.06 Refunds

If any Holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Article 6 (including by the payment of additional amounts pursuant to Section 6.01), it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Company, upon the request of such Holder, shall repay to such Holder the amount paid over pursuant to this Section 6.06 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Holder is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 6.06, in no event will the Holder be required to pay any amount to the Company pursuant to this Section 6.06 the payment of which would place the Holder in a less favorable net after-Tax position than the Holder would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 6.06 shall not be construed to require any Holder to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.

Section 6.07 FATCA

If a payment made to a Holder under any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Section 6.08 Survival

Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Article 6 shall survive the payment in full of all amounts due hereunder.

ARTICLE 7

CONVERSION

Section 7.01 Right to Convert

(a) Subject to and upon compliance with the provisions of this Indenture, each Holder shall have the right, at such Holder’s option, at any time commencing on June 20, 2017 until the Close of Business on the Business Day immediately preceding the Maturity Date, to convert the Principal Amount of any such Notes, or any portion of such Principal Amount, into shares of Common Stock, at the then Applicable Conversion Rate.

(b) Notwithstanding the foregoing, if a Holder has already delivered a Fundamental Change Purchase Notice with respect to a Note under Section 8.01, such Holder may convert such Note only if such Holder first withdraws the related Fundamental Change Purchase Notice pursuant to Section 8.03. If a Holder has surrendered such Holder’s Note for required purchase in connection with a Fundamental Change, such Holder’s right to withdraw the related Fundamental Change Purchase Note and convert each Note that is subject thereto will terminate at the Close of Business on (i) the Business Day immediately preceding the relevant Fundamental Change Purchase Date or (ii) in the case of a Default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Note, the Business Day immediately preceding the day on which such Default is no longer continuing.

(c) Provisions of this Indenture that apply to conversion of all of a Note also apply to conversion of a portion of a Note.

(d) A Holder of Notes is not entitled to any rights of a holder of shares of Common Stock until such Holder has converted its Notes, and only to extent such Notes are deemed to have been converted into shares of Common Stock pursuant to this Article 7.

(e) [Reserved]

(f) During any period of time in which a Holder’s Beneficial Ownership of Common Stock is less than 5%, a Holder shall not have the right to convert all or any portion of the Principal Amount of any Notes into shares of Common Stock to the extent that upon and after giving effect to such conversion (and issuance of any shares of Common Stock in satisfaction of any Make-Whole Payment, as the case may be), such Holder (together with such Holder’s Affiliated Parties (including shares held by any “group” of which the Holder or any of its Affiliated Parties is a member)) would have Beneficial Ownership of more than 4.99% of the total number of shares of Common Stock then issued and outstanding (the “4.99% Ownership Limitation”); provided, that, such Holder may, at its option and upon not less than sixty-one (61) days’ prior notice to the Company, elect to increase the 4.99% Ownership Limitation to any other percentage not in excess of 9.99% of the number of outstanding shares of Common Stock then outstanding (the “9.99% Ownership Limitation”). Any such increase will not be effective until the 61st day after such notice is delivered to the Company. The Company hereby covenants and agrees not to adopt any shareholder rights plan or take any other action which would have the effect of restricting or adversely affecting the Holder’s election to change such threshold percentage. If at any time the Company shall be required under the Purchase Agreement or pursuant to the Indenture to issue shares of Common Stock to the Permitted Holders, but the issuance of such shares of Common Stock would exceed the ownership limitations set forth in this Section 7.01(f), in lieu of issuing such number of shares of Common Stock to the Permitted Holders in excess of the ownership limitations set forth in this Section 7.01(f), the Company shall issue to the Permitted Holders a New Warrant to acquire such shares of Common Stock pursuant to Section 4.18 of the Purchase Agreement. For avoidance of doubt, upon conversion of any Notes pursuant to this Indenture and issuance of shares of Common Stock or a New Warrant, as applicable, in connection with such conversion, such Notes shall be cancelled.

(g) For purposes of Section 7.01(f) above, “Beneficial Ownership” shall mean the number of shares of Common Stock beneficially owned by a Holder and its Affiliated Parties (and any other persons or entities acting as a “group” together with a Holder or any of such Holder’s Affiliated Parties) and shall include the number of shares of Common Stock issuable upon conversion of the Notes with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted portion of the Notes beneficially owned by such Holder or any of its Affiliated Parties (and any other persons or entities acting as a “group” together with such Holder or any of such Holder’s Affiliated Parties) and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company exercisable for or convertible into Common Stock that are subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliated Parties (and any other persons or entities acting as a “group” together with such Holder or any of such Holder’s Affiliated Parties). Except as set forth in the preceding sentence, for purposes of Section 7.01(f), Beneficial Ownership shall be calculated (and, for such purpose, whether any person or entity forms a “group” with any Holder or such Holder’s Affiliated Parties will be determined) in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher Beneficial Ownership for any such party, then such Beneficial Ownership will be calculated in accordance with Section 16 of the Exchange Act and the rules and regulations thereunder), it being acknowledged by each Holder that the Company is not representing to any Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and each Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that an ownership limitation contained in Section 7.01(f) applies, the determination of whether the Notes owned by a Holder are convertible (in relation to other securities owned by such Holder together with its Affiliated Parties (and any other persons or entities acting as a “group” together with such Holder or any of such Holder’s Affiliated Parties)) and of which portion of the Notes owned by such Holder is convertible shall be in the sole discretion of such Holder, and the submission of a Conversion Notice to the Conversion Agent shall be deemed to be such Holder’s determination of whether the Notes owned by such Holder are convertible (in relation to other securities owned by such Holder together with any of its Affiliated Parties (and any other persons or entities acting as a “group” together with such Holder or any of such Holder’s Affiliated Parties)) and of which portion of such Notes are convertible, in each case subject to the 9.99% Ownership Limitation or 4.99% Ownership Limitation, as applicable, and neither the Company nor the Conversion Agent shall have any obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any “group” status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of the Notes without exceeding the 9.99% Ownership Limitation or 4.99% Ownership Limitation, as applicable, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K or other public filing with the Commission, as the case may be, (y) a more recent public announcement by the Company or (3) any other written notice by the Company or the

Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to Section 7.01(f), to exceed the 9.99% Ownership Limitation or 4.99% Ownership Limitation, as applicable, the Holder shall notify the Company of a reduced number of shares of Common Stock to be issued to such Holder upon the conversion of the Notes. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, by the Holder and the Holder’s Affiliated Parties since the date as of which the Reported Outstanding Share Number was reported.

(h) For the avoidance of doubt, if a Holder purports to convert the Principal Amount of any Notes into shares of Common Stock hereunder and any delivery otherwise owed to such Holder hereunder is not made, in whole or in part, as a result of the 4.99% Ownership Limitation, the 9.99% Ownership Limitation or any other limitation set forth in Section 7.01(a), and the Notes are not otherwise converted into a New Warrant pursuant to the Purchase Agreement, then the Holder’s rights under the relevant Notes pursuant to which such delivery was not made will not be extinguished and, instead such Notes will be deemed to have never been converted by such Holder. In the event that the issuance of Common Stock to the Holder upon conversion of the Notes results in the Holder and the Holder’s Affiliated Parties being deemed to beneficially own, in the aggregate, shares of Common Stock in excess of the 9.99% Ownership Limitation or 4.99% Ownership Limitation, as applicable, the number of shares of Common Stock so issued by which the Holder’s and the Holder’s Affiliated Parties’ aggregate beneficial ownership exceeds 9.99% Ownership Limitation or 4.99% Ownership Limitation, as applicable (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio. For purposes of clarity, the shares of Common Stock issuable upon conversion of the Notes in excess of the 9.99% Ownership Limitation or 4.99% Ownership Limitation, as applicable, shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert the Principal Amount of any Notes pursuant to this Section 7.01 shall have any effect on the applicability of the provisions of this Section 7.01 with respect to any subsequent determination of exercisability.

Section 7.02 Conversion Procedure

(a) Each Note shall be convertible at the office of the Conversion Agent.

(b) In order to exercise the conversion right with respect to any interest in Global Notes, the Holder must complete the appropriate instruction form for conversion pursuant to the Depository’s book-entry conversion program, furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or Conversion Agent, and pay any transfer taxes or duties if required pursuant to Section 7.08. However, no service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes except in compliance with the below provisions governing exercise of conversion rights. In order to exercise the conversion right with respect to any Physical Notes, the Holder of any such Notes to be converted, in whole or in part, shall:

(i) complete and manually sign the conversion notice provided on the back of the Note (the “Conversion Notice”) or facsimile of the Conversion Notice and deliver such notice to a Conversion Agent, which action shall be irrevocable;

(ii) surrender the Note to the Conversion Agent;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required pursuant to Section 7.08, pay any transfer taxes or duties.

The date on which the Holder satisfies all of the applicable requirements set forth above is the “Conversion Date.” The Trustee (and if different, the Conversion Agent) shall notify the Company of any conversion pursuant to this Article 7 on the Conversion Date for such conversion.

(c) On the second Business Day immediately following the Conversion Date, the Company shall issue and shall deliver to the converting Holder at the office of the Conversion Agent, a certificate or certificates for the number of full shares of Common Stock issuable in respect of such conversion in accordance with the provisions of this Article 7. In case any Notes of a denomination greater than $1,000 shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of the Notes so surrendered, without charge to such Holder, new Notes in authorized denominations in an aggregate Principal Amount equal to the unconverted portion of the surrendered Notes.

Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) on the date on which the requirements set forth above in Section 7.02(b) have been satisfied as to such Notes (or portion thereof) and the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become, as of the Close of Business on the relevant Conversion Date that such Holder converted the Notes, the holder of record of the shares of Common Stock represented thereby.

(d) Upon the conversion of an interest in a Global Note, the Trustee (or other Conversion Agent appointed by the Company) shall make a notation on such Global Note as to the reduction in the Principal Amount represented thereby. The Company shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.

Section 7.03 Settlement upon Conversion

(a) With respect to any conversion of Notes, if any, the Company shall, subject to the provisions of this Article 7, deliver to converting Holders, in respect of the Principal Amount of Notes being converted, a number of shares of Common Stock equal to the Applicable Conversion Rate, on the second Business Day immediately following the relevant Conversion Date, together with any applicable Make-Whole Payment in cash or in shares of Common Stock, as applicable, and cash in lieu of any fractional shares of Common Stock pursuant to Section 7.03(d).

(b) Upon conversion, Holders shall not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a Regular Record Date and the Interest Payment Date to which it relates and the converting Holder was the Holder on the relevant Regular Record Date.

(c) If Notes are converted after the Close of Business on a Regular Record Date for the payment of interest, Holders of such Notes at the Close of Business on such Regular Record Date will receive the interest payable on such Notes on the corresponding Interest Payment Date (including any outstanding PIK Interest) notwithstanding the conversion.

(d) The Company shall not issue fractional shares upon conversion of Notes (and on payment of any Make-Whole Payment in shares of Common Stock, as applicable). If multiple Notes shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion (and on payment of any Make-Whole Payment in shares of Common Stock, as applicable) (and the number of fractional shares, if any, for which cash shall be delivered) shall be computed on the basis of the aggregate Principal Amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered (and the aggregate Make-Whole Payment to be paid in shares of Common Stock, if applicable). If any fractional share would be issuable upon the conversion of any Notes (and on payment of any Make-Whole Payment in shares of Common Stock, as applicable), the Company shall make payment of an amount in cash for the current market value of the fractional shares. The current market value of a fractional share shall be determined (calculated to the nearest 1/1000th of a share) by multiplying the Last Reported Sale Price of the Common Stock on the relevant Conversion Date by such fractional share and rounding the product to the nearest whole cent.

(e) By delivery to the Holder of the full number of shares of Common Stock, together with any applicable Make-Whole Payment in cash or in shares of Common Stock, as applicable, and any cash payment for fractional shares, issuable upon conversion, the Company will be deemed to satisfy in full its obligation to pay the Principal Amount of the Notes so converted, the applicable Make-Whole Payment, as applicable, and all accrued and unpaid interest to, but excluding, the Conversion Date.

(f) Each Holder who elects to convert any of its Notes at the Holder’s option will receive a payment (the “Voluntary Conversion Make-Whole Payment”) for the Notes being converted. The Voluntary Conversion Make-Whole Payment will be an amount equal to the aggregate amount of interest payments that would have been payable on such converted Notes from the last day through which interest was paid on the Notes (or from the Issue Date if no interest has been paid on the Notes or from the next succeeding Interest Payment Date if such conversion occurs after a Regular Record Date and on or before the next succeeding Interest Payment Date), through and including the Maturity Date (determined as if such conversion did not occur). The Company may settle the Voluntary Conversion Make-Whole Payment in cash or in shares of Common Stock, at the Company’s election, subject to the limitations described in Section 7.01(f). A Holder shall have the right prior to settlement to notify the Company that any proposed settlement of the Voluntary Conversion Make-Whole Payment in shares of Common Stock would violate such limitations. To the extent that such limitations apply, the number of shares of Common Stock issuable upon conversion (and the associated Principal Amount of the Notes being converted) and in settlement of the Voluntary Conversion Make-Whole Payment shall be reduced proportionately so that the total number of shares issuable upon and after giving effect to such conversion and in settlement of the Voluntary Conversion Make-Whole Payment in shares of Common Stock shall not exceed such limitations. If the Company elects to pay the Voluntary Conversion Make-Whole Payment in shares of Common Stock, the Company will deliver to each Holder of converted Notes a number of shares of Common Stock at settlement equal to (i) the amount of the Voluntary Conversion Make-Whole Payment owed to such Holder and being paid in shares of Common Stock divided by (ii) the applicable Conversion Price. Delivery of such shares of Common Stock shall be made in the same manner as the delivery of shares in settlement of the conversion obligation under this Article 7. If the Company elects or, due to the limitations set forth herein, is obligated to pay the Voluntary Conversion Make-Whole Payment in cash, the Company shall, on the second Business Day immediately following the relevant Conversion Date, deposit with the Paying Agent a sum (in funds which are immediately available on the due date for such payment) sufficient to pay such Voluntary Conversion Make-Whole Payment, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of any failure to take such action. Within two (2) Business Days immediately following the Conversion Date, the Company shall send, or at the written request and expense of the Company have the Trustee send, a notice to the Holders specifying whether the Company has elected to settle the Voluntary Conversion Make-Whole Payment in cash or in shares of Common Stock (the “Voluntary Conversion Make-Whole Payment Notice”). If the Company gives the Voluntary Conversion Make-Whole Payment Notice, it shall also deliver a copy of such notice to the Trustee and Paying Agent. With respect to Physical Notes, such delivery shall be by first class mail, and with respect to Global Notes, such delivery shall be pursuant to the Applicable Procedures of the Depository.

Section 7.04 Adjustment of Conversion Rate

The Applicable Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs as described below, except that the Company will not make any adjustment to the Conversion Rate if Holders of Notes participate (other than in the case of a share split or share combination), at the same time and on the same terms as holders of shares of Common Stock, solely as a result of holding the Notes, in any of the transactions described in this Section 7.04, without having to convert their Notes, as if such Holders held a number of shares of Common Stock equal to the Applicable Conversion Rate in effect immediately prior to the adjustment thereof in respect of such transaction, multiplied by the Principal Amount of Notes held by such Holders.

(a) If the Company issues shares of Common Stock as a dividend or distribution on the Common Stock, or if the Company effects a share split or share combination of its Common Stock, the Applicable Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1

OS0

where,

CR0 =	the Applicable Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or share combination, as applicable;

CR1 =	the Applicable Conversion Rate in effect immediately after the Close of Business on such Record Date or immediately after the Open of Business on such effective date, as applicable;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Close of Business on such Record Date or immediately prior to the Open of Business on such effective date, as applicable; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made pursuant to this Section 7.04(a) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 7.04(a) is declared but not so paid or made, or any such share split or combination is announced but the outstanding shares of Common Stock are not split or combined, as the case may be, the Applicable Conversion Rate shall be immediately readjusted, effective as of the date the Company’s Board of Directors determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Applicable Conversion Rate, no adjustment to the Applicable Conversion Rate will be made (other than (i) as a result of a reverse share split or share combination or (ii) with respect to the Company’s right to readjust the Applicable Conversion Rate as described in the immediately preceding sentence).

(b) If the Company distributes to all or substantially all holders of shares of Common Stock any rights, options or warrants entitling them for a period of not more than sixty (60) calendar days after the date of such distribution to subscribe for or purchase shares of Common Stock, at a price per share less than the average of the Last Reported Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of such distribution, the Applicable Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X

OS0 + Y

where,

CR0 =	the Applicable Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1 =	the Applicable Conversion Rate in effect immediately after the Close of Business on such Record Date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Close of Business on such Record Date;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Last Reported Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.

The foregoing increase in the Applicable Conversion Rate shall be successively made whenever any such rights, options or warrants are distributed and shall become effective immediately after the Close of Business on the Record Date for such distribution. If such rights, options or warrants are not so distributed, the Applicable Conversion Rate will be immediately decreased to the Conversion Rate that would then be in effect if such Record Date for such distribution had not been fixed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Applicable Conversion Rate shall be immediately decreased to the Conversion Rate that would then be in effect had the increase made for the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Applicable Conversion Rate, no adjustment to the Conversion Rate will be made (other than with respect to the Company’s right to readjust the Applicable Conversion Rate as described in the two immediately preceding sentences).

In determining whether any rights, options or warrants entitle the holders of shares of Common Stock to subscribe for or purchase or exercise conversion rights for, shares of Common Stock at a purchase price less than such average of the Last Reported Sale Prices of Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, and in determining the aggregate exercise or purchase price payable for such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company’s Board of Directors.

(c) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire the Company’s Capital Stock or other securities (the “Distributed Property”), to all or substantially all holders of shares of Common Stock, excluding:

(i) dividends or distributions of Common Stock or rights, options or warrants as to which an adjustment was effected pursuant to Section 7.04(a) or Section 7.04(b), as the case may be;

(ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 7.04(d); and

(iii) Spin-Offs to which the provisions set forth below in this Section 7.04(c) apply;

then the Applicable Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	SP0

SP0 - FMV

where,

CR0 =	the Applicable Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1 =	the Applicable Conversion Rate in effect immediately after the Close of Business on such Record Date;

SP0 =	the average of the Last Reported Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV =	the fair market value (as determined by the Company’s Board of Directors) of the Distributed Property distributed with respect to each outstanding share of Common Stock on the Ex-Dividend Date for such distribution;

provided that if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing increase, adequate provision will be made so that each Holder of a Note shall receive on the date on which the Distributed Property is distributed to holders of the Common Stock, for the Principal Amount of the Notes, the amount and kind of Distributed Property that such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Applicable Conversion Rate on the Record Date for such distribution; provided further that if the Company’s Board of Directors determines “FMV” for purposes of the foregoing increase by reference to the actual or when-issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the average of the Last Reported Sale Prices of the Common Stock for purposes of determining “SP0” as set forth above.

An increase in the Applicable Conversion Rate made pursuant to the immediately preceding paragraph shall become effective immediately after the Close of Business on the Record Date for such distribution. If such distribution is declared but not so paid or made, the Applicable Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Applicable Conversion Rate, no adjustment to the Conversion Rate will be made (other than with respect to the Company’s right to readjust the Applicable Conversion Rate as described in the immediately preceding sentence).

With respect to an adjustment pursuant to this Section 7.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary, or other business unit or affiliate, of the Company, where such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-Off) on The New York Stock Exchange, The NASDAQ Capital Market, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors) (a “Spin-Off”), the Applicable Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	FMV0 + MP0

MP0

where,

CR0 =	the Applicable Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1 =	the Applicable Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0 =	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of shares of Common Stock applicable to one share of Common Stock (determined for purposes of the definition of “Last Reported Sale Price” as if such Capital Stock or similar equity interest were Common Stock) over the first ten consecutive Trading Day period after, and including, the effective date of the Spin-Off (the “Valuation Period”); and

MP0 =	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase in the Applicable Conversion Rate under the immediately preceding paragraph will be determined as of the Close of Business on the last Trading Day of the Valuation Period but will be given effect immediately after the Close of Business on the Record Date of the Spin-Off; provided that in respect of any conversion during the Valuation Period, references with respect to ten (10) consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date of such Spin-Off to, and including, the Conversion Date in determining the Applicable Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Applicable Conversion Rate shall be immediately decreased, effective as of the date the Company’s Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Applicable Conversion Rate, no adjustment to the Conversion Rate will be made (other than with respect to the Company’s right to readjust the Applicable Conversion Rate as described in the immediately preceding sentence).

For purposes of this Section 7.04(c) (and subject in all respect to Section 7.12), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 7.04(c) (and no adjustment to the Applicable Conversion Rate under this Section 7.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Applicable Conversion Rate shall be made under this Section 7.04. If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, is subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets or property, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Applicable Conversion Rate under this Section 7.04(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Applicable Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Applicable Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share of Common Stock redemption or purchase price received by a holder or holders of shares of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of shares of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Applicable Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 7.04(a), Section 7.04(b) and this Section 7.04(c), any dividend or distribution to which this Section 7.04(c) is applicable that also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 7.04(a) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 7.04(b) is applicable (the “Clause B Distribution”),

then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 7.04(c) is applicable (the “Clause C Distribution”) and any adjustment to the Applicable Conversion Rate required by this Section 7.04(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any adjustment to the Applicable Conversion Rate required by Section 7.04(a) and Section 7.04(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Record Date” for the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date for the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the Close of Business on such Record Date or immediately prior to the Open of Business on such effective date, as applicable” within the meaning of Section 7.04(a) or “outstanding immediately prior to the Close of Business on such Record Date” within the meaning of Section 7.04(b).

(d) If any cash dividend or distribution is paid or made to all or substantially all holders of shares of Common Stock, the Applicable Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	x	SP0

SP0 - C

where,

CR0 =	the Applicable Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR1 =	the Applicable Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0 =	the average of the Last Reported Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C =	the amount in cash per share the Company distributes to holders of shares of Common Stock.

The increase in the Conversion Rate under this Section 7.04(d) will become effective immediately after the Close of Business on the Record Date for such dividend or distribution. If such dividend or distribution is declared but not so paid or made, the Applicable Conversion Rate shall be immediately decreased to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Applicable Conversion Rate, no adjustment to the Conversion Rate will be made (other than with respect to the Company’s right to readjust the Applicable Conversion Rate as described in the immediately preceding sentence).

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for the Principal Amount of Notes, at the same time and upon the same terms as holders of shares of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for such dividend or distribution.

(e) If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (excluding odd lots of shares of Common Stock), to the extent that the cash and fair market value of any other consideration included in the payment per share of Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the ten (10) consecutive Trading Day period immediately following, and including, the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the Applicable Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)

OS0 x SP1

where

CR0 =	the Applicable Conversion Rate in effect immediately prior to the Close of Business on the Trading Day next succeeding the Expiration Date;

CR1 =	the Applicable Conversion Rate in effect immediately after the Close of Business on the Trading Day next succeeding the Expiration Date;

AC =	the aggregate fair market value of all cash and any other consideration (as determined by the Company’s Board of Directors) paid or payable for shares of Common Stock purchased in such tender offer or exchange offer;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender offer or exchange offer);

OS1 =	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender offer or exchange offer); and

SP1 =	the average of the Last Reported Sale Prices of Common Stock over the ten (10) consecutive Trading Day period immediately following, and including, the Trading Day next succeeding the Expiration Date.

The increase in the Applicable Conversion Rate under this Section 7.04(e) shall occur at the Close of Business on the 10th Trading Day immediately following the Trading Day next succeeding the Expiration Date but will be given effect immediately after the Close of Business on the Expiration Date; provided that in respect of any conversion within the 10 consecutive Trading Day period immediately following, and including, the Expiration Date, references to 10 consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Expiration Date to, and including, the Conversion Date in determining the Applicable Conversion Rate.

If the Company is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company is ultimately prevented by Applicable Law from effecting all or any portion of such purchases or all such purchases are rescinded, the Applicable Conversion Rate shall immediately be readjusted to the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made or had been made only in respect of the purchases that had been effected. For the avoidance of doubt, if the application of the foregoing formula would result in a decrease in the Applicable Conversion Rate, no adjustment to the Applicable Conversion Rate will be made (other than with respect to the Company’s right to readjust the Conversion Rate as described in the immediately preceding sentence).

(f) [Reserved]

(g) In addition to those Conversion Rate adjustments required by Sections 7.04(a), 7.04(b), 7.04(c), 7.04(d) and 7.04(e), and to the extent permitted by Applicable Law and subject to the applicable rules of NASDAQ Stock Market, LLC and, if applicable, any other securities exchange on which the Company’s securities are then listed, the Company from time to time (i) may increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days if the Company’s Board of Directors determines that such increase would be in the Company’s best interest and (ii) may also (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of shares of Common Stock or rights to purchase shares of Common Stock in connection with any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to this Section 7.04(g), the Company shall mail to Holders of record of the Notes a notice of the increase (in lieu of any notice otherwise required under Section 7.04(j) below) at least five (5) days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(h) The Applicable Conversion Rate will not be adjusted, among other things:

(i) upon the issuance of any shares of Common Stock pursuant to any future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee or director benefit plan or program of the Company, or assumed by the Company, or any of the Company’s Subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the date the Notes were first issued, except as set forth in Section 7.12;

(iv) for a change in the par value of the Common Stock; or

(v) for accrued and unpaid interest, and Additional Interest, if any.

(i) Adjustments to the Applicable Conversion Rate under this Article 7 shall be calculated to the nearest cent or to the nearest one-ten thousandth (1/10,000th) of a share of Common Stock. No adjustment shall be made to the Conversion Rate unless such adjustment would require a change of at least 1% in the Applicable Conversion Rate. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, upon any conversion of the Notes (solely with respect to the Notes to be converted), the Company shall give effect to all adjustments that Company otherwise has deferred pursuant to the immediately preceding sentence, and those adjustments will no longer be carried forward and taken into account in any future adjustment.

(j) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Trust Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment became effective and shall mail such notice of such adjustment of the Conversion Rate to each Holder at such Holder’s latest address appearing in the Register, within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k) In any case in which this Section 7.04 provides that an adjustment shall become effective immediately after a Record Date for an event, the Company may defer until the occurrence of such event (i) issuing to the Holder of any Notes converted after such Record Date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such Holder any amount in cash in lieu of any fraction pursuant to Section 7.03.

(l) For purposes of this Section 7.04, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company, so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 7.05 Effect of Reclassification, Consolidation, Merger or Sale

In the case of (a) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination), (b) any consolidation, merger or combination or similar transaction involving the Company, (c) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and its Subsidiaries, or (d) any statutory share exchange, in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at the effective time of the Merger Event, the Company shall execute with the Trustee a supplemental indenture permitted under Section 14.01 providing for the right to convert the Principal Amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”) upon such Merger Event. If such Merger Event causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the Reference Property into which the Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of shares of Common Stock that affirmatively make such an election. The Company shall notify Holders of the Notes of such weighted average as soon as practicable after such determination is made. The Company shall not become a party to any Merger Event unless its terms are consistent with the foregoing. For the avoidance of doubt, adjustments to the Conversion Rate pursuant to Section 7.04 do not apply to distributions to the extent that the right to convert the Notes has been changed into the right to convert into, or exchange for, Reference Property.

If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other Person.

When the Company executes a supplemental indenture pursuant to this Section 7.05, the Company shall promptly deliver to the Trustee (in addition to any other documents required under Section 14.03) an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or assets that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver notice thereof to all Holders. The Company shall also cause notice of the execution of such supplemental indenture to be mailed to each Holder, at the address of such Holder as it appears on the Register, within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture. The above provisions of this Section shall similarly apply to successive Merger Events.

Section 7.06 Adjustments of Prices

Whenever any provision of this Indenture requires a calculation of the Last Reported Sale Prices over a span of multiple days, the Company will make appropriate adjustments determined by the Company or its agents to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Record Date, effective date or expiration date, as the case may be, of the event occurs, at any time during the period during which such prices are to be calculated. Such adjustments will be effective as of the Ex-Dividend Date, Record Date, effective date or expiration date, as the case may be, of the event causing the adjustment to the Conversion Rate.

Section 7.07 Company’s Conversion Option

(a) The Company may, from time to time, at any time during the period commencing six (6) months after the First Issue Date and ending on the Close of Business on the Business Day immediately preceding the Maturity Date, elect to mandatorily require the Holders to convert some or all of the Notes at the then applicable Conversion Rate, if the Last Reported Sale Price of the Common Stock over any ten (10) consecutive Trading Days during such period equals or exceeds 150% of the then applicable Conversion Price (a “Conversion Event”) by sending, or at the written request and expense of the Company having the Trustee send, a notice (the “Conversion Event Company Notice”) within twenty (20) Trading Days of the Conversion Event and not more than thirty (30) Trading Days but not less than ten (10) Trading Days prior to the day selected by the Company on which the Notes will be converted pursuant to the Company’s conversion option (the “Company Conversion Date”; and the date such Company Conversion Notice is sent to the Holders in the manner herein provided, the “Company Conversion Notice Date”). If the Company gives such notice, it shall also deliver a copy of such Company Conversion Notice to the Trustee and Paying Agent. With respect to Physical Notes, such delivery shall be by first class mail, and with respect to Global Notes, such delivery shall be pursuant to the Applicable Procedures of the Depository.

Each Company Conversion Notice shall state:

(i) the Company Conversion Notice Date;

(ii) the aggregate principal amount of Notes to be converted;

(iii) that the Company Conversion Notice is being made pursuant to this Section 7.07;

(iv) the events causing the Conversion Event and the date(s) of the Conversion Event;

(v) the Applicable Conversion Rate and any adjustments to the Applicable Conversion Rate;

(vi) the Conversion Event Make-Whole Payment (as defined below), and whether the Company has elected to settle the Conversion Event Make-Whole Payment (as defined below) in cash or in shares of Common Stock;

(vii) the Company Conversion Date;

(viii) the name and address of the Paying Agent and the Conversion Agent; and

(ix) the procedures that Holders must follow to allow the Company to convert their Notes, including the place or places where Holders will be required to surrender the Notes.

The Company’s election of its conversion option hereunder must be made equally and proportionately with respect to any and all Notes duly issued hereunder (or, in the case of Global Notes, pursuant to Applicable Procedures that most nearly approximate a pro rata selection), and the Last Reported Sale Price of the Common Stock must equal or exceed 150% of the then applicable Conversion Price on both the date of the Company’s election and on the Company Conversion Date. Notwithstanding the Company’s election of its conversion option hereunder, the Holders shall not be required to convert to the extent such conversion would result in such Holders receiving more than 425,000 shares of Common Stock in any three (3) month period, and such conversion shall be subject to the limitations described in Section 7.01(f). In connection with the Company’s exercise of its conversion option under this Section 7.07, the Holders will receive upon conversion, in addition to and concurrently with the other consideration payable upon conversion under this Article 7, a payment (the “Conversion Event Make-Whole Payment”) for the Notes being converted in an amount equal to the aggregate amount of interest payments that would have been payable on such converted Notes from the last day through which interest was paid on the Notes (or from the Issue Date if no interest has been paid on the Notes or from the next succeeding Interest Payment Date if such conversion occurs after a Regular Record Date and on or before the next succeeding Interest Payment Date), through and including the Maturity Date (determined as if such conversion did not occur).

(b) The Company may settle the Conversion Event Make-Whole Payment in cash or in shares of Common Stock, at the Company’s election, subject to the limitations described in Section 7.01(f). A Holder shall have the right prior to settlement to notify the Company that any proposed settlement of the Conversion Event Make-Whole Payment in shares of Common Stock would violate such limitations. If the Company elects to pay the Conversion Event Make-Whole Payment in shares of Common Stock, the Company will deliver to each Holder of converted Notes a number of shares of Common Stock at settlement equal to (i) the amount of the Conversion Event Make-Whole Payment owed to such Holder and being paid in shares of Common Stock divided by (ii) the applicable Conversion Price. Delivery of such shares of Common Stock shall be made in the same manner as the delivery of shares in settlement of the conversion obligation under this Article 7. If the Company elects or, due to the limitations set forth herein, is obligated to pay the Conversion Event Make-Whole Payment in cash, the Company shall, on the second Business Day immediately following the relevant Company Conversion Date, deposit with the Paying Agent a sum (in funds which are immediately available on the due date for such payment) sufficient to pay such Conversion Event Make-Whole Payment, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of any failure to take such action.

(c) Notwithstanding the foregoing, the Company shall not be entitled to exercise its conversion option under Sections 7.07(a) and (b) hereof if (i) an Event of Default has occurred and is continuing, (ii) a Filing Failure, Effectiveness Failure or Maintenance Failure (as such terms are defined in the Registration Rights Agreement) or other event has occurred as a result of which sales of all of the shares of Common Stock to be issued under Sections 7.07(a) and (b) hereof cannot be made under an effective registration statement, (iii) the Company has not listed or caused to have quoted all of the shares of Common Stock to be issued under Section 7.07(a) and (b) hereof on the NASDAQ Stock Market, LLC and/or each national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted, (iv) such exercise (which, for the avoidance of doubt, includes any related Make-Whole Payment) would otherwise violate Section 7.01(f) of this Indenture or the listing requirements or other rules or regulations of the NASDAQ Stock Market, LLC and/or each national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted, or (v) a Fundamental Change has occurred or the Company has entered into any agreement to effect a Fundamental Change which remains in effect.

Section 7.08 Taxes on Shares Issued

Any issue of share certificates on conversions of Notes shall be made without charge to the converting Holder for any documentary, transfer, stamp or any similar tax in respect of the issue thereof, and the Company shall pay any and all documentary, stamp or similar issue or transfer taxes or duties that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the Holder of any Notes converted, and the Company shall not be required to issue or deliver any such share certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 7.09 Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements

(a) [Reserved]

(b) Upon the issuance of any Notes, including PIK Notes, and upon any adjustment to the Conversion Price, the Company shall reserve, if necessary, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock, to provide for the conversion of the Notes, subject to the limitations set forth in Section 7.01(f) and shall not issue such shares as are so reserved for any other purpose except to the extent that the Notes are otherwise retired pursuant to the terms of this Indenture.

(c) Before taking any action that would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such shares of Common Stock at such adjusted Conversion Price.

(d) Subject to the Section 7.09(b) above, the Company covenants that all shares of Common Stock that may be issued upon conversion of Notes or in settlement of a Make-Whole Payment in shares of Common Stock shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free from any lien or adverse claim.

Section 7.10 Responsibility of Trustee and Conversion Agent

The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate or whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Notes; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or share certificates or other securities or property or cash upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 7. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 7.05 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 7.05 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 11.01, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

Section 7.11 Notice to Holders Prior to Certain Actions

In case:

(a) of any action by the Company that would require an adjustment to the Conversion Rate pursuant to Section 7.04 or 7.14;

(b) the Company shall authorize the granting to the holders of all or substantially all of the shares of Common Stock of options, rights or warrants to subscribe for or purchase any share of any class or any other options, rights or warrants; or

(c) of any recapitalization, reclassification, reorganization or change of the Common Stock (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger, combination or similar transaction involving the Company, or of the sale, lease or transfer of all or substantially all of the assets of the Company and the Company’s Subsidiaries, as an entirety, or any share exchange; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company or any Significant Subsidiary that is a Credit Party,

then, in each case, the Company shall cause to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder at such Holder’s address appearing on the list of Holders provided for in Section 3.06 of this Indenture, as promptly as practicable, a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (ii) the date on which such recapitalization, reclassification, reorganization, or change of the Common Stock, or consolidation, merger, sale, lease, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such recapitalization, reclassification, reorganization, change of the Common Stock, or consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

Section 7.12 Shareholder Rights Plan

Each share of Common Stock issued upon conversion of Notes or in settlement of a Make-Whole Payment in shares of Common Stock pursuant to this Article 7 shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the shares of Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by the Company, as any such agreement may be amended from time to time. Notwithstanding the foregoing, if prior to any conversion such rights have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement, the Conversion Rate shall be adjusted at the time of separation as if the Company had distributed, to all holders of the Common Stock, Distributed Property as described in Section 7.04(c) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 7.13 Company Determination Final

Any determination that the Company or its Board of Directors must make pursuant to this Article 7 shall be conclusive if made in good faith and in accordance with the provisions of this Article 7, absent manifest error, and set forth in a Board Resolution.

Section 7.14 Conversion Rate Reset by the Representative

(a) At its option, the Representative shall have the one-time right to reset the Conversion Rate (the “Reset Right”), upon any Equity Financing that occurs within and including the date that is 180 days after the First Issue Date (the “Reset Period”), in accordance with the following reset calculations:

(i) If the Representative elects to reset the Conversion Rate in connection with an Equity Financing completed within and including the date that is ninety (90) days after the First Issue Date, the Conversion Rate shall be reset to a number of shares of Common Stock equal to (A) $1 divided by (B) one hundred twenty-five percent (125%) of the New Issuance Price.

(ii) If the Representative elects to reset the Conversion Rate in connection with an Equity Financing completed ninety-one (91) days after the First Issue Date, but within and including the date that is 180 days after the First Issue Date, Conversion Rate shall be reset to a number of shares of Common Stock equal to (A) $1 divided by (B) one hundred thirty-five percent (135%) of the New Issuance Price.

(b) If an Equity Financing, in which the New Issuance Price is less than the Conversion Price in effect on the First Issue Date, occurs during the Reset Period, the Company shall cause to be mailed to the Representative, the Trustee and the Conversion Agent, if other than the Trustee, as promptly as practicable, but in any event within two (2) Business Days following the completion of the Equity Financing, notice (the “Equity Financing Notice”) containing: (i) a statement that the Equity Financing Notice is being furnished pursuant to this Section 7.14; (ii) the date of the Equity Financing; (iii) a description of the securities issued in the Equity Financing; (iv) the New Issuance Price; and (iv) the applicable Conversion Rate if the Representative elects to exercise the Reset Right with such Equity Financing.

(c) The Representative may exercise the Reset Right with respect to a particular Equity Financing during the Reset Period only if the Representative delivers a Reset Notice to the Company within five (5) Business Days of the Representative’s receipt of the Equity Financing Notice. The Company shall cause a copy of the Reset Notice to be mailed to the Trustee and the Conversion Agent (if other than the Trustee) as promptly as practicable, but in any event within two (2) Business Days following receipt of such Reset Notice.

(d) If the Representative elects to reset the Conversion Price in accordance with this Section 7.14, for the remainder of the Reset Period, the Company shall provide the Representative with an Equity Financing Notice at least two (2) Business Days prior to the commencement of any Equity Financing to be completed with a New Issuance Price below the then in effect Conversion Price. During the remainder of the Reset Period, the Representative shall have the right to consent to any Equity Financing with a New Issuance Price below the then in effect Conversion Price.

(e) For purposes of determining the “New Issuance Price” of shares of Common Stock in an Equity Financing under this Section 7.14, the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Options is less than the Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this Section 7.14(e)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Options” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Options, upon exercise of the Options and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Options less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Options, upon exercise of such Options and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Options. No further adjustment of the Conversion Rate shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7.14(e)(ii) the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Rate shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Rate has been or is to be made pursuant to other provisions of this Section 7.14(e), no further adjustment of the Conversion Rate shall be made by reason of such issuance or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Rate in effect at the time of such increase or decrease shall be adjusted to the Conversion Rate, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7.14(e)(iii), if the terms of any Option or Convertible Security that was outstanding as of the First Issue Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7.14(e)(iii) shall be made if such adjustment would result in an increase of the Conversion Rate then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issuance or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of such Options; provided, that if the value determined pursuant to clause (y) above would result in a value less than the par value of the Common Stock, then the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the par value of the Common Stock. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of Publicly Traded Securities, in which case the amount of consideration received by the Company will be the Last Reported Sales Price of such Publicly Traded Securities on the date of receipt of such Publicly

Traded Securities. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or Publicly Traded Securities will be determined jointly by the Company and the Representative. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Representative. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. For purposes of this Section 7.14, “Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of the day of the most recent Last Reported Sale Price of the Common Stock prior to the public announcement of the pricing of the applicable Option (or, if the pricing is not publicly announced, on the most recent Last Reported Sale Price of the Common Stock prior to the pricing of the applicable Option) and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to 40%, (iii) an underlying price per share equal to the most recent Last Reported Sale Price of the Common Stock prior to the public announcement of the pricing of the applicable Option (or, if the pricing is not publicly announced, on the most recent Last Reported Sale Price of the Common Stock prior to the pricing of the applicable Option), (iv) a zero cost of borrow and (v) a 360-day annualization factor.

(f) If the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent (if other than the Trustee) an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment became effective and shall mail such notice of such adjustment of the Conversion Rate to each Holder at such Holder’s latest address appearing in the Register, within twenty (20) days after execution thereof, with a copy of such notice provided to the Trustee and the Conversion Agent (if other than the Trustee). Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(g) If the Representative elects to exercise its Reset Right in accordance with this Section 7.14, the Company shall not complete any subsequent Equity Financing within the Reset Period, without the prior written consent of the Representative.

ARTICLE 8

PURCHASE AT OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE

Section 8.01 Purchase at Option of Holders upon a Fundamental Change

(a) Generally. If a Fundamental Change occurs at any time prior to the Maturity Date of the Notes, then each Holder shall have the right, at such Holder’s option to require the Company to purchase any or all of such Holder’s Notes, on a date specified by the Company that is no earlier than the 20th and not later than the 35th calendar day following the date of the Fundamental Change Company Notice, subject to extension to comply with Applicable Law (the “Fundamental Change Purchase Date”), at a purchase price (the “Fundamental Change Purchase Price”) in cash equal to (i) 100% of the Principal Amount thereof, plus (ii) accrued and unpaid interest thereon to, but excluding, the Fundamental Change Purchase Date (provided, however, that if the Fundamental Change Purchase Date occurs after a Regular Record Date and on or prior to the Interest Payment Date to which it relates, the Company will pay accrued and unpaid interest to the Holder of record on such Regular Record Date) or, in the case of a Default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Notes, the day on which such Default is no longer continuing, plus (iii) an amount (the “Fundamental Change Make-Whole Payment”) equal to the aggregate amount of interest payments that would have been payable on such repurchased Notes from the last day through which interest was paid on the Notes (or from the Issue Date if no interest has been paid on the Notes or from the next succeeding Interest Payment Date if such conversion occurs after a Regular Record Date and on or before the next succeeding Interest Payment Date), through but not including the Maturity Date (determined as if such repurchase did not occur).

Purchases of Notes under this Section 8.01 shall be made, at the option of the Holder thereof upon:

(i) delivery to the Paying Agent of a duly completed notice (the “Fundamental Change Purchase Notice”) in the form set forth on the reverse of the Notes on or prior to the Business Day immediately preceding the Fundamental Change Purchase Date, subject to extension to comply with Applicable Law, which must specify:

(A) if the Notes are Physical Notes, the certificate numbers of the Holder’s Notes to be delivered for purchase;

(B) the portion of the Principal Amount of the Holder’s Notes to be purchased; and

(C) that the Holder’s Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and this Indenture; and

(ii) delivery or book-entry transfer of the Notes to the Trustee (or other Paying Agent appointed by the Company) (together with all necessary endorsements) at any time on or prior to the Business Day immediately preceding the Fundamental Change Purchase Date, subject to extension to comply with Applicable Law, at the applicable Corporate Trust Office of the Trustee (or other Paying Agent appointed by the Company), such delivery being a condition to receipt by the Holder of the Fundamental

Change Purchase Price therefor; provided that such Fundamental Change Purchase Price shall be so paid pursuant to this Section 8.01 only if the Notes so delivered to the Trustee (or other Paying Agent appointed by the Company) shall conform in all respects to the description thereof in the related Fundamental Change Purchase Notice; provided that, if such Holder’s Notes are not Physical Notes, such Holder must comply with the Applicable Procedures.

Any purchase by the Company contemplated pursuant to the provisions of this Section 8.01 shall be consummated by the delivery of the Fundamental Change Purchase Price to be received by the Holder promptly following the later of the Fundamental Change Purchase Date or the time of the book-entry transfer or delivery of the Notes.

Notwithstanding anything herein to the contrary, any Holder delivering to the Trustee (or other Paying Agent appointed by the Company) the Fundamental Change Purchase Notice contemplated by this Section 8.01 shall have the right to withdraw such Fundamental Change Purchase Notice (in whole or in part) at any time prior to the Close of Business on (i) the Business Day prior to the Fundamental Change Purchase Date or (ii) in the case of a Default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Notes, the Business Day immediately preceding the day on which such Default is no longer continuing, in either case, by delivery of a written notice of withdrawal to the Trustee (or other Paying Agent appointed by the Company) in accordance with Section 8.03 below.

The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.

(b) Fundamental Change Company Notice. On or before the 20th day after the occurrence of a Fundamental Change, the Company shall provide to all Holders of record of the Notes and the Trustee and Paying Agent a notice (the “Fundamental Change Company Notice”) of the occurrence of such Fundamental Change and of the purchase right at the option of the Holders arising as a result thereof (a “Fundamental Change Offer”). With respect to Physical Notes, such delivery shall be by first class mail, and with respect to Global Notes, such delivery shall be pursuant to the Applicable Procedures of the Depository. Simultaneously with providing such Fundamental Change Company Notice, the Company shall publish such information on the Company’s website or through such other public medium as the Company may use at such time.

Each Fundamental Change Company Notice shall state:

(i) that the Fundamental Change Company Notice is being made pursuant to this Section 8.01 and that all Notes tendered will be accepted for payment;

(ii) the events causing the Fundamental Change;

(iii) the date of the Fundamental Change;

(iv) the last date on which a Holder may exercise the purchase right or withdraw their election;

(v) the Fundamental Change Purchase Price;

(vi) the Fundamental Change Purchase Date;

(vii) the name and address of the Paying Agent and the Conversion Agent, if applicable;

(viii) if applicable, the Applicable Conversion Rate and any adjustments to the Applicable Conversion Rate;

(ix) if applicable, that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with Section 8.03;

(x) that any Note not tendered will continue to accrue interest in accordance with the terms of this Indenture;

(xi) the procedures that Holders must follow to require the Company to purchase their Notes, including that Holders electing to have any Notes purchased will be required to surrender the Notes; and

(xii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in Principal Amount to the unpurchased portion of the Notes surrendered.

No failure of the Company to give the foregoing notices and no defect therein shall limit any Holder’s rights or affect the validity of the proceedings for the purchase of the Notes pursuant to this Section 8.01.

Notwithstanding anything to the contrary in this Section 8.01 the Company will not be required to make a Fundamental Change Offer upon a Fundamental Change if a third party makes the Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 8.01 and purchases all Notes properly tendered and not withdrawn under the Fundamental Change Offer (it being understood that such third-party may make a Fundamental Change Offer that is conditioned upon and prior to the occurrence of a Fundamental Change).

Notwithstanding anything to the contrary contained herein, a Fundamental Change Offer may be made in advance of a Fundamental Change, conditioned upon the consummation of such Fundamental Change, if a definitive agreement is in place for the Fundamental Change at the time the Fundamental Change Offer is made.

(c) No Payment During an Acceleration. Notwithstanding the foregoing, no Notes may be purchased by the Company at the option of the Holders pursuant to this Section 8.01 if the Principal Amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Fundamental Change Purchase Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Notes).

(d) Payment of Fundamental Change Purchase Price. The Notes to be purchased pursuant to this Section 8.01, as well as the Fundamental Change Make-Whole Payment, shall be paid for in cash.

Section 8.02 Effect of Fundamental Change Purchase Notice

Upon receipt by the Paying Agent of the Fundamental Change Purchase Notice specified in Section 8.01(a), the Holder of the Note in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn as specified in Section 8.03) thereafter be entitled to receive solely the Fundamental Change Purchase Price with respect to such Note. Such Fundamental Change Purchase Price shall be payable to such Holder promptly following the later of (a) the Fundamental Change Purchase Date with respect to such Note (provided the conditions in Section 8.01(a) have been satisfied) and (b) the time of delivery or book-entry transfer of such Note to the Paying Agent by the Holder thereof in the manner required by Section 8.01(a).

Section 8.03 Withdrawal of Fundamental Change Purchase Notice

(a) A Fundamental Change Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Paying Agent in accordance with the Fundamental Change Company Notice prior to the Close of Business on (i) the Business Day immediately preceding the relevant Fundamental Change Purchase Date or (ii) in the case of a Default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Notes, the Business Day immediately preceding the day on which such Default is no longer continuing, specifying:

(A) the Principal Amount of the withdrawn Notes;

(B) if the Notes are Physical Notes, the certificate numbers of the withdrawn Notes; and

(C) the Principal Amount, if any, of such Notes that remains subject to the original Fundamental Change Purchase Notice;

provided that, if such Holder’s Notes are not Physical Notes, such Holder must comply with the Applicable Procedures.

Section 8.04 Deposit of Fundamental Change Purchase Price

Prior to 11:00 a.m. (local time in The City of New York) on the Fundamental Change Purchase Date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided herein) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the Fundamental Change Purchase Price, of all the Notes or portions thereof properly tendered pursuant to the Fundamental Change Purchase Notice that are to be purchased as of the Fundamental Change Purchase Date. The Company shall promptly notify the Trustee in writing of the amount of any deposits of cash made pursuant to this Section 8.04. If the Paying Agent holds money sufficient to pay the Fundamental Change

Purchase Price of any Note surrendered for purchase and not withdrawn in accordance with this Indenture as of the Close of Business on the Fundamental Change Purchase Date, then immediately following the Close of Business on the Fundamental Change Purchase Date, (a) any such Note will cease to be outstanding and interest will cease to accrue thereon on the Fundamental Change Purchase Date (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the Paying Agent) and (b) all other rights of the Holder in respect thereof will terminate (other than the right to receive the Fundamental Change Purchase Price and previously accrued and unpaid interest (including Additional Interest, if any) upon delivery or book-entry transfer of such Note).

Section 8.05 Notes Purchased in Whole or in Part

Any Note that is to be purchased, whether in whole or in part, shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes equal in principal amount to any unpurchased portion of the Note or Notes surrendered.

Section 8.06 Covenant to Comply With Securities Laws upon Purchase of Notes

In connection with any offer to purchase Notes under Section 8.01, the Company shall, if required:

(a) comply with the provisions of Rule 13e-4, Rule 14e-1 and any other of the tender offer rules under the Exchange Act that may then be applicable;

(b) file a Schedule TO or any other required schedule under the Exchange Act; and

(c) otherwise comply with all federal and state securities laws in connection with any offer by the Company to purchase the Notes.

Section 8.07 Repayment to the Company

Subject to the requirements of any applicable abandoned property laws, regardless of who acts as Paying Agent, the Paying Agent shall return to the Company any cash that remains unclaimed, together with interest, if any, thereon, held by them for the payment of the Fundamental Change Purchase Price; provided that to the extent that the aggregate amount of cash deposited by the Company pursuant to Section 8.04 exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof which the Company is obligated to purchase as of the Fundamental Change Purchase Date, then as soon as practicable following the Fundamental Change Purchase Date, the Paying Agent shall return any such excess to the Company.

Section 8.08 [Reserved]

ARTICLE 9

EVENTS OF DEFAULT; REMEDIES

Section 9.01 Events of Default

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) failure by the Company to pay any interest on any Notes when due and payable and such failure continues for a period of thirty (30) days;

(b) failure by the Company to pay the Principal Amount of any Note when due and payable on the Maturity Date, upon required purchase in connection with a Fundamental Change, upon required purchase or redemption in accordance with Section 3.14 hereof, upon declaration of acceleration or otherwise;

(c) failure by the Company to comply with its obligation to convert the Notes in accordance with this Indenture (including, without limitation, payment of any associated Make-Whole Payment) upon exercise of a Holder’s conversion right, and such failure continues for a period of five (5) Business Days;

(d) failure by the Company to provide the Fundamental Change Company Notice to Holders required pursuant to Section 8.01(b) hereof when due, and such failure continues for five (5) Business Days;

(e) [Reserved]

(f) other than Defaults under clause (g)(iii) below, failure by any Credit Party in the performance of any other obligation, covenant or agreement of any Credit Party under the Notes, this Indenture, the Purchase Agreement, the Security Documents or the other Indenture Documents that continues for a period of sixty (60) days after receipt by any Credit Party of a Notice of Default;

(g) (i) default by any Credit Party with respect to any Indebtedness for borrowed money of any Credit Party in excess of $1,000,000 in the aggregate, whether such Indebtedness now exists or shall hereafter be created, which default results (A) in such Indebtedness being accelerated or otherwise becoming or being declared due and payable prior to its stated maturity or (B) from the failure to make any payment when due under such Indebtedness, whether upon maturity, required purchase, acceleration, regularly scheduled payment date or otherwise (after giving effect to any applicable grace period) which results in the right of the holders of such Indebtedness to accelerate the maturity of such Indebtedness; provided, however, that any such Event of Default shall be deemed cured and not continuing upon payment of such Indebtedness or rescission of such declaration of acceleration, (ii) [Reserved], (iii) any breach or violation of the Purchase Agreement or Registration Rights Agreement or (iv) [Reserved];

(h) a final judgment for the payment of $1,000,000 or more (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) rendered against any Credit Party by a court of competent jurisdiction, which judgment is not discharged, stayed, vacated, paid or otherwise satisfied within sixty (60) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(i) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of any Credit Party of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law, (ii) a decree or order adjudging any Credit Party as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any Credit Party under any applicable federal, state or foreign law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Credit Party of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(j) the commencement by any Credit Party of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of any Credit Party in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Credit Party or of any substantial part of such entity’s property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by any Credit Party in furtherance of any such action; and

(k) (i) any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or (ii) any Guarantor, or any person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee, except, in each case of (i) and (ii), by reason of the termination of this Indenture, a transaction permitted by this Indenture, or the release of such Subsidiary Guarantee in accordance with this Indenture;

(l) any Security Documents at any time and for any reason cease to create the Lien on the property and assets purported to be subject to such Lien in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the any Credit Party or any Subsidiary of any Credit Party, except in each case as a result of a release of Collateral in a transaction permitted under this Indenture; and

(m) the earlier to occur of (i) the occurrence of any event, circumstance or transaction that would entitle the holders of the Prior Warrants to any cash payment from the Company (or otherwise require the Company to make an offer or make a cash payment to such holders) under the Prior Warrants other than cash payments made in lieu of the issuance of fractional shares and/or cash payments of Inducement Cash Fees or (ii) the making of a cash payment (or any offer to make such payment) under the Prior Warrants (in each case, other than cash payments made in lieu of the issuance of fractional shares and/or cash payments of Inducement Cash Fees) provided that in each case, no Event of Default will be triggered if the Requisite Holders approve a cash payment on account of the Prior Warrants (it being understood and agreed that the Requisite Holders have consented to payment of Inducement Cash Fees).

The Trustee shall not be charged with knowledge of any Event of Default, except as provided in Section 11.03(i).

Section 9.02 Acceleration of Maturity: Waiver of Past Defaults and Rescission

(a) If an Event of Default (other than those specified in Sections 9.01(i) and 9.01(j) involving any Credit Party) occurs and is continuing, then and in every such case the Requisite Holders may, or the Trustee, at the written request of the Requisite Holders, shall, declare 100% of the Principal Amount plus accrued and unpaid interest on all the outstanding Notes (including but not limited to any outstanding accrued but not yet capitalized PIK Interest and all outstanding capitalized PIK Interest) and any outstanding Make-Whole Payment (and all other Obligations), to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by such Holders), and upon any such declaration such Principal Amount plus accrued and unpaid interest (and all other Obligations) shall become immediately due and payable.

Notwithstanding the foregoing, in the case of an Event of Default specified in Section 9.01(i) or Section 9.01(j) with respect to any Credit Party, 100% of the Principal Amount plus accrued and unpaid interest on all outstanding Notes (including but not limited to any outstanding accrued but not yet capitalized PIK Interest and all outstanding capitalized PIK Interest) and any outstanding Make-Whole Payment (and all other Obligations), will automatically become due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b) The Requisite Holders, by written notice to the Company and the Trustee, may (x) waive any past Default and its consequences and (y) at any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article 9 provided, rescind any such acceleration with respect to the Notes and its consequences, except, in each case, with respect to a Default described in Section 9.01(a), Section 9.01(b) or Section 9.01(c) (which, in each case shall require the approval of each Holder directly affected by such Default), or in respect of a covenant or provision hereof which under Article 14 cannot be modified or amended without the consent of the Holder of each outstanding Note affected, if:

(i) such rescission will not conflict with any judgment or decree of a court of competent jurisdiction; and

(ii) all existing Events of Default (other than the non-payment of any Principal Amount or interest or any other Obligation that became due solely by such declaration of acceleration) have been cured or waived.

Upon any such waiver, the Default which has been waived shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured, for every other purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 9.03 Additional Interest

If an Event of Default occurs and is continuing, if so elected by the Requisite Holders, in addition to ordinary interest payable pursuant to Section 4.01, the Company shall pay Additional Interest on the Notes, which shall accrue at the rate of 2.0% per annum of the Principal Amount of Notes outstanding for each day during the period from and including the date on which such Event of Default first occurs to and including the date on which such Event of Default has been cured or waived or ceases to exist. Additional Interest shall also mean all amounts, if any, payable pursuant to the Registration Rights Agreement. Any Additional Interest payable pursuant to this Section 9.03 will be payable in arrears on each Interest Payment Date following accrual in the same manner as ordinary interest is payable pursuant to Section 4.01. Notwithstanding the foregoing, the accrual and/or payment of such Additional Interest shall not preclude, forebear, waive or delay the rights of the Holders hereunder to accelerate the Notes as provided in Section 9.02 or to elect or exercise any other remedies available to them hereunder or under Applicable Law.

Section 9.04 Collection of Indebtedness and Suits for Enforcement by Trustee

The Company covenants that if a Default is made in the payment of the Principal Amount plus accrued and unpaid interest on the Maturity Date therefor or in the payment of the Fundamental Change Purchase Price and any Make-Whole Payment which is then due and payable in respect of any Note, the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If an Event of Default occurs and is continuing, the Trustee, with the consent of the Requisite Holders, may, but shall not be obligated to, pursue any available remedy, including but not limited to an Enforcement Action as contemplated under Article 5 hereof, to collect the payment of the Principal Amount plus accrued but unpaid interest on the Notes (including but not limited to any outstanding accrued but not yet capitalized PIK Interest and all outstanding capitalized PIK Interest) and any outstanding Make-Whole Payment, and/or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if the Trustee does not possess any of the Notes or does not produce any of the

Notes in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of, or acquiescence in, the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 9.05 Trustee May File Proofs of Claim

In case of any judicial proceeding relative to the Company (or any other obligor upon the Notes), its property or its creditors, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under this Indenture and Applicable Law in order to have claims of the Holders and the Trustee allowed in any such proceeding. In particular, the Trustee shall be authorized to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee under Section 11.07.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 9.06 Application of Money Collected

Any money collected by the Trustee pursuant to this Article or the Collateral Trustee pursuant to the Security Documents shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money to Holders, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due the Trustee and the Collateral Trustee under Section 11.07;

SECOND: To the payment of the amounts then due and unpaid on the Notes for the Principal Amount, Fundamental Change Purchase Price, interest (including but not limited to any outstanding accrued but not yet capitalized PIK Interest and all outstanding capitalized PIK Interest) and any outstanding Make-Whole Payment and other Obligations, as the case may be, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes; and

THIRD: To the payment of the remainder, if any, to the Company or any other Person lawfully entitled thereto.

Section 9.07 Limitation on Suits

No Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, the Notes, the Subsidiary Guarantees or for the appointment of a receiver or trustee, or for any other remedy hereunder unless (a) an Event of Default specified in Section 9.01(a), Section 9.01(b) or Section 9.01(c) occurs which directly affects such Holder or (b) the Requisite Holders shall have made written request to the Trustee or the Collateral Trustee to institute a proceeding in its own name as Trustee or Collateral Trustee hereunder and offered to the Trustee or Collateral Trustee, as applicable, security or indemnity satisfactory to it against any loss, liability or expense and the Trustee or the Collateral Trustee, as applicable, for seven (7) days after its receipt of such request and offer of security or indemnity has failed to institute any such proceeding. In the case of (a) in the immediately preceding sentence, Holders shall be entitled to, but shall not be obligated to pursue, any right or remedy that would otherwise be available to the Trustee or the Collateral Trustee under this Indenture. In the case of (b) in the immediately preceding sentence, the Requisite Holders shall be entitled to, but shall not be obligated to pursue, any right or remedy that would otherwise be available to the Trustee or the Collateral Trustee under this Indenture. Notwithstanding the forgoing, no one or more Holders shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders (it being understood that neither the Trustee nor the Collateral Trustee has an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 9.08 Unconditional Right of Holders to Receive Payment

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of the Principal Amount (including the Fundamental Change Purchase Price or interest in respect of the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or any Fundamental Change Purchase Date, any other Obligation or otherwise, as applicable), any accrued and unpaid interest (including Additional Interest, if any), any Make-Whole Payment, and to convert the Notes in accordance with Article 7, or to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or affected without the consent of such Holder.

Section 9.09 Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 9.10 Rights and Remedies Cumulative

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 3.09, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 9.11 Delay or Omission Not Waiver

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 9.12 Control by Holders

The Requisite Holders may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or Collateral Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with Applicable Law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee will be entitled to indemnification from the Holders satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 9.13 Undertaking for Costs

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, in either case in respect of the Notes, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorney’s fees and expenses, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant; but the provisions of this Section 9.13 shall not apply to any suit instituted by the Company, to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in Principal Amount of the outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the Principal Amount on any Note on or after the Maturity Date of such Note or the Fundamental Change Purchase Date.

Section 9.14 [Reserved]

Section 9.15 [Reserved]

ARTICLE 10

RESERVED

ARTICLE 11

THE TRUSTEE

Section 11.01 Duties and Responsibilities of Trustee

(a) The Trustee, prior to the occurrence of an Event of Default and after the curing of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. In case an Event of Default has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

(b) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred:

(A) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture and Applicable Law, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(B) in the absence of bad faith or willful misconduct on the part of the Trustee, the Trustee may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer or Officers of the Trustee, unless the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the written direction of the Requisite Holders at the time outstanding determined as provided in Section 1.04 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(iv) whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section;

(v) the Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Registrar with respect to the Notes; and

(c) If any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred.

None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 11.02 Notice of Defaults

The Trustee shall give the Holders notice of any Default of which the Trustee has knowledge (as provided in Section 11.03(i)) within ninety (90) days after the occurrence thereof so long as such Default is continuing; provided, that (except in the case of any Default in the payment of Principal Amount of, or interest on, any of the Notes or Fundamental Change Purchase Price or a default in the delivery of the consideration due upon conversion), the Trustee shall be protected in withholding such notice if and so long as a committee of officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of Notes.

Section 11.03 Reliance on Documents, Opinions, Etc.

Except as otherwise provided in Section 11.01:

(a) the Trustee may rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, coupon or other paper or document (whether in its original or facsimile form) believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) to the extent requested by the Trustee, any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any resolution of the Company’s Board of Directors may be evidenced to the Trustee by a copy thereof certified by the Secretary, any Assistant Secretary or the General Counsel of the Company;

(c) the Trustee may consult with counsel of its own selection and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(d) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture (including upon the occurrence and during the continuance of an Event of Default), unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against any loss, expenses and liabilities which may be incurred therein or thereby;

(e) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney (at the reasonable expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation);

(f) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder;

(g) the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture, in each case without negligence, willful misconduct or bad faith on the part of the Trustee, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts;

(h) in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(i) the Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee from any Holder or any Credit Party, and such notice references the Notes and the Indenture (and in the absence of such actual knowledge or such notice, the Trustee may conclusively assume that no such Default or Event of Default exists); and

(j) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

Section 11.04 No Responsibility for Recitals, Etc.

The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Indenture, the Notes, any of the Security Documents, any Officers’ Certificate, or any Opinion of Counsel. The Trustee shall not be accountable for the use or application by the Company of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture.

Section 11.05 Trustee, Paying Agents, Conversion Agents or Registrar May Own Notes

The Trustee, any Paying Agent, any Conversion Agent or Registrar, in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not Trustee, Paying Agent, Conversion Agent or Registrar.

Section 11.06 Monies to be Held in Trust

Subject to the provisions of Section 13.04, all monies and properties received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as may be agreed in writing from time to time by the Company and the Trustee.

Section 11.07 Compensation and Expenses of Trustee

The Company covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, reasonable compensation for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), and the Company will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances reasonably incurred or made by the Trustee in accordance with any of the provisions of this Indenture (including the reasonable compensation and the expenses and disbursements of its counsel and of all Persons not regularly in its employ, for which the Company has received an invoice with reasonably detailed documentation of any such expenses) except any such expense, disbursement or advance as may arise from its gross negligence, willful misconduct or bad faith. The Company also covenants to indemnify the Trustee (or any officer, director or employee of the Trustee), in any capacity under this Indenture and its agents and any authenticating agent for, and to hold them harmless against, any and all loss, liability, claim or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Trustee or such officers, directors, employees and agent or authenticating agent, as the case may be, and arising out of or in connection with the acceptance or administration of this trust or in any other capacity hereunder, including the costs and expenses of defending themselves against any claim of liability in the premises, including reasonable fees and expenses of legal counsel limited to one firm and, to the extent so required, one local counsel in each applicable jurisdiction. The obligations of the Company under this Section 11.07 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a lien prior to that of the Notes upon all property and funds held or collected by the Trustee as such, except funds held in trust for the benefit of the Holders of particular Notes. The obligation of the Company under this Section shall survive the satisfaction and discharge of this Indenture.

When the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default specified in Section 9.01(i) or Section 9.01(j) with respect to the Company occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.

The Trustee shall comply with the provisions of Trust Indenture Act § 313(b)(2) to the extent applicable.

Section 11.08 Officers’ Certificate as Evidence

Except as otherwise provided in Section 11.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of negligence or willful misconduct on the part of the Trustee, be deemed to be conclusively proved and established by an Officers’ Certificate delivered to the Trustee.

Section 11.09 Conflicting Interests of Trustee

If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest within ninety (90) days or resign, to the extent and in the manner provided by, and subject to the provisions of, this Indenture.

Section 11.10 Eligibility of Trustee

There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000 (or if such Person is a member of a bank holding company system, its bank holding company shall have a combined capital and surplus of at least $50,000,000). If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 11.10, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act § 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act § 310(b).

Section 11.11 Resignation or Removal of Trustee

(a) The Trustee may at any time resign by giving written notice of such resignation to the Company and to the Holders of Notes. Upon receiving such notice of resignation, the Company shall promptly appoint a successor trustee by written instrument, in duplicate, executed by order of the Company’s Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment sixty (60) days after the mailing of such notice of resignation to the Holders, the resigning Trustee may, upon ten (10) Business Days’ notice to the Company and the Holders, appoint a successor identified in such notice or may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor trustee, or, if any Holder who has been a bona fide Holder of a Note or Notes for at least six (6) months may, subject to the provisions of Section 9.13, on behalf of himself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(b) In case at any time any of the following shall occur:

(i) the Trustee shall fail to comply with Section 11.09 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note or Notes for at least six (6) months; or

(ii) the Trustee shall cease to be eligible in accordance with the provisions of Section 11.10 and shall fail to resign after written request therefor by the Company or by any such Holder; or

(iii) the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case, the Company may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Company’s Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 9.13, any Holder who has been a bona fide Holder of a Note or Notes for at least six (6) months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee; provided, however, that if no successor Trustee shall have been appointed and have accepted appointment sixty (60) days after either the Company or the Holders has removed the Trustee, the Trustee so removed may petition at its own expense any court of competent jurisdiction for an appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.

(c) The Requisite Holders at the time outstanding may at any time remove the Trustee with or without cause and nominate a successor trustee which shall be deemed appointed as successor trustee.

(d) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 11.11 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 11.12.

Section 11.12 Acceptance by Successor Trustee

Any successor trustee appointed as provided in Section 11.11 shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amount then due it pursuant to the provisions of Section 11.07, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a lien upon all property and funds held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 11.07.

No successor trustee shall accept appointment as provided in this Section 11.12 unless, at the time of such acceptance, such successor trustee shall be qualified under the provisions of Section 11.09 and be eligible under the provisions of Section 11.10.

Upon acceptance of appointment by a successor trustee as provided in this Section 11.12, the Company (or the former trustee, at the written direction of the Company) shall mail or cause to be mailed notice of the succession of such trustee hereunder to the Holders of Notes at their addresses as they shall appear on the Register. If the Company fails to mail such notice within ten (10) days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Company.

Section 11.13 Succession by Merger, Etc.

Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee (including any trust created by this Indenture), shall be the successor to the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that in the case of any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, such corporation shall be qualified under the provisions of Section 11.09 and eligible under the provisions of Section 11.10.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or any authenticating agent appointed by such successor trustee may authenticate such Notes in the name of the successor trustee; and in all such cases such certificates shall have the full force that is provided in the Notes or in this Indenture; provided, however, that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 11.14 Preferential Collection of Claims

If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of § 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in § 311(b), regarding the collection of the claims against the Company (or any such other obligor). A Trustee who has resigned or been removed shall be subject to § 311(a) to the extent indicated therein.

Section 11.15 Trustee’s Application for Instructions from the Company

Any application by the Trustee for written instructions from the Company (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

Section 11.16 Collateral Trustee

In acting as Collateral Trustee, the Collateral Trustee may rely upon, and shall be entitled to the benefits, rights, protections, immunities and indemnities of and to enforce, each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under this Indenture including, without limitation, those set forth in this Article 11 as well as in Sections 1.02 and 1.03. The Collateral Trustee may resign or be removed, and the Collateral Trustee’s successor shall be appointed in the same manner as provided with respect to the Trustee under this Article 11 (for the avoidance of doubt, the provisions of Sections 11.11 and 11.12 of this Indenture shall be interpreted to apply to the Collateral Trustee as if it was referenced therein in lieu of the Trustee). With respect to any deposit account control agreement to which the Collateral Trustee is a party, (i) notwithstanding the terms thereof (but without limiting the Credit Parties’ indemnification obligations hereunder and under the other Indenture Documents), the Collateral Trustee shall not be liable for, and Holders shall indemnify the Collateral Trustee in respect of, any settlement items, fees, expenses, charges, indemnity obligations or any other obligations pursuant to such deposit account control agreement other than to the extent satisfied from the assets of the Credit Parties then held by the Collateral Trustee pursuant to this Indenture and the other Indenture Documents and (ii) for the avoidance of doubt, in addition to the other rights, powers, immunities, indemnities and benefits that the Collateral Trustee may be entitled to pursuant to the immediately preceding sentence, prior to taking any action or omitting to take any action under any such deposit account control agreement, the Collateral Trustee may, in its sole discretion, require the Holders to offer to the Collateral Trustee security or indemnity satisfactory to it against any loss, expenses and liabilities which may be incurred therein or thereby.

ARTICLE 12

HOLDERS’ LISTS AND REPORTS BY TRUSTEE

Section 12.01 Company to Furnish Trustee Names and Addresses of Holders

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes and shall otherwise comply with Trust Indenture Act §312(a). If the Trustee is not the Registrar, the Company will furnish or cause to be furnished to the Trustee:

(i) quarterly, not more than fifteen (15) days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date; and

(ii) at such other times as the Trustee may request in writing, within thirty (30) days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than fifteen (15) days prior to the time such list is furnished;

excluding from any such list names and addresses received by the Trustee in its capacity as Registrar.

Section 12.02 Preservation of Information; Communications to Holders

(a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 12.01 and the names and addresses of Holders received by the Trustee in its capacity as Registrar. The Trustee may destroy any list furnished to it as provided in Section 12.01 upon receipt of a new list so furnished.

(b) Holders may communicate pursuant to Trust Indenture Act § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

(c) Every Holder, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee nor any agent of either of them shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to Applicable Law.

Section 12.03 Reports By Trustee

Within sixty (60) days after each January 15 beginning with the January 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act § 313(a) (but if no event described in Trust Indenture Act § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act § 313(b)(2), to the extent applicable, and § 313(b)(1). The Trustee shall also transmit by mail all reports as required by Trust Indenture Act § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange (if any) on which the Notes are listed in accordance with Trust Indenture Act § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on or de-listed from any stock exchange.

ARTICLE 13

SATISFACTION AND DISCHARGE

Section 13.01 Discharge of Indenture

When (a) the Company shall deliver to the Trustee for cancellation all Notes theretofore authenticated (other than any Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) and not theretofore canceled, or (b) all the Notes not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable, and the Company shall deposit with the Trustee, in trust, cash or shares of Common Stock (in the case of any conversion) sufficient to pay on the Maturity Date, upon any Fundamental Change Date or upon any conversion (other than any Notes that shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including principal and interest or shares of Common Stock (in the case of any conversion) due to such Maturity Date, Fundamental Change Purchase Date or upon conversion, as the case may be, accompanied by a verification report, as to the sufficiency of the deposited amount, from an independent certified accountant or other financial professional satisfactory to the Trustee, and if the Company shall also pay or deliver or cause to be paid or delivered all other sums payable or deliverable hereunder by the Company, then this Indenture shall cease to be of further effect (except as to (i) remaining rights of registration of transfer, substitution and exchange and conversion of Notes, (ii) rights hereunder of Holders to receive payments of principal of and interest or (in the case of any conversion) shares of Common Stock on, the Notes and the other rights, duties and obligations of Holders, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and (iii) the rights, obligations and immunities of the Trustee hereunder), and the Trustee, on written demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel as required by Section 1.02 and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction of and discharging this Indenture; the Company, however, hereby agrees to the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Indenture or the Notes.

Section 13.02 Deposited Monies to be Held in Trust by Trustee

Subject to Section 13.04, all monies and shares of Common Stock deposited with the Trustee pursuant to Section 13.01 shall be held in trust for the sole benefit of the Holders, and such monies and shares of Common Stock shall be applied by the Trustee to the payment, either directly or through any Paying Agent (including the Company if acting as its own Paying Agent), to the Holders of the particular Notes for the payment or delivery upon conversion thereof have been deposited with the Trustee, of all sums and amounts due thereon for principal and interest or upon conversion.

Section 13.03 Paying Agent to Repay Monies Held

Upon the satisfaction and discharge of this Indenture, all monies then held by any Paying Agent of the Notes (other than the Trustee) shall, upon written request of the Company, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies.

Section 13.04 Return of Unclaimed Monies

Subject to the requirements of applicable abandoned property laws, any monies or shares of Common Stock deposited with or paid to the Trustee for payment of the principal of or interest on Notes and not applied but remaining unclaimed by the Holders of Notes for two years after the date upon which the principal of or interest on such Notes or shares of Common Stock, as the case may be, shall have become due and payable, shall be repaid to the Company by the Trustee on demand and all liability of the Trustee shall thereupon cease with respect to such monies or shares of Common Stock; and the Holder of any of the Notes shall thereafter look only to the Company for any payment or delivery that such Holder may be entitled to collect unless an applicable abandoned property law designates another Person.

Section 13.05 Reinstatement

If the Trustee or the Paying Agent is unable to apply any money or shares of Common Stock in accordance with Section 13.02 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01 until such time as the Trustee or the Paying Agent is permitted to apply all such money or shares of Common Stock in accordance with Section 13.02; provided, however, that if the Company makes any payment of interest on or principal of any Note or delivery of shares of Common Stock due upon conversion following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money, or delivery from the shares of Common Stock, as the case may be, held by the Trustee or Paying Agent.

ARTICLE 14

SUPPLEMENTAL INDENTURES

Section 14.01 Supplemental Indentures without Consent of Holders

Without the consent of any Holders, the Credit Parties and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(i) to cure any ambiguity or correct any inconsistent or otherwise defective provision contained herein, so long as such action will not adversely affect the interests of the Holders in any material respect;

(ii) to comply with the requirements of Sections 7.05 or 7.07(c);

(iii) to add any additional Guarantor with respect to the Notes in accordance with Section 4.21 or to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Section 15.03;

(iv) to add additional security or collateral to secure the Obligations;

(v) to make any change that would provide any additional rights or benefits to the Holders;

(vi) to make any change that does not materially adversely affect the rights of any Holder under this Indenture or any Security Document;

(vii) to comply with the rules of any applicable securities depository;

(viii) to evidence and provide for the acceptance of appointment by a successor Trustee in accordance with the provisions set forth in this Indenture; or

(ix) to provide for the issuance of Additional Notes in accordance with the provisions set forth in this Indenture.

Section 14.02 Supplemental Indentures with Consent of Holders

With the consent of the Requisite Holders (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), as evidenced in accordance with Section 1.04, the Company, when authorized by a Board Resolution, the Guarantors and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note directly and adversely affected thereby, among other things:

(i) reduce the percentage in Principal Amount of Notes whose Holders must consent to an amendment of this Indenture or to waive any past default;

(ii) reduce the rate of any interest on any Note;

(iii) reduce the Principal Amount of, or extend the Maturity Date of, any Note;

(iv) make any change that impairs or adversely affects the conversion rights of any Note;

(v) reduce the Fundamental Change Purchase Price or the Make-Whole Payments of any Note or amend or modify in any manner adverse to the Holders of Notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(vi) make any Note payable in a currency other than that stated in the Notes;

(vii) [Reserved];

(viii) [Reserved];

(ix) [Reserved]; or

(x) modify any of the provisions of this Section 14.02 or Section 9.02(b).

provided, however, that any actions constituting a release of all or substantially all of the Collateral shall require the consent of the Requisite Holders.

It shall not be necessary for any consent of Holders under this Section 14.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance thereof.

Section 14.03 Execution of Supplemental Indentures

In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article 14 or the modifications thereby of the trusts created by this Indenture, the Trustee shall be provided with, and (subject to Section 11.01) shall be fully protected in relying upon, in addition to the documents required by Section 1.02, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture. Subject to the preceding sentence, the Trustee shall sign such supplemental indenture if the same does not adversely affect the Trustee’s own rights, duties or immunities under this Indenture or otherwise. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture that adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Section 14.04 Effect of Supplemental Indentures

Upon the execution of any supplemental indenture under this Article 14, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 14.05 [Reserved]

Section 14.06 Reference in Notes to Supplemental Indentures

Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article 14 shall bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Company, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for outstanding Notes.

Section 14.07 Notice to Holders of Supplemental Indentures

The Company shall cause notice of the execution of any supplemental indenture pursuant to Section 14.02 to be mailed to each Holder, at such Holder’s address appearing on the Register provided for in this Indenture, within twenty (20) days after execution thereof. Failure to deliver such notice, or any defect in such notice, shall not impair or affect the legality or validity of such supplemental indenture.

ARTICLE 15

GUARANTEES OF NOTES

Section 15.01 Subsidiary Guarantees

Subject to this Article 15, each of the Guarantors hereby, jointly and severally, unconditionally guarantees, on a senior secured basis, as primary obligors and not as a surety, to each Holder (and its successors and assigns) of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes and/or the Obligations of the Company hereunder and thereunder, that:

(a) the principal of, and interest on, each of the Notes will be promptly paid in full when due, whether at stated maturity, by required prepayment, declaration, demand, by acceleration, upon repurchase or otherwise, and interest on the overdue principal of and (to the extent permitted by law) interest (including but not limited to any outstanding accrued but not yet capitalized PIK Interest, all outstanding capitalized PIK Interest and any Additional Interest, and any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) and any outstanding Make-Whole Payment on the Notes, and all other payment obligations of the Company to the Holders or the Trustee under this Indenture or the Notes will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and

(b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration, upon repurchase or otherwise (such obligations in clauses (a) and (b) being herein collectively called the “Guaranteed Obligations”).

Failing payment when so due of any amount so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the obligations of the Company.

The Guarantors hereby agree that their obligations hereunder shall be absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Notes or this Indenture or any other agreement or instrument referred to herein or therein, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Indenture or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Indenture, Notes, or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of any Holder or the Trustee as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor.

Each Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Credit Parties, or any custodian, Trustee or other similar official acting in relation to any Credit Party, any amount paid by any Credit Party to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of the obligations guaranteed hereby.

Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 9 hereof (and shall be deemed to have become automatically due and payable in the circumstances in said Article 9) for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such obligations as provided in Article 9 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

Section 15.02 [Reserved]

Section 15.03 Releases of Subsidiary Guarantees

The Subsidiary Guarantee of a Guarantor shall be automatically and unconditionally released: (1) in connection with any Disposition (including by way of merger or consolidation) of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Credit Party, to the extent such sale is permitted hereunder or to the extent such Capital Stock constitutes Excluded Property; (2) upon the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture; (3) upon satisfaction and discharge of this Indenture in accordance with Article 13 or (4) upon payment of the Obligations in full in immediately available funds.

Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect that any of the conditions described in the foregoing clauses (1), (2), (3) or (4) has occurred, the Trustee shall execute any documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee. Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest, premium, and Additional Interest, if any, on, the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 15.

Further, the Subsidiary Guarantees are not convertible and will automatically terminate when the Notes are all converted in full in accordance with Article 7 (including any Make-Whole Payment, which shall be paid or converted in accordance with Article 7).

Section 15.04 Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article 15 constitutes an instrument for the payment of money, and consents and agrees that any Holder (to the extent that the Holder is otherwise entitled to exercise rights and remedies hereunder) or the Trustee, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213 to the extent permitted thereunder.

Section 15.05 Limitation on Guarantor Liability

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

Section 15.06 “Trustee” to Include Paying Agent

In case at any time any Paying Agent other than the Trustee shall have been appointed and be then acting hereunder, the term “Trustee” as used in this Article 15 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 15 in place of the Trustee.

ARTICLE 16

MISCELLANEOUS

Section 16.01 [Reserved]

Section 16.02 Notices to Parties Hereto

Any notice or communication shall be in writing in the English language and delivered in person, via facsimile or mailed by first-class mail (registered or certified, return receipt requested), or overnight air courier guaranteeing next day delivery, addressed as follows:

if to the Credit Parties:

Gevo, Inc.

345 Inverness Drive South, Building C, Suite 310

Englewood, Colorado 80112

Attention: Chief Financial Officer

Facsimile No. (303) 858-8431

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

Attention: Jason Day and Ned Prusse

Facsimile No. (303) 291-2400

if to the Trustee:

Wilmington Savings Fund Society, FSB

500 Delaware Ave., 11th Floor

Wilmington, DE 19801

Attention: Corporate Trust – Gevo 12.0% Convertible Senior Secured Notes

Facsimile No. (302) 421-9137

The Credit Parties or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a registered Holder shall be given in the manner provided in Section 1.06. Any such notice or communication shall also be so mailed to any Person described in Trust Indenture Act § 313(c), to the extent required by the Trust Indenture Act.

Section 16.03 [Reserved]

Section 16.04 When Notes Are Disregarded

In determining whether the Holders of the required Principal Amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Credit Parties or by any Affiliate of the Credit Parties shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination. For purposes of this Section 16.04, the Permitted Holders shall not be deemed to be Affiliates of the Credit Parties.

Section 16.05 Rules by Trustee, Paying Agent and Registrar

The Trustee may make reasonable rules for action by, or a meeting of, the Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 16.06 Legal Holidays

If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a Regular Record Date is a Legal Holiday, the Regular Record Date shall not be affected. In any case where the Maturity Date, Fundamental Change Purchase Date or other payment date, as the case may be, of any Note is a Legal Holiday, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal need not be made on such date, but may be made on the next succeeding day that is not a Legal Holiday, with the same force and effect as if made on such Maturity Date, Fundamental Change Purchase Date or other payment date, as the case may be.

Section 16.07 Governing Law

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (OR, TO THE EXTENT REQUIRED, THE LAW OF THE JURISDICTION IN WHICH THE COLLATERAL IS LOCATED), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 16.08 No Recourse against Others

An incorporator, director, officer, employee, Affiliate or shareholder of any Credit Party, solely by reason of this status, shall not have any liability for any Obligations, or for any claim based on, in respect of or by reason of such Obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 16.09 Successors

All agreements of the Credit Parties in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 16.10 Multiple Originals

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Delivery of an executed counterpart by facsimile or PDF shall be as effective as delivery of a manually executed counterpart thereof.

Section 16.11 [Reserved]

Section 16.12 Table of Contents; Headings

The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 16.13 Severability Clause

In case any provision in this Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 16.14 Calculations

Except as otherwise provided herein, the Company (or its agents) will be responsible for making all calculations called for under this Indenture or the Notes. The Company (or its agents) will make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders. The Company (or its agents) upon request will provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of such calculations without independent verification. The Trustee will deliver a copy of such schedule to any Holder upon the written request of such Holder.

Section 16.15 Waiver of Jury Trial

EACH OF THE CREDIT PARTIES AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED THEREBY.

Section 16.16 Consent to Jurisdiction

(a) Each of the Credit Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any competent New York State court or federal court of the United States sitting in the State and City of New York, County of New York and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Indenture or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York, County of New York and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County of New York and Borough of Manhattan.

(b) Each of the Credit Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action proceeding arising out of or relating to this Indenture or the Notes in any such New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 16.17 Force Majeure

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 16.18 Confidentiality

Each Holder, by acceptance of Notes, agrees as follows:

No Holder shall disclose any Confidential Information (as defined below) to any Person without the consent of the Company, other than (a) to such Holder’s Affiliates and their officers, directors, employees, agents and advisors, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign Governmental Authority or regulatory authority or examiner regulating such Holder (including the National Association of Insurance Commissioners), (d) to the Trustee and Collateral Trustee, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Indenture or any other Equity Document or the enforcement of rights hereunder or thereunder in a related court proceeding so long as such Confidential Information is (i) filed under seal with the applicable court, (ii) used in a manner consistent with any applicable protective order entered by any applicable court proceeding, or (iii) as may be agreed between the Holder and the Company, (f) Reserved and (g) other Holders. No Holder shall disclose any Confidential Information to any Person in contravention of any confidentiality agreement entered into by such Holder. “Confidential Information” means information which is disclosed to the Holders pursuant to a Deliverables Notice under this Indenture or pursuant to Section 3.1 of the Purchase Agreement that is provided on a confidential basis to the Holders, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 16.18 or (ii) becomes available to the Holder on a non-confidential basis from a source other than the Company or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates or any of their respective agents or representatives.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

COMPANY:

GEVO, INC.

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

GUARANTORS:

GEVO DEVELOPMENT, LLC

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

AGRI-ENERGY, LLC

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB
as Trustee

By:	/s/ Patrick Healy
Name:	Patrick Healy
Title:	Senior Vice President and Director

COLLATERAL TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB
as Collateral Trustee

By:	/s/ Patrick Healy
Name:	Patrick Healy
Title:	Senior Vice President and Director

EXHIBIT A

[FORM OF RESTRICTED STOCK LEGEND]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (“QIB”) (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OF BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, AND (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER 144(d)(1) (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY, OFFER, RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT) OR (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

EXHIBIT B

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THE NOTES BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: GEVO, INC., 345 INVERNESS DRIVE SOUTH, BUILDING C, SUITE 310, ENGLEWOOD, COLORADO 80112, ATTENTION: CHIEF FINANCIAL OFFICER.

[Include the following legend for Global Notes only (the “Global Note Legend”):]

[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE TRANSFER OF ALL OR ANY PORTION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT IS SUBJECT TO THE RESTRICTIONS AND CONDITIONS SPECIFIED IN AN EXCHANGE AND PURCHASE AGREEMENT AMONG THE ISSUER AND THE INITIAL PURCHASER. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT THAT IS NOT MADE IN COMPLIANCE WITH THE RESTRICTIONS AND CONDITIONS SET FORTH IN THE EXCHANGE AND PURCHASE AGREEMENT AMONG THE ISSUER AND THE INITIAL PURCHASER SHALL BE ABSOLUTELY VOID AB INITIO. A COPY OF SUCH EXCHANGE AND PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.]

[Include the following legend on all Notes that are Restricted Notes (the “Restricted Notes Legend”):]

[THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”) OR (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT AND (2) AGREES THAT IT WILL NOT, WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144(d)(1) (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY, OFFER, RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) TO A PERSON WHOM THE HOLDER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT), (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OF AT LEAST $250,000 OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE (2)(D) ABOVE) A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

THE TRANSFER OF ALL OR ANY PORTION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT IS SUBJECT TO THE RESTRICTIONS AND CONDITIONS SPECIFIED IN AN EXCHANGE AND PURCHASE AGREEMENT AMONG THE ISSUER AND THE INITIAL PURCHASER. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT THAT IS NOT MADE IN COMPLIANCE WITH THE RESTRICTIONS AND CONDITIONS SET FORTH IN THE EXCHANGE AND PURCHASE AGREEMENT AMONG THE ISSUER AND THE INITIAL PURCHASER SHALL BE ABSOLUTELY VOID AB INITIO. A COPY OF SUCH EXCHANGE AND PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.]

[Include the following legend on all Notes that are issued pursuant to Regulation S (the “Regulation S Temporary Global Note Legend”):]

[THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE. THE HOLDER OF THIS NOTE BY ACCEPTANCE HEREOF ALSO AGREES, REPRESENTS AND WARRANTS THAT IF IT IS A PURCHASER IN A SALE THAT OCCURS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S OF THE SECURITIES ACT, IT ACKNOWLEDGES THAT, UNTIL EXPIRATION OF THE “40-DAY DISTRIBUTION COMPLIANCE PERIOD” WITHIN THE MEANING OF RULE 903 OF REGULATION S, ANY OFFER OR SALE OF THIS NOTE SHALL NOT BE MADE BY IT TO A U.S. PERSON TO OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON WITHIN THE MEANING OF RULE 902(k) UNDER THE SECURITIES ACT.]

[Include the following legend on all Notes subject to the restrictions and conditions on transfer set forth in the Purchase Agreement that are issued to Permitted Holders (the “Purchase Agreement Legend”):]

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT IS SUBJECT TO CERTAIN RESTRICTIONS SPECIFIED IN AN EXCHANGE AND PURCHASE AGREEMENT AMONG THE ISSUER AND THE INITIAL HOLDERS. A COPY OF SUCH EXCHANGE AND PURCHASE AGREEMENT WILL FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

[To be attached to Global Securities]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The initial principal amount of this Global Security is $                . The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

GEVO, INC.

12.0% CONVERTIBLE SENIOR SECURED NOTES DUE 2020

No. [ ]	U.S. $[ ]

[CUSIP NO.                ]

[ISIN                            ]

Gevo, Inc., a company duly incorporated and validly existing under the laws of the state of Delaware in the United States of America (herein called the “Company”), for value received hereby promises to pay to [                ], or registered assigns, the principal sum of [                ] UNITED STATES DOLLARS (U.S. $[                ]) (which, in the case of a Global Note, amount may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Custodian for the Depository, in accordance with the rules and procedures of the Depository and in accordance with the below referred Indenture) on the Maturity Date. The Principal Amount of Physical Notes and interest thereon, as provided on the reverse hereof, shall be payable at the Corporate Trust Office of the Paying Agent and at any other office or agency maintained by the Company for such purpose, upon surrender of such Physical Notes. The Paying Agent will pay the principal amount of any Global Note and interest thereon, as provided on the reverse hereof, in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such Global Note, on each Interest Payment Date, Fundamental Change Purchase Date or other payment date, as the case may be.

PIK Interest shall be considered paid on the applicable Interest Payment Date. The Company shall deliver a written notice to the Trustee and the Holders not less than five (5) Business Days prior to the relevant Interest Payment Date, which notice shall state the total amount of interest to be paid on such Interest Payment Date, the total amount of accrued PIK Interest as of such Interest Payment Date, and directing the Trustee on or prior to such Interest Payment Date to either issue PIK Notes or increase the Principal Amount of this Note on such date, in either case in amount equal to the amount of the accrued PIK Interest.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder the right to convert this Note into shares of Common Stock of the Company and to the ability and obligation of the Company to purchase this Note upon certain events, in each case, on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the Indenture. In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

GEVO, INC.

By:
Name:
Title:

EXHIBIT C

GEVO, INC.

12.0% Convertible Senior Secured Notes due 2020

This Note is one of a duly authorized issue of Notes of the Company, designated as its 12.0% Convertible Senior Secured Notes due 2020 (the “Notes”), issued or to be issued under and pursuant to an Indenture dated as of June 20, 2017 (the “Indenture”) among the Company, the guarantors named on the signature pages thereof (the “Guarantors”), and Wilmington Savings Fund Society, FSB, as Trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, the Guarantors and the Holders of the Notes. The Indenture provides that Additional Notes may be issued thereunder, if certain conditions are met.

(1) Interest. The Notes will bear interest at a rate of 12.0% per year. Pursuant to Section 9.03 of the Indenture, in certain circumstances, the Holders of Notes shall be entitled to receive Additional Interest. Interest on the Notes will accrue from, and including, the Issue Date, or from the most recent date to which interest has been paid or duly provided for to, but excluding the next scheduled Interest Payment Date until the Maturity Date. Interest will be payable quarterly in arrears on each Interest Payment Date, beginning with the first Interest Payment Date which occurs after the Issue Date, in cash, provided, that if no Event of Default has occurred and is continuing under the Notes, interest at a rate of 10.0% per year will be payable on such Interest Payment Date in cash, and interest at a rate of 2.0% per year will be payable on such Interest Payment Date, either (i) by increasing the Principal Amount of the Notes, (ii) by issuing PIK Notes (“PIK Interest”) or (iii) by paying such interest on the Interest Payment Date in cash, at the Company’s option. Notwithstanding the proviso in the foregoing sentence, (i) interest on the first Interest Payment Date after the First Issue Date will be payable only in cash, and (ii) if the Initial Holders elect to exercise the option under the Purchase Agreement to purchase any Option Notes on or after the first Interest Payment Date after the First Issue Date, interest on the second Payment Date after the First Issue Date will be payable only in cash. The Company shall deliver a written notice to the Trustee and the Holders not less than five (5) Business Days prior to the relevant Interest Payment Date, which notice shall state the total amount of interest to be paid on such Interest Payment Date, the total amount of accrued PIK Interest as of such Interest Payment Date, and directing the Trustee on or prior to such Interest Payment Date to either issue PIK Notes or increase the Principal Amount of this Note on such date, in either case in amount equal to the amount of the accrued PIK Interest. PIK Interest on the Notes will be payable by increasing the Principal Amount of the Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of The Depository Trust Company or its nominee, as the case, to authenticate new Global Notes executed by the Company with such increased Principal Amount of the Notes). Following an increase in the Principal Amount of the Notes as a result of a PIK Payment, the Notes will bear interest on such increased Principal Amount from and after the date of such PIK Payment.

Interest will be paid to the Person in whose name a Note is registered at the Close of Business on the March 15, June 15, September 15 and December 15 (whether or not such date is a Business Day), as the case may be, immediately preceding the relevant Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

(2) Ranking and Security. The Notes are secured, equally and ratably, by a senior security in the Collateral pursuant to the Security Agreement and the Security Documents referred to in the Indenture. The Notes are secured by a pledge of Collateral pursuant to the Security Documents.

(3) Guarantees. The payment by the Company of the principal of, interest and Additional Interest, if any, on the Notes is fully and unconditionally guaranteed on a joint and several senior secured basis by each of the Guarantors to the extent set forth in the Indenture.

(4) No Optional Redemption. The Notes are not redeemable at the option of the Company prior to their stated maturity date. No sinking fund is provided for the Notes.

(5) Purchase at the Option of the Holder Upon a Fundamental Change. Subject to the terms and conditions of the Indenture, the Company shall become obligated, at the option of the Holder, to repurchase the Notes if a Fundamental Change occurs at any time prior to the Maturity Date at (i) 100% of the Principal Amount together, plus (ii) accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date (including but not limited to any outstanding accrued but not yet capitalized PIK Interest and all outstanding capitalized PIK Interest), plus (iii) the Fundamental Change Make-Whole Payment, which aggregate amount will be paid in cash.

(6) Withdrawal of Fundamental Change Purchase Notice. Holders have the right to withdraw, in whole or in part, any Fundamental Change Purchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture. The right to withdraw the Fundamental Change Purchase Notice will terminate at the Close of Business on the Business Day immediately preceding the relevant Fundamental Change Purchase Date.

(7) Payment of Fundamental Change Purchase Price. If money sufficient to pay the Fundamental Change Purchase Price of all Notes or portions thereof to be purchased on a Fundamental Change Purchase Date is deposited with the Paying Agent on the Fundamental Change Purchase Date, such Notes will cease to be outstanding and interest will cease to accrue on such Notes (or portions thereof) immediately after the Close of Business on such Fundamental Change Purchase Date, and the Holder thereof shall have no other rights as such (other than the right to receive the Fundamental Change Purchase Price, upon surrender of such Note).

(8) Conversion. Subject to and upon compliance with the provisions of the Indenture (including without limitation the conditions of conversion of this Note set forth in Article 7 thereof), the Holder hereof has the right, at its option, to convert the Principal Amount hereof or any portion of such principal which is at least $1,000 into shares of Common Stock at the Applicable Conversion Rate. The Conversion Rate is initially 1.3589 shares of Common Stock per $1 Principal Amount of Notes (equivalent to an initial Conversion Price of approximately $0.7359), subject to adjustment in certain events described in the Indenture. Upon conversion, the Company will deliver shares of Common Stock and the Voluntary Conversion Make-Whole Payment, all as set forth in the Indenture (which may be paid in cash or shares of Common Stock). No fractional shares will be issued upon any conversion, but a payment in cash will be made, as provided in the Indenture, in respect of any fraction of a share which would otherwise be issuable upon the surrender of any Notes for conversion. Notes in respect of which a Holder is exercising its right to require repurchase on a Fundamental Change Purchase Date may be converted only if such Holder withdraws the related election to exercise such right in accordance with the terms of the Indenture. Subject to and upon compliance with the provisions of the Indenture (including without limitation the conditions of conversion of this Note set forth in Article 7 thereof), the Company may elect to require the Holder to convert some or all of the Notes if a Conversion Event occurs. Upon such conversion, the Company will deliver shares of Common Stock and the Conversion Event Make-Whole Payment, all as set forth in the Indenture (which may be paid in cash or shares of Common Stock).

In the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depository, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the rules and procedures of the Depository.

(9) Acceleration of Maturity. Subject to certain exceptions in the Indenture, if an Event of Default shall occur and be continuing, the Principal Amount plus interest through such date on all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

(10) Supplemental Indentures with Consent of Holders; Waiver of Past Defaults. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company, the Guarantors and the Trustee with the consent of the Requisite Holders. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate Principal Amount of the outstanding Notes, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of any provision of or applicable to this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

(11) Registration of Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in the United States, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and the Registrar and any agent of the Company, the Guarantors or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

(12) Denominations. The Notes are issuable only in registered form in minimum denominations of $1,000, and any PIK Notes in minimum denominations of $1.00, as provided in the Indenture and subject to certain limitations therein set forth. Notes are exchangeable for a like aggregate Principal Amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

(13) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders of Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed herein.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

For value received                                      hereby sell(s), assign(s) and transfer(s) unto                                               (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                                      as agent to transfer this Note on the books of the Company, with full power of substitution in the premises.

In connection with any transfer of the within Note, the undersigned confirms that such Note is being transferred:

☐	To Gevo, Inc. or a subsidiary thereof; or

☐	Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Regulation S under the Securities Act of 1933, as amended; or

☐	Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.

TO BE COMPLETED BY PURCHASER IF THE THIRD BOX ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:                                                                                                  Signed:

Unless one of the above boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof, provided that if the third, fourth or fifth box is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company or the Trustee may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 3.11 of the Indenture shall have been satisfied.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Notes are to be delivered, other than to and in the name of the registered holder.

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

CONVERSION NOTICE

If you want to convert this Note into Common Stock of the Company, check the box:  ☐

To convert only part of this Note, state the Principal Amount to be converted:

$

If you want the share certificate, if any, made out in another Person’s name, fill in the form below:

(Insert other Person’s social security or tax ID no.)

(Print or type other Person’s name, address and zip code)

By electing to convert this Note into Common Stock of the Company, you represent as of the date hereof that, after giving effect to the conversion of this Note pursuant to this Conversion Notice, you will not beneficially own (as defined in Rule 13d-3 under the Exchange Act), more than 4.99% or 9.99% (as applicable) of the Common Stock of the Company.

Dated:

Signature(s)

Signature Guarantee:

Note: Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Form of Fundamental Change Repurchase Notice]

To: Wilmington Savings Fund Society, FSB

500 Delaware Ave., 11th Floor

Wilmington, DE 19801

Attn: Corporate Trust – Gevo 12.0% Convertible Senior Secured Notes

Facsimile: (302) 421-9137

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Gevo, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Purchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (1) 100% of the Principal Amount of this Note, or the portion thereof below designated, plus (2) if such Fundamental Change Purchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Purchase Date, plus (3) an amount equal to the aggregate amount of interest payments that would have been payable on this Note from the last day through which interest was paid through and including the Maturity Date (determined as if such repurchase did not occur)

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer

Identification Number

Principal amount to be repaid (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

EXHIBIT D(1)

[Form of]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Indenture, dated as of June 20, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among GEVO, INC., a Delaware corporation (the “Issuer”), the Guarantors named therein, and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee (in such capacity, the “Trustee”) and as Collateral Trustee.

Pursuant to the provisions of Section 6.05 of the Indenture, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Note(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Trustee and the Issuer with a certificate of its non-U.S. Person status on an applicable IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Trustee and the Issuer, and (2) the undersigned shall have at all times furnished the Trustee and the Issuer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF HOLDER]

By:
Name:
Title:

[ADDRESS]

Dated:                 , 20

EXHIBIT D(2)

[Form of]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Indenture, dated as of June 20, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among GEVO, INC., a Delaware corporation (the “Issuer”), the Guarantors named therein, and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee (in such capacity, the “Trustee”) and as Collateral Trustee.

Pursuant to the provisions of 6.05 of the Indenture, the undersigned hereby certifies that (i) it is the sole record owner of Note(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Note(s), (iii) with respect to the Note(s), neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Trustee and the Issuer with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an applicable IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an applicable IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Trustee and the Issuer, and (2) the undersigned shall have at all times furnished the Trustee and the Issuer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF HOLDER]

By:
Name:
Title:

[ADDRESS]

Dated:                     , 20

EXHIBIT E

Pledge and Security Agreement

[Attached]

EXHIBIT F

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Wilmington Savings Fund Society, FSB,

    as Trustee

By:
Authorized Signatory

Date of authentication:_____________________

ANNEX A

GEVO, INC.

and

the Guarantors named herein

12.0% CONVERTIBLE SENIOR SECURED NOTES DUE 2020

FORM OF SUPPLEMENTAL INDENTURE

DATED AS OF                     ,

WILMINGTON SAVINGS FUND SOCIETY, FSB,

As Trustee

This SUPPLEMENTAL INDENTURE, dated as of                             ,              (this “Supplemental Indenture”) is among Gevo, Inc., a Delaware corporation (the “Company”), [                        ] (the “Guaranteeing Subsidiary”), which is a subsidiary of the Company, each of the existing Guarantors (as defined in the Indenture referred to below) and Wilmington Savings Fund Society, FSB, a national banking association, as Trustee.

RECITALS

WHEREAS, the Company, the initial Guarantors, the Trustee and Wilmington Savings Fund Society, FSB, as Collateral Trustee, entered into an Indenture, dated as of June 20, 2017 (as heretofore amended, supplemented or otherwise modified, the “Indenture”), pursuant to which the Company may issue 12.0% Convertible Senior Secured Notes due 2020 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall become a Guarantor (as defined in the Indenture);

WHEREAS, Section 14.01(iii) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to add any additional Guarantor with respect to the Notes, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Company, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guaranteeing Subsidiary, the other Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guaranteeing Subsidiary, the other Guarantors and the Trustee.

Section 4. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees, by its execution of this Supplemental Indenture, to be bound by the provisions of the Indenture applicable to Guarantors to the extent provided for in Article 15 thereof.

Section 5. Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6. The Trustee and Collateral Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or the Collateral Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. Neither the Trustee nor the Collateral Trustee shall not be responsible for the recitals contained herein, all of which recitals are made by the other parties to this Supplemental Indenture.

Section 7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY

GEVO, INC.

By:
Name:
Title:

GUARANTEEING SUBSIDIARY

[ ]

By:
Name:
Title:

EXISTING GUARANTORS[1]

TRUSTEE

WILMINGTON SAVINGS FUND SOCIETY, FSB, AS TRUSTEE

By:
Name:
Title:

[1]	Insert signature blocks for each of the Guarantors existing at the time of execution of this Supplemental Indenture.